Exhibit 2.1
EXECUTION VERSION
MERGER AGREEMENT
by and among
AMSURG CORP.,
AMSURG MERGER CORPORATION,
NATIONAL SURGICAL CARE, INC.,
and
BRAZOS GP PARTNERS, LLC, AS THE STOCKHOLDERS’ REPRESENTATIVE

i

ii

iii

List of Annexes/Exhibits/Schedules

Annexes Annex A	-	Procedure and Methodology for Preparing the Allocation Schedule
Annex B	-	Working Capital Accounting Policies
Annex C	-	Earnout Accounting Mechanics

Exhibits
Exhibit A	-	Form of Letter of Transmittal
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Amendment to Subordinated Note
Exhibit D	-	Form of Certificate of Merger

Schedules
Schedule I	-	Consolidated Current Assets and Consolidated Current Liabilities Used In Working Capital and Example
Company Disclosure Schedule
Parent Disclosure Schedule

MERGER AGREEMENT
     This Merger Agreement (the “Agreement”), made and entered into as of April 7, 2011, is by and among AmSurg Corp., a Tennessee corporation (“Parent”), AmSurg Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), National Surgical Care, Inc., a Delaware corporation (the “Company”), and Brazos GP Partners, LLC, a Delaware limited liability company, as the Stockholders’ Representative. Capitalized terms used herein are defined as set forth in Article XI.
RECITALS
     A. The Boards of Directors of the Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies for the Company and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and have approved this Agreement and approved the Merger.
     B. In connection with the Merger, the outstanding shares of the Company’s capital stock will be converted into the right to receive the consideration described in this Agreement, and the vesting of all outstanding options and other rights to acquire the Company capital stock will be accelerated and converted into the right to receive the cash amounts described in this Agreement or will be cancelled.
     C. Parent will place a portion of the cash amounts payable to the Company’s Former Stakeholders into escrow, the release of which will be contingent upon the occurrence of certain events as set forth in this Agreement and the Escrow Agreement to be executed and delivered in accordance with Section 1.7(d) (the “Escrow Agreement”).
     D. The Company has received the Required Stockholder Vote necessary to approve this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, and has irrevocably delivered evidence of such Required Stockholder Vote to Parent and Merger Sub.
AGREEMENT
     The parties, in reliance on and in consideration of the premises and the covenants, agreements, understandings, representations and warranties contained herein, and for other good and valuable consideration, intending to be legally bound, hereby agree as follows:
ARTICLE I.
THE MERGER; CLOSING
     Section 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, in the Certificate of Merger filed pursuant to Section 1.2 and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
     Section 1.2 Closing Effective Time. The consummation of the Merger (the “Closing”) will take place on the date that is three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article V hereof (other than those conditions that by their nature are to be satisfied at the

Closing), or at such other time as the parties to this Agreement agree (the actual date on which the Closing takes place, the “Closing Date”). The Closing will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201, or at such other location as the parties to this Agreement agree. In connection with the Closing, the Company will cause the Merger to be made effective by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing or such later time which Parent and the Company will have agreed upon and designated in such filing in accordance with applicable Legal Requirements being the “Effective Time”).
     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger filed pursuant to Section 1.2 and the applicable provisions of the DGCL.
     Section 1.4 Certificate of Incorporation; Bylaws. Unless otherwise agreed to by Parent and the Company prior to the Closing, at the Effective Time:
          (a) the certificate of incorporation of the Company will be amended as set forth in the Certificate of Merger; and
          (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws.
     Section 1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
     Section 1.6 Effect on Capital Stock and Company Stock Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
          (a) Effect on Company Capital Stock and Company Stock Options.
               (i) Series A Convertible Preferred Stock. Each share of Company Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Series A Preferred Share Consideration;
               (ii) Series C Convertible Preferred Stock. Each share of Company Series C Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Series C Preferred Share Consideration;
               (iii) Series D Convertible Preferred Stock. Each share of Company Series D Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Series D Preferred Share Consideration;
               (iv) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Common Share Consideration;
               (v) Closing In-The-Money Options. Each Closing In-The-Money Option that is issued and outstanding immediately prior to the Effective Time will be cancelled pursuant to an Option Cancellation Agreement and converted into the right to receive the Per In-The-Money Option Consideration;

               (vi) Post-Closing In-The-Money Options. Each Post-Closing In-The-Money Option that is issued and outstanding immediately prior to the Effective Time will be cancelled pursuant to an Option Cancellation Agreement and converted into the right to receive the Per In-The-Money Option Consideration (as, if and when such amounts are required to be paid to the Post-Closing In-The-Money Options in accordance with this Agreement); and
               (vii) Out-Of-The-Money Options. Each Out-Of-The-Money Option that is issued and outstanding immediately prior to the Effective Time will be cancelled pursuant to an Option Cancellation Agreement and will not be entitled to receive any Merger Consideration.
          (b) Effect on Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
     Section 1.7 Surrender of Certificates.
          (a) No Further Rights as Company Stockholders. At the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will automatically be cancelled and retired and will cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (a “Certificate”) will have any rights as a stockholder of the Company, other than rights to receive the Merger Consideration in accordance with the terms of this Agreement.
          (b) Exchange Procedures.
               (i) Company Capital Stock. Upon surrender of a Certificate for cancellation to Parent, together with a letter of transmittal in the form attached to this Agreement as Exhibit A (the “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions to the Letter of Transmittal, (A) the holder of such Certificate will be entitled to receive in exchange therefor cash equal to the amounts required to be paid to such holder of such Certificate upon surrender thereof in accordance with Section 1.6(a) (to the extent applicable) (as, if and when such amounts are required to be paid to such Persons in accordance with the terms of this Agreement and the Escrow Agreement) and (B) the Certificate so surrendered will be canceled. Parent will, subject to the condition set forth in the immediately preceding sentence, cause the payment described in the preceding sentence to be made to the holder of such Certificate by check or wire transfer (as indicated in the Letter of Transmittal) of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Capital Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the applicable amounts referred to in this Section 1.7(b)(i) for each of such shares (subject to the provisions of this Agreement, including the provisions relating to the Escrow Amount and the Reserve Amount).
               (ii) In-The-Money Options. Upon delivery to the Parent of an executed Option Cancellation Agreement, duly completed and validly executed in accordance with the instructions to the Option Cancellation Agreement, the holder of an In-The-Money Option shall be entitled to receive cash equal to the amounts required to be paid to such holder in respect of such surrendered In-The-Money Options in accordance with Section 1.6(a) (as, if and when such amounts are required to be paid to such Persons in accordance with the terms of this Agreement and the Escrow Agreement). Parent will, subject to the condition set forth in the immediately preceding sentence, cause the payment described in the preceding sentence to be made to such Optionholder by check or wire transfer (as indicated in the Option Cancellation Agreement) of immediately available funds to the account designated by such holder in the Option Cancellation Agreement, subject to the tax withholding requirements described in Section 1.9.
          (c) Transfers of Ownership. At the Effective Time, the stock transfer books of the Company will be closed, and there will thereafter be no further issuances of or registration of transfers of shares of Company Capital Stock on the records of the Company.
          (d) Escrow Agent. At or prior to the Closing, Parent and Stockholders’ Representative will enter into the Escrow Agreement in substantially the form attached hereto as Exhibit B with Regions Bank (“Escrow Agent”), which will provide that Parent will deliver on the Closing Date to the Escrow Agent cash in the amount equal to the Escrow Amount.
     Section 1.8 Lost, Stolen or Destroyed Certificates. In the event any Certificate will have been lost, stolen or destroyed, Parent will pay to the record holder of such Certificate the consideration into which the shares of Company Capital Stock formerly represented by such Certificate have been converted pursuant to Section 1.6, upon the making of an affidavit of that fact by such record holder and the delivery by such record holder of an agreement to indemnify (without any bonding requirement) Parent and the Surviving Corporation against any claim that may be made with respect to such Certificate.
     Section 1.9 Withholding Rights. Parent and Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former stockholder or former holder of an Unexercised Option such amounts, if any, as Parent or Surviving Corporation is required to deduct and withhold with respect to the payment of such Merger Consideration under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, or under any provision of any other Legal Requirement. For administrative convenience, Parent and Surviving Corporation may tender payment with respect to any Unexercised Option to the Company’s payroll provider to be paid to the applicable holder net of any applicable withholding. To the extent that amounts are withheld from the Merger Consideration otherwise payable pursuant to this Agreement to any former stockholder or former holder of an Unexercised Option as provided in this Section 1.9 and are properly paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Former Stakeholder.
     Section 1.10 Appraisal Rights.
          (a) Prior to the Closing, the Company shall take all steps necessary to comply with Section 262 of the DGCL. All notices delivered to the stockholders of the Company relating to Section 262 of the DGCL shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in this Agreement, any share of Company Capital Stock that, as of the Effective Time, is held by a holder who has, as of the Effective Time, preserved appraisal rights under Section 262 of the DGCL with respect to such share (“Dissenting Shares”), will not be converted into or represent the right to receive Merger Consideration, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights will not be perfected or the holder of such share will otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such share will cease to constitute Dissenting Shares and will automatically be converted into and will represent only the right to receive (upon the surrender of the Certificate or Certificates representing such shares or the completion of the process described in Section 1.7) the applicable Merger Consideration, without interest.
          (b) The Company will give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company will not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent will have consented in writing to such payment or settlement offer, which consent will not be unreasonably withheld, conditioned or delayed. Each dissenting stockholder who, pursuant to Section 262 of the DGCL, becomes entitled to payment of the fair value of the dissenting shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions).
     Section 1.11 Taking of Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, from and after the Effective Time Parent and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.
     Section 1.12 Estimated Closing Statement; Allocation Schedule. No less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent and Merger Sub:
          (a) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate (each, without duplication) of (A) the Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Estimated Working Capital”), (B) the Indebtedness as of the close of business on the day immediately preceding the Closing Date (the “Estimated Indebtedness”), (C) the Cash as of the close of business on the day immediately preceding the Closing Date (the “Estimated Cash”), and (D) all unpaid Transaction Expenses as of the Closing (the “Estimated Transaction Expenses”); and
          (b) a schedule in substantially the form attached hereto as Annex A (which is attached hereto solely for illustrative purposes as an example) (the “Allocation Schedule”), which shall be prepared in good faith by the Stockholders’ Representative using the procedure and methodology set forth on Annex A, which shall set forth an updated, detailed calculation of all amounts payable at Closing pursuant to Section 1.17 (subject to and in accordance with the terms of this Agreement), including:
               (i) the Residual Merger Consideration Amount; and
               (ii) the number of shares of Company Common Stock and Company Preferred Stock and the number of shares of Company Common Stock issuable upon exercise of In-The-Money Options, each on a fully-adjusted and fully-diluted basis after accounting for any applicable stock splits, anti-dilution provisions and any other similar provisions or events, along with the name of each Former Stakeholder and each

Former Stakeholder’s pro rata amount payable hereunder with respect to such Former Stakeholder.
     The Company, the Stockholders’ Representative (on behalf of the Former Stakeholders), Parent and Merger Sub acknowledge and agree that each of Parent, Merger Sub and the Company can rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub and the Company to the Former Stakeholders pursuant to this Agreement. Neither Parent nor the Surviving Corporation shall have any liability with respect to the allocation of proceeds among the Former Stakeholders resulting from any payments made to such Former Stakeholders pursuant to the Allocation Schedule, and the Former Stakeholders hereby release Parent and the Surviving Corporation from any Loss relating to the allocation of the Merger Consideration pursuant to the Allocation Schedule. Following the Closing, the Stockholders’ Representative shall have the right to update the Allocation Schedule prior to the distribution of any Post-Closing Merger Consideration Amounts in order to accurately reflect how such Post-Closing Merger Consideration Amounts should be distributed to the Former Stakeholders pursuant to the terms of this Agreement, and each Former Stakeholder, by execution of a Letter of Transmittal (or Option Cancellation Agreement), thereby agrees to cooperate with the Stockholders’ Representative, Parent, the Surviving Corporation and the other Former Stakeholders in order to ensure that each Former Stakeholder receives its respective portion of any Post-Closing Merger Consideration Amounts which it may be entitled to receive pursuant to the terms of this Agreement. Each Former Stakeholder agrees that the Stockholders’ Representative shall have reasonable discretion in interpreting the Agreement and, absent manifest error or willful misconduct, such determination shall be binding on all Former Stakeholders.
     Section 1.13 Final Closing Statement Determination.
          (a) As promptly as practicable, but no later than sixty (60) days after the Closing, Parent shall deliver to the Stockholders’ Representative, on behalf of the Former Stakeholders, a statement (the “Proposed Closing Statement”) setting forth a good faith determination (each without duplication) of the Working Capital, Cash and Indebtedness as of the close of business on the day immediately preceding the Closing Date and unpaid Transaction Expenses as of the Closing. Parent shall and shall cause the Surviving Corporation and its Subsidiaries and its and their respective employees and agents to provide reasonable assistance to the Stockholders’ Representative and its agents in their review of the Proposed Closing Statement and shall provide the Stockholders’ Representative and its agents reasonable access during normal business hours to the personnel, properties, books and records of the Surviving Corporation and its Subsidiaries for such purpose.
          (b) The Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared with the same accounting principles, policies, methodologies or procedures used in preparing the Reference Balance Sheet and Annex B attached hereto (the “Accounting Policies”).
          (c) In the event the Stockholders’ Representative disputes the correctness of the Proposed Closing Statement, the Stockholders’ Representative shall notify Parent in writing of its objections within sixty (60) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Stockholders’ Representative’s objections (a “Notice of Disagreement”).
          (d) During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Parent and the Stockholders’ Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, Parent and the Stockholders’ Representative and their respective agents shall each have reasonable access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be. The matters set forth in any written resolution executed by Parent and the Stockholders’ Representative shall be final and binding on the parties on the date of such written resolution.
          (e) If, at the end of such thirty (30) day period specified in Section 1.13(d), Parent and the Stockholders’ Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Parent and the Stockholders’ Representative shall submit to a mutually agreeable independent accounting firm (the “Accounting Firm”) for review and resolution of solely those matters specified in such Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of solely those matters specified in such Notice of Disagreement that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount of each item in dispute contested by the Stockholders’ Representative and Parent on an item by item basis, (iii) furnished to Parent and the Stockholders’ Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) based solely on written materials submitted by Parent and the Stockholders’ Representative (i.e., not an independent review), (v) made in accordance with this Agreement, including the definitions of Working Capital, Cash and Indebtedness and the Accounting Policies and (vi) conclusive and binding upon the parties on the date of delivery of such written resolution. If Parent and the Stockholders’ Representative cannot agree upon the Accounting Firm, Parent and the Stockholders’ Representative shall each select one accounting firm and those accounting firms shall select the Accounting Firm. The Surviving Corporation and the Stockholders’ Representative agree to execute, if requested by the Accounting Firm, an engagement letter in customary form. The Surviving Corporation, Parent and the Stockholders’ Representative agree to cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 1.13(e) is referred to as the “Dispute Resolution Procedure”.
          (f) The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the earlier of (x) the sixty-first (61st) day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been delivered to Parent by the Stockholders’ Representative and (y) the date upon which the Stockholders’ Representative acknowledges in writing that it has no objections to the Proposed Closing Statement, (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 1.13(d), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect matters resolved pursuant to Section 1.13(d) and the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 1.13(e). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.
          (g) Parent and the Stockholders’ Representative shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure; provided, that the Parent and the Stockholders’ Representative shall each pay one-half (1/2) of the fees and expenses of the Accounting Firm.

     Section 1.14 Closing Adjustment.
          (a) Working Capital. If the Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is greater than the Estimated Working Capital (a “Working Capital Surplus”), (i) Parent shall pay an amount equal to the product of (A) such Working Capital Surplus and (B) 0.594 to the Former Stakeholders in accordance with instructions from the Stockholders’ Representative within five (5) Business Days of the Final Determination Date by wire transfer of immediately available United States funds, and (ii) Parent and the Stockholders’ Representative shall instruct the Escrow Agent to pay the working capital portion of the Escrow Fund to the Former Stakeholders in accordance with instructions from the Stockholders’ Representative and the Escrow Agreement. If the Estimated Working Capital is greater than the Actual Working Capital set forth in the Final Closing Statement (a “Working Capital Deficit”), Parent and the Stockholders’ Representative shall instruct the Escrow Agent to pay an amount equal to the product of (A) such Working Capital Deficit and (B) 0.594 to Parent out of the working capital portion of the Escrow Fund in accordance with the Escrow Agreement and distribute the remainder of the working capital portion of the Escrow Fund, if any, to the Former Stakeholders in accordance with instructions from the Stockholders’ Representative. Notwithstanding anything contained herein to the contrary, (x) the sum of any payment by Parent to the Stockholders’ Representative pursuant to Section 1.14(a)(i) and any adjustment to the Initial Merger Consideration Amount pursuant to subsection (v) of the definition of Initial Merger Consideration Amount shall not exceed $500,000, and (y) the sum of any adjustment to the Initial Merger Consideration Amount pursuant to subsection (vi) of the definition of Initial Merger Consideration Amount and the amount that Parent shall be entitled to receive from the Escrow Fund with respect to a Working Capital Deficit shall not exceed $500,000.
          (b) Indebtedness. If the Indebtedness set forth in the Final Closing Statement (the “Actual Indebtedness”) is less than the Estimated Indebtedness, Parent shall pay to the Former Stakeholders in accordance with instructions from the Stockholders’ Representative the amount of such difference, within five (5) Business Days of the Final Determination Date, by wire transfer of immediately available United States funds. If the Estimated Indebtedness is less than the Actual Indebtedness, Parent and the Stockholders’ Representative shall promptly instruct the Escrow Agent to pay from the Escrow Fund the amount of such difference to the Parent by wire transfer of immediately available United States funds within five (5) Business Days of the Final Determination Date.
          (c) Transaction Expenses. If the unpaid Transaction Expenses set forth in the Final Closing Statement (the “Actual Transaction Expenses”) are less than the Estimated Transaction Expenses, Parent shall pay to the Former Stakeholders in accordance with instructions from the Stockholders’ Representative the amount of such difference within five (5) Business Days of the Final Determination Date, by wire transfer of immediately available United States funds. If the Actual Transaction Expenses are greater than the Estimated Transaction Expenses, Parent and the Stockholders’ Representative shall promptly instruct the Escrow Agent to pay from the Escrow Fund the amount of such difference to the Parent by wire transfer of immediately available United States funds within five (5) Business Days of the Final Determination Date.
          (d) Cash. If the Cash as set forth in the Final Closing Statement (the “Actual Cash”) is greater than the Estimated Cash, Parent shall pay to the Former Stakeholders in accordance with instructions from the Stockholders’ Representative the amount of such difference within five (5) Business Days of the Final Determination Date, by wire transfer of immediately available United States funds. If the Actual Cash is less than the Estimated Cash, Parent and the Stockholders’ Representative shall promptly instruct the Escrow Agent to pay from the Escrow Fund the amount of such difference to the

Parent by wire transfer of immediately available United States funds within five (5) Business Days of the Final Determination Date.
          (e) Set-off. Any amounts owing and payable between Parent and the Former Stakeholders pursuant to any of the above Sections 1.14(b) through (d) shall be set-off against any other amount or amounts owing and payable between such parties pursuant to such sections, such that only a net amount shall be paid, which set-off amounts shall be set forth on the Final Closing Statement. Notwithstanding anything contained herein to the contrary, any amounts to be paid by one party to the other party pursuant to this Section 1.14 shall not be subject to the limitations set forth in Section 8.4.
     Section 1.15 Earnout Consideration.
          (a) Earnout Consideration. Following the Closing, and as additional consideration for the Merger, the Former Stakeholders will be entitled to receive from the Escrow Fund an amount (the “Earnout Consideration”) equal to the sum of (i) Earnout Payment I (as defined below), and (ii) Earnout Payment II (as defined below), which, in each case, shall be calculated in accordance with this Section 1.15 and shall be payable to the Former Stakeholders, as set forth in Section 1.15(e) of this Agreement. The Former Stakeholders’ right to receive the Earnout Consideration is subject to the terms of the Escrow Agreement and the Parent Indemnified Persons’ rights to indemnification as set forth in Article VIII of this Agreement. In no event shall the Earnout Consideration exceed $15,000,000.
          (b) Certain Definitions. For purposes of this Section 1.15, the following terms shall have the following meanings:
               (i) “Center-level EBITDA” means, with respect to a given period of time using the policies, conventions, methodologies and procedures used in preparing the Financial Statements and the example set forth on Annex C and in accordance with GAAP (the “Earnout Accounting Mechanics”) an amount equal to (i) Net Revenue minus (ii) Total Operating Expenses minus (iii) Minority Interest plus (iv) Other Non-operating Income for all of the Company’s operating entities excluding San Antonio ASC, LP and West Palm Outpatient Surgery and Laser Center, Ltd.
     (A) For purposes of calculating “Center-level EBITDA”:
               (I) “Net Revenue” means, with respect to a given period of time, an amount equal to Net Patient Revenue plus Other Revenue.
               (II) “Total Operating Expenses” means, with respect to a given period of time, an amount equal to Personnel Costs plus Drugs & Medical Supplies plus Other Operating Expenses plus Facility Rent plus Equity in Unconsolidated Affiliates.
               (ii) “Minimum Center-level EBITDA” means $22,350,000.
               (iii) “Target Center-level EBITDA” means $24,600,000.
               (iv) “Earnout Period I” means the time period beginning (i) on the first day of the month in which the Closing occurs if the Closing occurs during the first 15 days of a calendar month or (ii) on the first day of the month following the month in which the Closing occurs if the Closing occurs after the 15th day of a calendar month, and ending at 11:59 p.m. on the last day of the twelfth month thereafter.
               (v) “Earnout Period II” means the time period beginning on January 1, 2012 and ending at 11:59 p.m. on December 31, 2012.
               (vi) “Earnout Potential” means (A) $7,500,000 minus (B) fifty percent (50%) of any indemnification claims pursuant to Article VIII and any payments from the Escrow Fund pursuant to Sections 1.14(b)-(d) that have been paid from the Escrow Fund as of the date Earnout Payment I is calculated.
          (c) Calculation of Earnout Payment I. “Earnout Payment I” shall be an amount equal to:
               (i) $0.00, if Center-level EBITDA for Earnout Period I is less than or equal to Minimum Center-level EBITDA;
               (ii) [Center-level EBITDA for Earnout Period I — Minimum Center-level EBITDA] divided by [Target Center-level EBITDA — Minimum Center-level EBITDA] multiplied by the Earnout Potential, if Center-level EBITDA for Earnout Period I is greater than Minimum Center-level EBITDA but is less than Target Center-level EBITDA; or
               (iii) the Earnout Potential if Center-level EBITDA for Earnout Period I is equal to or greater than Target Center-level EBITDA;
provided, however, in (ii) and (iii) above, an amount equal to any pending indemnification claims pursuant to Article VIII shall be withheld from Earnout Payment I and retained pursuant to the terms of the Escrow Agreement until such time as such claims are finally resolved as set forth in Article VIII, at which time Parent and the Stockholders’ Representative shall provide a joint instruction to the Escrow Agent and such withheld amount shall be disbursed pursuant to the terms of the Escrow Agreement.
          (d) Calculation of Earnout Payment II. “Earnout Payment II” shall be an amount equal to:
               (i) $0.00, if Center-level EBITDA for Earnout Period II is less than or equal to Minimum Center-level EBITDA;
               (ii) [Center-level EBITDA for Earnout Period II — Minimum Center-level EBITDA] divided by [Target Center-level EBITDA — Minimum Center-level EBITDA] multiplied by the Earnout Potential, if Center-level EBITDA for Earnout Period II is greater than Minimum Center-level EBITDA but is less than Target Center-level EBITDA; or
               (iii) the Earnout Potential, if Center-level EBITDA for Earnout Period II is equal to or greater than Target Center-level EBITDA;
provided, however, in (ii) and (iii) above, an amount equal to any pending indemnification claims pursuant to Article VIII that were not withheld from Earnout Payment I shall be withheld from amounts otherwise payable to the Former Stakeholders pursuant to Earnout Payment II and retained pursuant to the terms of the Escrow Agreement until such time as such claims are finally resolved as set forth in Article

VIII, at which time Parent and the Stockholders’ Representative shall provide a joint instruction to the Escrow Agent and such withheld amount shall be disbursed pursuant to the terms of the Escrow Agreement.
          (e) Earnout Consideration Procedures.
               (i) On or before the date that is 60 days following the date that is 12 months from the Closing Date, for purposes of determining Earnout Payment I, Parent will prepare and deliver to the Stockholders’ Representative a reasonably detailed written statement (the “Earnout Payment I Statement”) setting forth Parent’s good faith calculation of Center-level EBITDA for Earnout Period I. Such calculation of Center-level EBITDA for Earnout Period I will be derived from the unaudited financial statements of Parent and its Subsidiaries for Earnout Period I (the “Earnout Payment I Financial Statements”). The amount of Earnout Payment I as calculated in the Earnout Payment I Statement shall be distributed from the Escrow Fund to the Stockholders’ Representative for the benefit of the Former Stakeholders at the time such Earnout Payment I Statement is delivered, subject to the terms of the Escrow Agreement and the Parent Indemnified Persons’ rights to indemnification pursuant to Article VIII. An amount equal to the sum of (A) the Earnout Potential minus (B) the amount of Earnout Payment I (without reduction for any pending claims) shall be distributed from the Escrow Fund to Parent at the time such Earnout Payment I Statement is delivered, subject to the terms of the Escrow Agreement.
               (ii) On or before the date that is 60 days following December 31, 2012, for purposes of determining the Earnout Payment II, Parent will prepare and deliver to the Stockholders’ Representative a reasonably detailed written statement (the “Earnout Payment II Statement” and, together with the Earnout Payment I Statement, the “Earnout Statements”) setting forth Parent’s good faith calculation of Center-level EBITDA for Earnout Period II. Such calculation of Center-level EBITDA for Earnout Period II will be derived from the audited consolidated financial statements of the Parent and its Subsidiaries as of December 31, 2012. The amount of Earnout Payment II as calculated on the Earnout Payment II Statement shall be distributed from the Escrow Fund to the Stockholders’ Representative for the benefit of the Former Stakeholders at the time such statement is delivered, subject to the terms of the Escrow Agreement and the Parent Indemnified Persons’ rights to indemnification pursuant to Article VIII. An amount equal to the sum of (A) the remaining Escrow Amount at the end of Earnout Period II minus (B) the amount of Earnout Payment II (without reduction for any pending claims) shall be distributed from the Escrow Fund to Parent at the time such Earnout Payment II Statement is delivered, subject to the terms of the Escrow Agreement.
               (iii) The calculations set forth on the Earnout Statements shall be prepared using the Earnout Accounting Mechanics, consistently applied throughout the relevant measurement periods. In preparing the Earnout Statements, the parties shall disregard any changes in (i) post-merger related costs associated with integration, rebranding or similar expenses, (ii) regional billing office billing methodology, (iii) Parent overhead charges and intercompany charges payable to the Parent or any of its Subsidiaries, (iv) purchase accounting, (v) non-cash charges, and (vi) other charges associated with a change in accounting pronouncements or methodologies, made by Parent after Closing that negatively impact expenses at any surgery center operated by the Subsidiaries of the Surviving Corporation by more than $5,000 in the aggregate during an earnout period.
               (iv) Within 45 days after delivery of the applicable Earnout Statement, the Stockholders’ Representative may deliver written notice (the “Objection Notice”) to Parent of any objections that the Stockholders’ Representative may have to the applicable Earnout Statement. Such Objection Notice will set forth in reasonable detail the nature and basis of such objection together with the amount(s) in dispute. The failure of the Stockholders’ Representative to deliver such Objection Notice within the prescribed time period will constitute the Stockholders’ Representative’s acceptance of the applicable Earnout Statement as determined by Parent. Upon receipt of the applicable Earnout Statement, the Stockholders’ Representative and its representatives will be given reasonable access, during normal business hours, to all of the Surviving Corporation’s books and records (including working papers, schedules and calculations) reasonably relating to the preparation of the applicable Earnout Statement. The Stockholders’ Representative and its representatives may make inquiries of Parent and its respective representatives and employees regarding questions concerning or disagreements with the applicable Earnout Statement arising in the course of their review thereof, and Parent will use reasonable efforts to cooperate in good faith with and respond to such inquiries.
               (v) Upon receipt of the Objection Notice within such 45-day period, Parent and the Stockholders’ Representative will attempt in good faith to resolve any dispute regarding the applicable Earnout Statement. If Parent and the Stockholders’ Representative are unable to resolve any disagreement with respect to the applicable Earnout Statement within 15 days following Parent’s receipt of the Objection Notice, then such dispute will be submitted to a mutually agreeable independent accounting firm (the “Arbitrating Accountant”). If Parent and the Stockholders’ Representative cannot agree upon the Arbitrating Accountant, Parent and the Stockholders’ Representative shall each select one accounting firm and those accounting firms shall select the Arbitrating Accountant. The Arbitrating Accountant will be instructed to send to Parent and the Stockholders’ Representative, within 15 days of the date on which such dispute is referred to such Arbitrating Accountant, its determination of only the specific matters remaining in dispute which calculation will be based solely on written presentations made by the parties and in accordance with this Agreement (including the related definitions), and not on the basis of an independent review, and with respect to each individual item will be at or between the determinations prepared by the Stockholders’ Representative and Parent and will be final and binding on all parties. The parties shall promptly comply with all reasonable requests by the Arbitrating Accountants for information, book, records and similar items. The fees and expenses of the Arbitrating Accountant will be allocated between Parent, on the one hand, and the Stockholders’ Representative, on the other hand, so that (i) the amount of fees and expenses paid by the Stockholders’ Representative will be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees and expenses, and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Stockholders’ Representative (as finally determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute, and (ii) the amount of fees and expenses payable by Parent will be the balance of such fees and expenses.
               (vi) The additional Earnout Consideration in excess of amounts reflected on the Earnout Statements and paid to the Former Stakeholders pursuant to Sections 1.15(e)(i) and (e)(ii), if any, will be paid to the Former Stakeholders within five (5) days after the final determination of the applicable additional earnout payment pursuant to this Section 1.15(e).
               (vii) Parent agrees that from and after the Closing Date and until and including the expiration of Earnout Period II, Parent shall ensure that the Surviving Corporation and its Subsidiaries have adequate capital as set forth in the Company’s 2011 capital budget previously provided to Parent and working capital as otherwise needed to conduct its business in the ordinary course as currently conducted. The Former Stakeholders acknowledge that following the Closing, Parent and the Surviving Corporation shall conduct the business of each Company Subsidiary in the ordinary course and may take actions that they, in good faith, believe to be in the best interest of such Company Subsidiary, even if those actions could have a negative impact on the amount of Earnout Consideration received by the Former Stakeholders as contemplated by this Section 1.15; provided, however, that Parent and the

Surviving Corporation shall not take any action with the intent or for the purpose of reducing the Earnout Consideration to be paid to the Former Stakeholders pursuant to this Section 1.15. Parent agrees that during Earnout Period I and Earnout Period II it will not cause the Surviving Corporation to consolidate two or more Subsidiaries without the prior written consent of the Stockholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed), and Parent and the Stockholders’ Representative agree that, in connection with any request for such consent, Parent and the Stockholders’ Representative shall negotiate, in good faith, with respect to an appropriate adjustment, if any, to the Minimum Center-level EBITDA and Target Center-level EBITDA to reflect the proposed consolidation. In the event Parent or the Surviving Corporation sells or otherwise transfers all or a portion of its ownership interest in one or more of the Company’s Subsidiaries during Earnout Period I or Earnout Period II such that the Surviving Corporation does not hold a direct or indirect majority ownership interest in a Company Subsidiary, such Subsidiary’s portion of the Target Center-level EBITDA set forth on Annex C shall be deemed to have been earned for purposes determining Center-level EBITDA in Earnout Period I or Earnout Period II (as applicable). In the event Parent or the Surviving Corporation sells or otherwise transfers part, but less than all, of its ownership interest in one or more of the Company’s Subsidiaries during Earnout Period I or Earnout Period II but retains a direct or indirect majority ownership interest in such Company Subsidiary, such Subsidiary’s portion of the Target Center-level EBITDA set forth on Annex C shall be appropriately adjusted to reflect the change in the Surviving Corporation’s direct or indirect ownership interest for purposes determining Center-level EBITDA in Earn-Out Period I or Earn-Out Period II (as applicable) and the Minimum Center-level EBITDA will be reduced proportionately. The parties agree that Parent and its Affiliates do not owe any fiduciary duty to the Former Stakeholders, but instead the parties intend the provisions of this Agreement (including this Section 1.15) to govern their contractual relationship.
          (f) Preliminary Statements. Within thirty (30) calendar days following the end of each full calendar month following the Closing through the month ending December 31, 2012, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representative (x) the unaudited consolidated financial statements of the Surviving Corporation and its Subsidiaries as of the portion of the applicable earnout period then ended (the “Preliminary Financial Statements”), and (y) a preliminary statement (the “Preliminary Earnout Statement”) setting forth the Surviving Corporation’s good faith calculation of Center-level EBITDA for each applicable earnout period (i) for such applicable fiscal month then ended and (ii) for the period beginning on the Closing Date to the applicable fiscal month then ended (until the end of Earnout Period I) and (iii) for the period beginning January 1, 2012 to the applicable fiscal month then ended, in each case, in accordance with the Earnout Accounting Mechanics. Within 15 days of receipt of the Preliminary Financial Statements and the Preliminary Earnout Statement, the Stockholders’ Representative shall review such statements and notify Parent in writing of any good faith material disagreement the Stockholders’ Representative may have with respect to the content of such statements. Each of the Surviving Corporation and Parent shall make itself and, as applicable, its employees available during normal business hours, upon the reasonable request of the Stockholders’ Representative, to discuss the Preliminary Financial Statements and the Preliminary Earnout Statements as well as any notices of disagreement provided under this Section 1.15(f). Failure by the Stockholders’ Representative to provide a notice of disagreement shall in no event prohibit the Stockholders’ Representative from providing an Objection Notice pursuant to Section 1.15(e)(iv). The Preliminary Financial Statements and the Preliminary Earnout Statements shall be prepared in good faith based upon information known to the Surviving Corporation at the time of such preparation.
     Section 1.16 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a) The Company shall deliver, or cause to be delivered, to Parent:
               (i) resignation letters (in form reasonably satisfactory to Parent), effective as of the Effective Time, evidencing the resignation of each of the officers and directors of the Company and each of its Subsidiaries that Parent has requested to resign as of Closing, executed by each such officer and director (or, in the event any such officer or director refuses to execute such resignation letters, evidence (in form reasonably satisfactory to Parent) of removal of such Person from such position(s));
               (ii) pay-off letters with respect to all unpaid Indebtedness (other than Center-Level Debt) of the Company, in a form reasonably satisfactory to Parent, providing for, upon the payment of all unpaid Indebtedness (other than Center-Level Debt) owed by the Company, the termination of all Encumbrances (other than such Encumbrances securing Center-Level Debt) held by the applicable lenders with respect to the assets of the Company and its Subsidiaries (including the authorization of the filing by Parent of all necessary UCC-1 termination statements and other necessary documentation in connection with the termination of the lenders’ security interests), executed by the lenders;
               (iii) a properly executed affidavit reasonably satisfactory to Parent and that complies with Section 1445 of the Code and the Treasury Regulations issued thereunder that states that shares in the Company do not constitute “United States real property interests” within the meaning of Code Section 897(c);
               (iv) a certificate executed by the chief executive officer of the Company as to the satisfaction of the conditions set forth in Sections 5.1(a), (b), (f), and (g);
               (v) the certificate of incorporation (or similar Organizational Documents) of the Company and each of its Subsidiaries (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation and each other jurisdiction in which the Company and its Subsidiaries are qualified to do business, each dated within ten (10) Business Days prior to the Closing Date;
               (vi) a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Company, certifying and attaching all requisite resolutions or actions of the Company’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of the Company executing this Agreement and any other documents being executed by the Company in connection with the consummation of the transactions contemplated hereby; and
               (vii) the Escrow Agreement in the form attached hereto as Exhibit B executed by Stockholders’ Representative.
          (b) Parent shall deliver or cause to be delivered to:
               (i) the Stockholders’ Representative, a certificate executed by the Parent as to the satisfaction of the conditions set forth in Sections 5.2(a) and (b); and
               (ii) the Stockholders’ Representative, the Escrow Agreement in the form attached hereto as Exhibit B executed by Parent and Escrow Agent.

     Section 1.17 Closing Payments.
          (a) Estimated Indebtedness. At the Closing, Parent shall pay, or cause one of its subsidiaries to pay, to all holders of the Estimated Indebtedness (other than the holders Center-Level Debt with respect to such Center-Level Debt) to be repaid at Closing, the Estimated Indebtedness set forth on the Estimated Closing Statement required to be paid to such holder in accordance with the pay-off letters delivered to Parent pursuant to Section 1.16(a)(ii), which, for the avoidance of doubt, shall not include the repayment of any Center-Level Debt;
          (b) Transaction Expenses. At the Closing, Parent shall pay, or cause one of its subsidiaries to pay, on behalf of the Company or its applicable Subsidiary, to those Persons identified by the Stockholders’ Representative, the Estimated Transaction Expenses set forth on the Estimated Closing Statement required to be paid to such Persons in order to satisfy such obligations;
          (c) Reserve Amount. At the Closing, Parent shall pay, or cause one of its subsidiaries to pay, the Reserve Amount into the Reserve Account, such Reserve Amount to be paid by wire transfer of immediately available U.S. funds, to the Reserve Account designated in writing by the Stockholders’ Representative prior to the Closing Date;
          (d) Escrow Amount. At the Closing, Parent shall pay the Escrow Amount into the Escrow Account, such Escrow Amount to be paid by wire transfer of immediately available U.S. funds, to the accounts designated in writing by the Escrow Agent prior to the Closing Date; and
          (e) Closing Merger Consideration. At the Closing, and subject to Section 1.7(b) and Section 1.9 above, Parent shall pay, or cause to be paid, to the Former Stakeholders their respective portion of the Residual Merger Consideration Amount as set forth on the Allocation Schedule (which Allocation Schedule was prepared in good faith by the Stockholders’ Representative using the methodologies set forth on Annex A), such amount to be paid by check or wire transfer of immediately available U.S. funds to an account designated in writing by such Former Stakeholder in such Former Stakeholder’s Letter of Transmittal and/or Option Cancellation Agreement (as applicable).
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as otherwise set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 2.1 Organization and Good Standing. The Company and each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with requisite power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. The Company and each Subsidiary of the Company is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except where the failure to be so qualified would not be material. Each jurisdiction in which the Company or any Subsidiary of the Company is qualified to do business is listed on Section 2.1 of the Company Disclosure Schedule. Complete and accurate copies of the Organizational Documents of the Company and each Subsidiary of the Company have been made available to Parent. Neither the Company nor any of its Subsidiaries is in material breach or violation of its Organizational Documents.
     Section 2.2 Authority; No Conflict.
          (a) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Company of each of the documents and instruments to be executed and delivered by the Company at Closing pursuant to Section 1.15(a) (collectively, the “Company Closing Documents”) and assuming that the Company Closing Documents constitute the legal, valid and binding obligation of the other parties thereto, each of the Company Closing Documents will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has all requisite power, authority and capacity to execute and deliver this Agreement and the Company Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and the Board of Directors has determined and declared that the Merger is advisable and in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders. The affirmative vote or consent of (i) the holders of seventy-five percent of each class of the Company Preferred Stock outstanding and (ii) a majority of the outstanding Company Preferred Stock (voting on an “as-converted” basis) and the Company Common Stock, voting together as a single class, on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement are the only votes of the holders of any Company Capital Stock necessary pursuant to the Organizational Documents of the Company and its Subsidiaries and any agreement among holders of Company Capital Stock to approve this Agreement and the transactions contemplated hereunder (the “Required Stockholder Vote”). Other than the Required Stockholder Vote, no other organizational action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the Company Closing Documents by the Company or the consummation of the transactions contemplated hereby.
          (b) Except as set forth on Section 2.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the Company Closing Documents by the Company nor the consummation or performance of the transactions contemplated hereby by the Company will (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or any Subsidiary of the Company; (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Company or any Subsidiary of the Company is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries; (iv) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Material Company Contract; or (v) result in the creation or imposition of any Encumbrance upon any of the assets of the Company or any Subsidiary of the Company, except in the case of each of the foregoing clauses (iv)

through (v), any such contravention, violation, conflict, breach, default, termination, cancellation, acceleration or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
          (c) Except (i) as set forth on Section 2.2(c) of the Company Disclosure Schedule, (ii) the filing of the Certificate of Merger as provided in Section 1.2, and (iii) such filings as may be required under the HSR Act, neither the Company nor any Subsidiary of the Company is or will be required to give any material notice to or obtain any material consent or approval from (x) any Governmental Authority or (y) any party to any Company Contract in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to provide such material notice or obtain such material consent or approval would not be material to the Company or the Subsidiaries.
     Section 2.3 Financial Statements; Internal Controls.
          (a) The following financial statements are attached as Section 2.3 of the Company Disclosure Schedule: (i) the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2010 and 2009, including the balance sheet and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein (the “Audited Financial Statements”); and (ii) the unaudited financial statements of the Company and its Subsidiaries as of February 28, 2011, including the balance sheet and the related statement of operations, statement of changes in stockholders’ equity and statement of cash flows of the Company and its Subsidiaries as of and for the two (2) month period then ended (such financial statements, the “Unaudited Financial Statements”; the balance sheet of the Company and its Subsidiaries as of February 28, 2011, the “Reference Balance Sheet”; the date of the Reference Balance Sheet, the “Reference Balance Sheet Date”); (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements) and normal recurring year end adjustments). The Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries and the results of operations and changes in cash flows as of the dates and for the periods specified. The Financial Statements have been prepared in accordance with the books and records of the Company and its Subsidiaries. The Company and its Subsidiaries have made and kept (and given Parent access to their) books and records and accounts, in accordance with applicable Legal Requirements, which accurately and fairly reflect, in all material respects, the activities of Company and its Subsidiaries.
          (b) Neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has within the last three (3) years received or has otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim (other than discussions among accounting professionals in the ordinary course which were resolved in the ordinary course), whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or internal control over financial reporting of the Company and its Subsidiaries, including knowledge of any material complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable or improper accounting practices.

     Section 2.4 Capitalization.
          (a) Section 2.4(a) of the Company Disclosure Schedule sets forth the number of authorized and issued and outstanding shares of each class of capital stock of the Company (including treasury shares), the name of each record holder of such shares of Company Capital Stock, the number of shares of such class of Company Capital Stock held by each such record holder and the address of each such record holder that is on record with the Company. Except as set forth on Section 2.4(a) of the Company Disclosure Schedule, the Company Capital Stock has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal. The Company has not violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its equity securities. All of the issued and outstanding shares of Company Capital Stock are validly issued, fully paid and non-assessable.
          (b) Section 2.4(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Subsidiary of the Company, listing for each Subsidiary its name, the name of each Person holding an ownership interest in such Subsidiary, the percentage of stock or other equity interest of such Subsidiary owned by the Company or a Subsidiary of the Company and, for each Subsidiary that is a corporation, the number of authorized and issued and outstanding shares of each class of capital stock of such Subsidiary (including treasury shares), and (ii) all other Persons in which the Company or any Subsidiary of the Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same, listing for each Person its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Person, the percentage of stock or other equity interest of such Person owned by the Company or a Subsidiary of the Company. The capital stock or other equity interests of each Subsidiary of the Company has not been issued in violation of, and is not subject to, any preemptive or subscription rights or, except as set forth on Section 2.4(b) of the Company Disclosure Schedule, any rights of first refusal. No Subsidiary of the Company has violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its equity securities. All of the shares of each Subsidiary of the Company that is a corporation are validly issued, fully paid and non-assessable. Except as set forth on Section 2.4(b) of the Company Disclosure Schedule, the Company and/or the Subsidiaries are the record and beneficial owner of all of the outstanding shares or other equity interests of each Subsidiary of the Company, free and clear of any Encumbrances other than Permitted Encumbrances.
          (c) Except as set forth on Section 2.4(c) of the Company Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind, directly or indirectly, to purchase or acquire the capital stock or other equity interests of the Company or any Subsidiary of the Company, or securities convertible or exchangeable into capital stock or other equity interests of the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other equity interests in, the Company or any Subsidiary of the Company, (ii) no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (iii) no voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity interests of the Company or any Subsidiary of the Company. All shares of Company Capital Stock issuable upon conversion or exercise of any items set forth on Section 2.4(c) of the Company Disclosure Schedule will be, when issued pursuant to their respective terms, duly authorized, validly issued, fully paid and nonassessable.

     Section 2.5 Assets.
          (a) The Company and its Subsidiaries have good and valid title to, or a valid and enforceable right to use under a Company Contract (free and clear of all Encumbrances other than Permitted Encumbrances), all property and assets (whether tangible or intangible) used or held for use by the Company or any Subsidiary of the Company in connection with their business, including all such assets reflected in the Reference Balance Sheet or acquired since the Reference Balance Sheet Date (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the Reference Balance Sheet Date). The assets reflected on the Reference Balance Sheet include all assets that are necessary to conduct the business of the Company and its Subsidiaries as it is currently conducted.
          (b) All tangible personal properties that are necessary to conduct the business of each surgery center operated by a Subsidiary as they are presently conducted, taken as a whole with respect to each such surgery center, are generally in operating condition and in repair adequate for the purposes for which such properties are presently used. All such tangible personal property, taken as a whole with respect to each surgery center operated by a Subsidiary, necessary to conduct the business of each such surgery center as they are presently conducted is in the possession of each such surgery center, as applicable.
     Section 2.6 Real Property.
          (a) Section 2.6(a) of the Company Disclosure Schedule sets forth a true and correct list of all real property leases to which the Company or any Subsidiary of the Company is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Company Real Property Leases”; all real property in which the Company or any of its Subsidiaries hold a leasehold interest, whether as lessee or sublessee, the “Real Property”) and true and correct copies of each Company Real Property Lease have been made available to Parent. Except for the Company Real Property Leases identified in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any interest (fee, leasehold or otherwise) in any real property and neither the Company nor any Subsidiary of the Company has entered into any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Real Property.
          (b) The Company and its Subsidiaries own a valid leasehold interest in the Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.
          (c) The use of the Real Property by the Company and its Subsidiaries for the purposes for which it is currently being used conforms in all material respects to (i) the terms of the Company Real Property Leases and any legal or contractual restrictions on the Company’s or the Subsidiary’s occupancy of such Real Property and (ii) all applicable Legal Requirements. There are no pending or, to the Knowledge of the Company, threatened, eminent domain, condemnation, zoning, or other Proceedings affecting the Real Property that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as currently used in the conduct of the business of the Company and its Subsidiaries.

Section 2.7 Taxes
          (a) Each of the Company and its Subsidiaries has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company or any its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.
          (b) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.
          (c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted, or, to the Knowledge of the Company, are threatened with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or any of its Subsidiaries. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2006.
          (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither of the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b). Neither the Company nor any of its Subsidiaries is (or ever has been) a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority). Neither the Company nor any of its Subsidiaries (A) has been a member of an “affiliated group” within the meaning of Code §1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise other than pursuant to leases for real property.

          (f) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the Reference Balance Sheet Date, neither the Company nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.
          (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
               (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
               (ii) written agreement with a Governmental Authority with regard to the Tax liabilities of the Company (or its Subsidiaries);
               (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or
               (iv) prepaid amount received on or prior to the Closing Date.
          (h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code with respect to a transaction described in Section 355 of the Code (i) within the two-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (i) No claim has been asserted in writing by any Governmental Authority that the Company or any of its Subsidiaries is liable for any Taxes based on Code §482 or comparable provisions of other applicable law.
          (j) Section 2.7(j) of the Company Disclosure Schedule sets forth (i) a description of all transactions with respect to which the Company or any of its Subsidiaries has received a written opinion of counsel as to their Tax consequences; and (ii) a description of all transactions with respect to which the Company or any of its Subsidiaries has sought or received a ruling from any Taxing authority and contains a copy of such ruling requests and the corresponding rulings.
          (k) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
          (l) None of the assets of the Company or any of its Subsidiaries (i) is “tax-exempt use property” within the meaning of Code §168(h) or (ii) constitute and “amortizable Section 197 intangible” within the meaning of Section 197(c) of the Code that is not amortizable by reason of having been acquired pursuant to the nonrecognition transactions described in Section 197(f)(2)(b) of the Code or the anti-churning rules of Section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder.
The representations set forth in this Section 2.7 may only be relied upon with respect to Taxes for Pre-Closing Tax Periods, and are not a guarantee of any Tax positions taken after the Closing Date nor any Tax operating loss, Tax credit, Tax basis or other Tax attribute of the Company or any of its Subsidiaries.
     Section 2.8 Employees.
          (a) Section 2.8(a) of the Company Disclosure Schedule sets forth the following information (to the extent applicable) as of the date of this Agreement with respect to each Key Employee: (x) name, job title, current compensation paid or payable, (y) salary and bonus received or payable with respect to services rendered during the fiscal year ended December 31, 2010, and (z) any sick and vacation leave and accrued paid-time off that is accrued but unused. There is no collective bargaining agreement in effect between the Company or any of its Subsidiaries and any labor unions or organizations representing any of the employees of the Company or any of its Subsidiaries. Since January 1, 2009, neither the Company nor any of its Subsidiaries has experienced any organized slowdown, strike or work stoppage by its employees, and, to the Knowledge of the Company, there is no strike, dispute with a labor union or union organization activity pending or threatened against the Company or any of its Subsidiaries. All individuals who are performing consulting or other services for the Company or any Subsidiary of the Company are correctly classified as either “independent contractors,” or “employees,” as the case may be.
          (b) Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, the employment of each employee of the Company and its Subsidiaries is terminable at the will of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any bonus, employment, non-competition or severance contract or similar agreement with any current or former employee of the Company or its Subsidiaries pursuant to which the Company or such Subsidiary currently has or may in the future have any obligation. Except as set forth in Section 2.8(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any obligation to pay any bonuses or pay or award any compensation or other rights to payment (or contingent payment) contingent upon, triggered by or coincident with the consummation of the transactions contemplated by this Agreement to any Person. Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, to the Knowledge of the Company as of the date hereof, no Key Employee of the Company or its Subsidiaries as of the date hereof intends to terminate his or her employment with the Company or its Subsidiaries within the one (1) year following the Closing Date. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any confidentiality, non-competition, non-solicitation, proprietary rights or similar agreement with any Person other than the Company or one of its Subsidiaries.
          (c) The Company and its Subsidiaries are and since January 1, 2008, have been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including but not limited to laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. There is no unfair labor practice claim or proceeding brought by or on behalf of any employee or former employee of the Company or its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of

1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries. There are no pending Proceedings brought against the Company or its Subsidiaries by or on behalf of any employee or former employee of the Company or its Subsidiaries seeking benefits under the workers’ compensation laws of any jurisdiction other than claims which, in the aggregate, are not materially greater than historic experience. The Company and its Subsidiaries have not taken any action that would constitute a “Mass Layoff” under the WARN Act or any similar state or local Legal Requirement.
     Section 2.9 Employee Benefits.
          (a) Section 2.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all deferred compensation, employment, consulting, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained, participated in or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, officer or director (and/or their dependents or beneficiaries) of the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries otherwise has any material liabilities or obligations (the “Employee Benefit Plans”).
          (b) No plan currently or in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Company and any of its Subsidiaries or any of their respective ERISA Affiliates is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA, or Sections 412 or 430 of the Code or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither the Company, any of its Subsidiaries, nor any ERISA Affiliate of the Company or its Subsidiaries has maintained, contributed to, been required to contribute to (or withdrawn partially or fully from a multiemployer plan) any plan described in clauses (i), (ii) or (iii) above within the last six (6) years.
          (c) Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company and its Subsidiaries have timely paid or accrued all contributions, premiums and expenses payable or required to be accrued in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, any Subsidiary of the Company, nor to the Knowledge of the Company, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, any of the Subsidiaries of the Company, or the Parent to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements. All filings relating to Employee Benefit Plans with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority have been appropriately made in all material respects.
          (d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, Treasury Regulations issued thereunder, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee of the Company or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Subsidiary of the Company or any ERISA Affiliate for any violation of Section 409A of the Code.
          (e) With respect to each Employee Benefit Plan, the Company has made available to Parent complete and correct copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last three (3) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; (vi) any actuarial reports; (vii) all correspondence with the Internal Revenue Service, Department of Labor and the Pension Benefit Guaranty Corporation regarding any Employee Benefit Plan; (viii) with respect to each Employee Benefit Plan subject to Title IV of ERISA, a copy of the three (3) most recent Form PBGC-1 reports; (ix) all discrimination tests for each Employee Benefit Plan for the three (3) most recent plan years (if any); and (x) to the extent material, any other related material or documents regarding the Employee Benefit Plans. The Company has disclosed to Parent the terms and conditions of any unwritten Employee Benefit Plan.
          (f) None of the Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for (i) COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA; (ii) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan within the meaning of Section (3)(1) of ERISA or (iii) as required by applicable Legal Requirements.
          (g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service as to its qualification under the Code covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, if so required by the Internal Revenue Service, submitted an application for a determination letter from the Internal Revenue Service as to its qualifications under the Code following the Economic Growth and Tax Relief Reconciliation Act of 2001. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.
          (h) Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting or funding of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise trigger or entitle any current or former director, employee officer, independent contractor or consultant of the Company or any Subsidiary of the Company to severance pay or any other payment from the Company or any Subsidiaries. Except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries has announced any type of binding plan or commitment to (1) create any additional Employee Benefit Plan, or (2) amend or modify any existing Employee Benefit Plan with any current or former employee, officer, consultant, independent contractor or director.

          (i) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. Neither the Company nor any Subsidiary of the Company is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.
          (j) Neither the Company, nor to the Knowledge of the Company any of its Subsidiaries, has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.
          (k) The Company and its Subsidiaries have complied in all material respects with the continuation coverage provisions of COBRA and any applicable state laws mandating health insurance continuation coverage for employee.
          (l) With respect to each Employee Benefit Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Code Section 4975; and (ii) to the Knowledge of the Company, no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.
          (m) To the Knowledge of the Company, no state of facts or conditions exist which could be expected to subject any material liability (other than routine claims for benefits) with respect to any Employee Benefit Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable law.
          (n) Neither the Company, any of its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries have established or contributed to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
          (o) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that could result in the payment of any amount that would not be deductible by the Company or any Subsidiary (including any payment that was made within the twelve months prior to the Closing Date) pursuant to the application of Code §280G because such payment was contingent upon the consummation of the transactions contemplated hereby, all within the meaning of Code §280G (or any corresponding provision of state, local or foreign tax law) and the Regulations promulgated thereunder.
     Section 2.10 Legal Proceedings, Orders. There are no Proceedings pending, or, to the Knowledge of the Company, threatened (i) by or against the Company or any of its Subsidiaries that relate to or involve a claim of liability in excess of $100,000, or (ii) that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby. There are no outstanding and effective Orders rendered against, or any settlements effected by, the Company or any Subsidiary of the Company in connection with any Proceedings brought by or against the Company or any of its Subsidiaries, or that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the transactions contemplated hereby. To the Knowledge of the Company, no such Order has been threatened.
     Section 2.11 Compliance with Legal Requirements; Governmental Authorizations.
          (a) The Company and its Subsidiaries are, and at all times since January 1, 2005, have been, in compliance in all material respects with all Legal Requirements that are or were during such period applicable to the operation of their business or the ownership or use of any of their assets. Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received, at any time since January 1, 2005, any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential material violation of or material failure by the Company or its Subsidiaries to comply with any Legal Requirement applicable to the Company or its Subsidiaries.
          (b) Section 2.11(b) of the Company Disclosure Schedule contains a true and complete list of each material Governmental Authorization that is held by the Company or any of its Subsidiaries that is necessary to permit the Company and its Subsidiaries to lawfully conduct and operate their business in the manner it is currently conducted. Each such material Governmental Authorization is in full force and effect. The Company and its Subsidiaries are, and at all times since January 1, 2005, have been, in compliance in all material respects with each such material Governmental Authorization that is or was during such period applicable to the operation of their business or the ownership or use of any of their assets. The Company and its Subsidiaries have not received, at any time since January 1, 2005, any written notice or other communication from any Governmental Authority or other Person regarding (i) any actual, alleged or potential material violation of or material failure by the Company or its Subsidiaries to comply with any term or requirement of any such material Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such material Governmental Authorization.
          (c) All matters set forth on Section 2.11(a) of the Company Disclosure Schedule have been fully resolved with no additional future liability to the Company or its Subsidiaries.
          (d) Neither the Company, any of its Subsidiaries, nor any director, officer or employee of the Company or any of its Subsidiaries, nor any agent acting on behalf of or for the benefit of the Company or any of its Subsidiaries, has directly or indirectly offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, medical staff members, contractors or third party payors of the Company or any of its Subsidiaries in exchange for business or payments to or in favor of the Company or any of its Subsidiaries from such Persons in violation of applicable Legal Requirements.
          (e) Without limiting the generality of Section 2.11(a), (A) the Company and each of its Subsidiaries has at all times since January 1, 2005 complied and currently complies in all material respects with each, and is not in violation of any, applicable Healthcare Law, (B) neither the Company nor any of its Subsidiaries is excluded or suspended from participation in Medicare, Medicaid or

TRICARE or is a party to a corporate integrity agreement with a Governmental Authority, (C) neither the Company nor any of its Subsidiaries has received any written warning or notice of decertification, revocation, suspension, fines, penalties or termination, or of threatened or potential decertification, revocation, suspension, fine, penalty or termination, with respect to the Medicare or Medicaid programs that has not been fully resolved with no additional future liability to the Company or its Subsidiaries, and (D) neither the Centers for Medicare & Medicaid Services, or any other federal entity nor any state agency nor accrediting body has conducted or has given the Company or any of its Subsidiaries any written notice that it intends to conduct (in each case, other than in the ordinary course of business) a survey, audit, evaluation, or other type of review of such entity’s (1) participation in the Medicare and Medicaid programs, (2) compliance with state licensure Legal Requirements, (3) compliance with state health care facility building codes, (4) compliance with accreditation standards or (5) compliance with any other Legal Requirement.
     Section 2.12 Environmental Matters. The Company and its Subsidiaries are, and since January 1, 2005, have been in compliance in all material respects with all Environmental Laws, and do not have any material liabilities or obligations under any Environmental Laws with respect to any properties and assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries (or any predecessors thereof) has or had an interest (or otherwise in connection with the Company’s or its Subsidiaries’ past or current operation of its business). The Company and its Subsidiaries have not received at any time any written (or, to the Knowledge of the Company, oral) citation, notice or other communication from any Governmental Authority regarding any alleged, actual or potential material violation by the Company or any of its Subsidiaries of any Environmental Law, or any alleged, actual or potential material obligation by the Company or any of its Subsidiaries to undertake or bear the cost of any liabilities under any Environmental Law, in each case, which have not been fully resolved.
     Section 2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies currently in effect under which any of the assets or properties of the Company or any of its Subsidiaries are covered or otherwise relating to the business of the Company or its Subsidiaries, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage and expiration dates. Such policies are in full force and effect, and the Company and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums, and have otherwise performed in all material respects all of their respective obligations under, each such policy of insurance. The Company has made available to Parent (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims pending, paid or denied under the insurance policies of the Company and its Subsidiaries since January 1, 2006.
     Section 2.14 Contracts; No Defaults.
          (a) Section 2.14(a) of the Company Disclosure Schedule lists each of the following Company Contracts, excluding the Company Real Property Leases (such Company Contracts, together with the Company Real Property Leases, the “Material Company Contracts”):
               (i) Any Company Contract (including any Company Contract with a network of healthcare providers or a third party payor (other than Governmental Authorities)) accounting for more than five percent (5%) of the Company’s or any of its Subsidiaries’ revenues for the two most recent fiscal years ended December 31, 2010 and 2009;
               (ii) any Company Contract having a value per contract, or involving payments by or to the Company or any Subsidiary of the Company, of at least $100,000 during any twelve (12) month period, other than (x) payments made in the ordinary course, pursuant to employment agreements and employee offer letters and (y) those of the type described under clauses (i) or (iii) hereof;
               (iii) any agreement regarding a joint venture, partnership or limited liability company with a third party to which the Company or any Subsidiary of the Company is a party;
               (iv) any Company Contract for the sale of any assets of the Company or any Subsidiary of the Company, or the acquisition of any assets of any Person by the Company or any Subsidiary of the Company, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise), having a value in excess of $100,000;
               (v) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or any Subsidiary of the Company (other than current accounts payable in the ordinary course), any guarantee made by the Company or any Subsidiary of the Company in favor of any Person guaranteeing obligations of such Person (other than endorsements for the purpose of collection in the ordinary course of business), any letter of credit or performance bond issued by or for the account of the Company or any Subsidiary of the Company;
               (vi) any employment or consulting agreement between the Company or any of its Subsidiaries and any of the employees or consultants or independent contractors of the Company or any of its Subsidiaries that (A) obligates the Company or any of its Subsidiaries to make annual cash payments in an amount exceeding $100,000 or make any cash payments to any Person in the event of a termination of such Person’s employment or consulting arrangement with the Company or any of its Subsidiaries or on account of the transactions contemplated by this Agreement; or (B) contains non-competition provisions for the benefit of the Company or any of its Subsidiaries from an employee or an independent contractor;
               (vii) any payor agreement with any Governmental Authority with respect to services provided to patients;
               (viii) any collective bargaining agreement or contract with any labor union or similar organization;
               (ix) any Company Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic region;
               (x) any indemnification agreement or similar commitment not otherwise entered into in the ordinary course of business;
               (xi) any other Company Contract the loss of which would have a material adverse effect on the operation of a surgery center operated by a Company Subsidiary; and
               (xii) each amendment, supplement, and modification in respect of any of the foregoing.

          (b) Each Material Company Contract is valid and binding and in full force and effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Company Contract, is or since January 1, 2009 (to the extent such Material Company Contract was then in effect), has been, in material breach or default under any Material Company Contract. Since January 1, 2009, neither the Company nor any of its Subsidiaries has given to, or received from, any other party to any Material Company Contract (to the extent such Material Company Contract was then in effect), any written or, to the Knowledge of the Company, oral notice or communication regarding any actual or alleged material breach of or default under any Material Company Contract by the Company, any Subsidiary of the Company or any other party to such Material Company Contract.
          (c) True and complete copies of each of the Material Company Contracts have been made available to Parent, and an accurate description of the oral Material Company Contracts is set forth on Section 2.14(a) of the Company Disclosure Schedule. To the extent applicable, the Material Company Contracts identified on Section 2.14(a) of the Company Disclosure Schedule identify the Company or the relevant Subsidiary of the Company party to such Material Company Contract.
     Section 2.15 Intellectual Property.
          (a) As used herein, “Intellectual Property Rights” refers to all U.S. and foreign patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulae, research and development, and applications and registrations for any of the foregoing. Section 2.15(a) of the Company Disclosure Schedule sets forth a list of all patents, trademarks, copyrights and domain names owned by Company as of the date hereof that are registered, recorded or filed in the name of the Company with an applicable Governmental Authority and any and all material unregistered trademarks and trade names and material unregistered works of authorship owned by the Company, in each case, where applicable, listing (A) the name of applicant or current owner, (B) jurisdiction, (C) filing date or registration date and (D) the application or registration number. The Company and/or its Subsidiaries exclusively own, or possess sufficient rights or licenses to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Intellectual Property Rights used or held for use in connection with the operation of the business of the Company as currently conducted (the “Company Intellectual Property Rights”). The Company Intellectual Property Rights are valid, enforceable and subsisting and constitute all the intellectual property rights necessary to the conduct of the business of the Company and/or its Subsidiaries as presently conducted.
          (b) To the Knowledge of the Company, since January 1, 2008, no third party has infringed or unlawfully used or is infringing or unlawfully using any of the Company Intellectual Property Rights which is material to the conduct of the business of the Company and/or any of its Subsidiaries. The conduct of the business of the Company and/or its Subsidiaries as currently conducted does not infringe upon or unlawfully use any Intellectual Property Rights of any third party. There are neither any currently outstanding nor any threatened in writing disputes, objections, claims or proceedings, or disagreements with respect to any of the Company Intellectual Property Rights.
          (c) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of, or payment of any material additional or accelerated amounts with respect to, the Company’s right to own and/or use the Company Intellectual Property Rights.
          (d) With respect to any agreements, contracts, licenses, or sublicenses entered into by Company and pursuant to which the Company has acquired a license or other right to use any software owned by a third party (“Licensed Software”), the Company and/or each of its Subsidiaries have complied in all material respects with any and all material license obligations and restrictions, including without limitation any obligations with respect to the number of copies of the Licensed Software the Company is permitted to install or use. To the Knowledge of the Company, none of its employees or agents have placed or installed on the Company’s or its Subsidiaries’ systems or machines any Licensed Software without a license for or other right to use such Licensed Software except for where such placement or installation would not be reasonably likely to have a Company Material Adverse Effect.
     Section 2.16 Relationships with Company Related Persons.
          (a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, (i) no Key Employee or shareholder of the Company, or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Key Employee or shareholder of the Company, is, or since January 1, 2008, has been, directly or indirectly, an owner of more than five percent (5%) of any entity which (x) has transacted material business with the Company or its Subsidiaries during such period or (y) otherwise benefitted from any material business arrangement or relationship with the Company or its Subsidiaries during such period, other than employment arrangements entered into in the ordinary course of business, and (ii) no Key Employee or shareholder of the Company, or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Key Employee or shareholder of the Company, directly or indirectly, owns, or since January 1, 2006, has owned, any material property or right used by the Company or its Subsidiaries in the conduct of their business.
          (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, since January 1, 2005, neither the Company nor any of its Subsidiaries has offered, paid, solicited or received anything of value, directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician who, directly or indirectly, refers or has referred patients to a surgery center operated by a Company Subsidiary (a “Referring Physician”), family member of a Referring Physician, or an entity in which a Referring Physician or family member of a Referring Physician has an ownership or investment interest (other than an entity that is publicly traded), including, but not limited to: (A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise; (B) payments for the use of premises leased to or from a Referring Physician, a family member of a Referring Physician or an entity in which a Referring Physician or family member of a Referring Physician has an ownership or investment interest (other than an entity that is publicly traded); or (C) payments for the acquisition or lease of equipment, goods or supplies from a Referring Physician, a family member of a Referring Physician or an entity in which a Referring Physician or family member of a Referring Physician has an ownership or investment interest (other than an entity that is publicly traded).
          (c) Other than pursuant to transactions involving fair market value payments for equipment or supplies (including customary discounts or rebates) and in accordance with Legal Requirements, since January 1, 2006 neither the Company nor any of its Subsidiaries has offered, paid, solicited or received any Remuneration to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to: (A) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to the Company or any such Subsidiary; or (B) discounts, rebates, or other reductions in price on a good or service received by the Company or any such Subsidiary.
          (d) Except as set forth in Section 2.16(d) of the Company Disclosure Schedule, since January 1, 2006, neither the Company nor any of its Subsidiaries has entered into any joint venture,

partnership, co-ownership or other similar arrangement involving any ownership or investment interest by any Referring Physician, any family member of such Referring Physician, or a Person in which such Referring Physician or family member of such Referring Physician has an ownership or investment interest (other than an entity that is publicly traded), directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to the Company or any such Subsidiary.
          (e) Since January 1, 2006, neither the Company nor any of its Subsidiaries has entered into any joint venture, partnership, co-ownership or other similar arrangement involving any ownership or investment interest by any Person including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for the Company or any such Subsidiary.
          (f) Neither the Company nor any of its Subsidiaries has offered, paid, solicited or received any Remuneration in violation of Legal Requirements to or from any Person in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item.
     Section 2.17 Medical Staff Matters.
          (a) Section 2.17(a) of the Company Disclosure Schedule lists for each surgery center operated by a Subsidiary the name of each physician that is a member of the medical staff as of the date of this Agreement (collectively, the “Physician Partners”). Except as set forth on Section 2.17(a) of the Company Disclosure Schedule, since December 31, 2009, to the Knowledge of the Company, none of the Physician Partners has threatened to discontinue or to terminate his or her medical staff privileges with the surgery center operated by such Subsidiary or the provision of services at the surgery center owned by such Subsidiary. Since December 31, 2009, to the Knowledge of the Company, none of the Physician Partners has given notice of their intent to, (A) retire from the practice of medicine in the next five (5) years, (B) be involved in the development or operations of another ambulatory surgery center facility or other facility that would compete with the ambulatory surgery centers affiliated with the Company, (C) relocate their residence and/or primary medical practice outside of the area surrounding the surgery center owned by such Subsidiary, or (D) become an employee of a hospital or an Affiliate of a hospital located in the area surrounding the surgery center owned by such Subsidiary. During the three (3) years preceding the Closing Date, each of the Physician Partners: (1) has been duly licensed and registered, and is in good standing by their state to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner, and (2) has had professional liability insurance in place in amounts not less than required under the medical staff bylaws of any surgery center operated by the Company or any of its Subsidiaries and has not indicated any intent to terminate or reduce his or her professional liability coverage.
          (b) The Company has made available to Parent true and complete copies of the bylaws and rules and regulations of the medical staff of each surgery center owned by a Subsidiary. There are no pending, or to the Knowledge of the Company, threatened disputes with applicants, medical staff members or allied health professionals, which (A) assert or are based upon a violation of any Subsidiary’s medical staff bylaws, including any “fair hearing” procedures conducted thereunder or (B) are in the process of being adjudicated or resolved pursuant to any Subsidiary’s medical staff bylaws. All appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. The Company has made available to Parent a written description of all adverse credentialing or regulatory related actions taken against medical staff members or applicants by the Company or any Subsidiary since December 31, 2007, a list of which is set forth in Section 2.17(b) of the Company Disclosure Schedule.
     Section 2.18 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required under GAAP to be accrued, reserved for or disclosed in the Financial Statements, except for (i) liabilities or obligations reflected or reserved against in the Reference Balance Sheet and (ii) liabilities incurred in the ordinary course of business of the Company and its Subsidiaries since the Reference Balance Sheet Date.
     Section 2.19 Absence of Certain Changes and Events. Since December 31, 2010 until the date hereof, there has not been any Company Material Adverse Effect. Since December 31, 2010 until the date hereof:
          (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business; and
          (b) neither the Company nor any of its Subsidiaries has taken (or omitted to take) any action, directly or indirectly, that would have resulted in disclosure pursuant to or otherwise result in a breach of or require a consent pursuant to Section 4.2 had such action (or omission) occurred after the date hereof.
     Section 2.20 Powers of Attorney; Bank Accounts. Except as set forth in Section 2.20 of the Company Disclosure Schedule, the Company has not granted any power of attorney or proxy (revocable or irrevocable) to any Person for any purpose whatsoever. Set forth in Section 2.20 of the Company Disclosure Schedule is a complete and accurate list of the name of each institution in which the Company has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all Persons authorized to draw thereon or have access thereto.
     Section 2.21 Brokers or Finders. Neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, stockholders, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 2.22 No Additional Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY OF THE SUBSIDIARIES.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 3.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. Neither Parent nor Merger Sub is in breach or violation of its Organizational Documents.
     Section 3.2 Authority, No Conflict.
          (a) This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by each of Parent and Merger Sub of each of the documents and instruments to be executed and delivered by it at Closing pursuant to Section 1.15(b) (collectively, the “Parent’s Closing Documents”) and assuming that the Parent’s Closing Documents constitute the legal, valid and binding obligation of the other parties thereto, each of the Parent’s Closing Documents will constitute the legal, valid, and binding obligation of Parent and Merger Sub, as applicable, enforceable against each of them, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each of Parent and Merger Sub has all requisite power, authority and capacity to execute and deliver this Agreement and the Parent’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Parent’s Closing Documents to which it is a party and to consummate the transactions contemplated thereby, and such action has been duly authorized by all necessary corporate action by each of Parent and Merger Sub.
          (b) Neither the execution and delivery of this Agreement and the Parent’s Closing Documents by Parent or Merger Sub nor the consummation or performance of any of the transactions contemplated hereby by Parent or Merger Sub will give any Governmental Authority or any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of Parent’s or Merger Sub’s Organizational Documents; (ii) any Legal Requirement or Order to which Parent or Merger Sub or its respective assets are subject; (iii) any Governmental Authority that is held by Parent or Merger Sub; or (iv) any contract or agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound.
          (c) Neither Parent nor Merger Sub is or will be required to obtain any consent from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the Parent’s Closing Documents or the consummation or performance of any of the transactions contemplated hereby, except for the filing of the Certificate of Merger, any consents as may be required under the HSR Act or required by any federal, state or local regulatory authority, or any filings by Parent of any reports and information as may be required by the SEC pursuant to the Exchange Act and the rules and regulations promulgated by the SEC thereunder .
     Section 3.3 Legal Proceedings. There are no (a) outstanding Orders rendered against, or settlements effected by, Parent or Merger Sub in connection with any Proceedings brought by or against the Parent or Merger Sub or (b) Proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     Section 3.4 Availability of Funds. Parent and Merger Sub have cash available or have existing borrowing facilities available that are, and will at Closing be, sufficient to enable them to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement.

     Section 3.5 Brokers or Finders. Except as set forth on Section 3.5 of the Parent Disclosure Schedule, neither Parent nor Merger Sub nor any of their respective officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 3.6 No Additional Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN, NEITHER PARENT NOR MERGER SUB IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO PARENT OR MERGER SUB.
ARTICLE IV.
PRE-CLOSING COVENANTS
     Section 4.1 Access and Investigation.
          (a) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parent, the Company shall (i) afford Parent and its agents and representatives (collectively, the “Parent Group”), reasonable access to the Company’s and its Subsidiaries’ properties, personnel, physician partners, suppliers, facilities, contracts, books and records, and other documents and data and other Persons having business relations with the Company and its Subsidiaries, (ii) furnish to the Parent Group copies of all such contracts, books and records, and other existing documents and data that the Parent Group may reasonably request, (iii) furnish to Parent or its representatives such additional compliance, financial and operating data and other information relating to the Company and its Subsidiaries as may be reasonably requested and (iv) otherwise use commercially reasonable efforts to cooperate and assist, to the extent reasonably requested by Parent Group, with Parent Group’s investigation of the properties, assets and financial condition of the Company and its Subsidiaries. The Company understands and agrees that such investigation, or any Knowledge of Parent acquired thereby (including pursuant to Section 4.1(b) below), shall in no way affect or otherwise obviate or diminish any representations or warranties of the Company or any conditions to the obligations of the Parent, or otherwise limit the Former Stakeholders’ indemnification obligations under Article VIII.
          (b) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parent, the Company will permit Parent’s transition planning team reasonable on-site access at the Company’s offices during normal business hours for purposes of planning the transition of the Company’s business, consistent with the terms of applicable Legal Requirements.
     Section 4.2 Operation of the Business of the Company. Except (a) as otherwise expressly contemplated by this Agreement, (b) agreed to in writing by Parent (which consent shall not be unreasonably withheld or delayed), (c) as set forth in Section 4.2 of the Company Disclosure Schedule, (d) as required by any Company Contract, (e) as required by the Company’s Organizational Documents, or (f) as required by applicable Legal Requirements, between the date of this Agreement and the Closing, the Company and its Subsidiaries shall (i) use their commercially reasonable efforts to conduct their business in the ordinary course of business and pay or satisfy all of their obligations and liabilities in the ordinary course of business, (ii) use their commercially reasonable efforts to preserve intact the current business organization of the Company and its Subsidiaries, keep available the services of the Company’s and its Subsidiaries’ officers, employees, and agents, and maintain the Company’s and its Subsidiaries’ relations and goodwill with landlords, Physician Partners, creditors, employees, agents and others having business relationships with the Company and its Subsidiaries, (iii) comply in all material respects with applicable Legal Requirements regarding the business and (iv) provide the reports described in Section

4.2 of the Company Disclosure Schedule concerning the status of the business, operations and finances of the Company and its Subsidiaries. In addition, and without limiting the generality of the foregoing, between the date of this Agreement and the Closing, the Company and its Subsidiaries shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), take any of the following actions (directly or indirectly):
          (a) any action or omission that would reasonably be expected to have a Company Material Adverse Effect;
          (b) (1) amend its Organizational Documents; (2) issue, sell, repurchase, redeem or acquire any shares of capital stock or other equity interests, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or such equity interests (other than upon exercise of any Company Stock Options or upon the conversion of shares of Company Preferred Stock or convertible debt as in existence as of the date of this Agreement and listed in Section 2.4(c) of the Company Disclosure Schedule); or (3) adjust, split, combine, subdivide or reclassify any shares of capital stock or other equity interest of such entity;
          (c) except in the ordinary course of business or as required by the terms and provisions of written contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement, grant any increase in the base compensation of, or pay any bonuses or other compensation to (including, without limitation, any severance or termination pay to), any of the employees of the Company or its Subsidiaries;
          (d) except as required by the terms and provisions of written contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement and disclosed in the Company Disclosure Schedule, adopt, amend or increase the payments or benefits under any Employee Benefit Plan;
          (e) enter into, amend, terminate, renew or assign (1) any employment agreement (other than an offer letter setting forth the terms of at-will employment) or consulting contract or (2) any real property or personal property lease (other than with respect to any automatic renewal in accordance with the terms thereof);
          (f) acquire inventory, assets or other properties outside of the ordinary course of business, including, without limitation, acquire any business, whether by merger, consolidation, the purchase of a substantial portion of the assets or equity interests of such business or otherwise;
          (g) except (x) in the ordinary course of business and (y) for property or assets that are obsolete or are otherwise not material to the conduct of the business of the Company and its Subsidiaries, sell, lease or otherwise dispose of, or permit any Encumbrance (other than a Permitted Encumbrance) upon, any material assets or properties of the Company or its Subsidiaries;
          (h) except in the ordinary course of business, incur, assume or guaranty any Indebtedness or capitalized lease obligations or make any loans, advances or capital contributions to, or investments in, any other Person (other than among the Company and its Subsidiaries and among such Subsidiaries and other than advances to directors, officers and employees in the ordinary course of business);

          (i) cancel, compromise, waive or release any right or claim (or series of related rights and claims) other than in the ordinary course of business;
          (j) except in the ordinary course of business, commence, compromise or settle any Proceeding;
          (k) make any change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures including, without limitation: (i) taking (or omitting to take) any action that has or would reasonably be expected to have the effect of accelerating revenues or accelerating cash receipts to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods, (ii) delaying or postponing the payment of any accounts payable or (iii) accelerating the collection of or discount any accounts receivable;
          (l) solely with respect to the Company and not with respect to any of its Subsidiaries, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock of the Company;
          (m) fail to use commercially reasonable efforts to keep in full force and effect the insurance policies set forth on Section 2.13 of the Company Disclosure Schedule;
          (n) except as required by GAAP or by applicable Legal Requirement, make any change in its accounting methods;
          (o) except in the ordinary course of business, enter into any assignment, license, indemnification or other agreement or commitment with respect to any Intellectual Property Rights,
          (p) cease from making all proper accruals for Taxes, vacation and other customary accruals of the Company and its Subsidiaries, in each case in accordance with GAAP and applicable Legal Requirements;
          (q) other than in the ordinary course of business, make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date; or
          (r) authorize or enter into any agreement or commitment, whether oral or written, to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time.
     Section 4.3 Required Approvals; Notices
          (a) As promptly as possible after the date of this Agreement, the Company shall use its commercially reasonable efforts to obtain all consents and shall give all notices required in connection with the transactions contemplated hereby as set forth in Section 2.2(c) of the Company Disclosure Schedule or as otherwise required as a condition to Parent’s and Merger Sub’s obligations under Section 5.1. Parent shall reasonably cooperate with the Company in seeking to obtain such consents (excluding the payment of any funds).
          (b) As promptly as possible after the date of this Agreement, the Company shall use its commercially reasonable efforts to make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated hereby. The Company also shall reasonably cooperate with Parent and its representatives with respect to all filings that Parent elects to make, or pursuant to Legal Requirements is required to make, in connection with the transactions contemplated hereby. In furtherance thereof, the Company shall cooperate with Parent and shall use commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”) as promptly as practicable following the date of this Agreement (but in no event later than ten (10) Business Days from and after the date hereof), shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Company shall bear its own costs for filing and other fees payable to Governmental Authorities; provided, however, that Parent shall pay the filing fee under the HSR Act.
          (c) As promptly as practicable after the date of this Agreement, Parent shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby. Parent also shall reasonably cooperate with the Company with respect to all filings the Company is required by Legal Requirements to make. In furtherance thereof, Parent shall cooperate with the Company and shall use its commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as promptly as practicable following the date of this Agreement (but in no event later than ten (10) Business Days from and after the date hereof), shall use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act (without the requirement to take any action that could adversely impact Parent (or the Company after Closing)), and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Parent shall bear its own costs for filing and other fees payable to Governmental Authorities. Solely for purposes of this Section 4.3(c), to the extent necessary to consummate the Transactions, Parent shall oppose any motion or action for a temporary, preliminary or permanent injunction against the Transactions.
          (d) Parent and the Company shall jointly agree upon the form of any pre-Closing consents, notices or announcements to Governmental Authorities (to the extent permitted by Legal Requirements), the Company employees, Physician Partners or other third parties contemplated by this Agreement.
     Section 4.4 Notification.
          (a) Between the date of this Agreement and the Closing Date, Parent or the Company, as the case may be (either such party(ies), the “Disclosing Party”), shall promptly notify the other party in writing if the Disclosing Party obtains Knowledge of (i) any actual breach of any of the representations and warranties of the Disclosing Party, (ii) any actual breach of the Disclosing Party or any officer, director, employee or Affiliate or agent thereof, of any covenant or agreement to be complied with or satisfied by it under this Agreement, or (iii) any other material event or development affecting the Disclosing Party, its or its Subsidiaries’ businesses, or the ability of the Disclosing Party to timely consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no disclosure shall be deemed to amend or supplement the Company Disclosure Schedule hereto, to prevent or cure any misrepresentation, error or breach of warranty or breach of covenant, to constitute or give rise to a waiver by the non-breaching party of any condition set forth in this Agreement, or to otherwise limit the remedies available to the non-breaching party under this Agreement (whether prior to or after the Closing). Not more than ten (10) days prior to the Closing Date, the Company shall deliver to Parent updates to Sections 2.8(a), 2.16(a) and 2.17(a) of the Company Disclosure Schedule with updated information as of such date.
          (b) Between the date of this Agreement and the Closing Date, Parent and the Company shall each notify the other if it obtains Knowledge of an actual breach of a representation, warranty or covenant contained in this Agreement by the other party.
     Section 4.5 Exclusivity. Between the date of this Agreement and the earlier of the termination of this Agreement and the Closing Date, the Company will not and will cause its officers, directors, stockholders and representatives not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the capital stock of the Company or its Subsidiaries, or any substantial portion of the assets of the Company or its Subsidiaries (including any acquisition structured as a merger, consolidation, share exchange, tender offer or otherwise), or any other merger, reorganization, recapitalization or similar transaction involving the Company or its Subsidiaries or their respective assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company shall notify Parent promptly if any Person makes any proposal or offer with respect to any of the foregoing, including a description of the proposed transaction and the identity of the Person.
     Section 4.6 Pre-Closing Financial Statements. Until the Closing Date, the Company shall deliver to Parent within thirty (30) days after the end of each month a copy of the unaudited monthly consolidated financial statements of the Company and its Subsidiaries as of the end of such month and for the fiscal period then ended prepared in accordance with GAAP (footnote disclosures excluded).
     Section 4.7 Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts, including taking any actions or executing and delivering any agreements or instruments reasonably requested by the other Parties, to cause the conditions precedent to the other party’s obligations set forth in Article V to be satisfied.
     Section 4.8 Cancellation of Option Awards. Prior to the Closing Date and pursuant to the terms of the Company Stock Option Agreements, the Company shall use its commercially reasonable efforts to enter into an option cancellation agreement with each holder of an Unexercised Option (each, an “Option Cancellation Agreement”), which Option Cancellation Agreement shall be in a form reasonably acceptable to both parties and shall contain representations, warranties, covenants and other provisions consistent in all material respects with the Letter of Transmittal. In the event that any Optionholder refuses to sign an Option Cancellation Agreement, the Company shall use its commercially reasonable efforts, and following the Closing the Surviving Corporation shall use its commercially reasonable efforts, to enforce the Company’s rights pursuant to the Company Stock Option Agreements.
     Section 4.9 Redemption and Amendment of Notes. As soon as practicable following the date of this Agreement, the Company shall use its commercially reasonable efforts to enter into an Amendment to Subordinated Note with each of the holders of Company’s Convertible Subordinated

Notes listed in Section 4.9(a). Such Amendment to Subordinated Note shall be in the form attached hereto as Exhibit C. On or prior to the Closing Date, the Company shall give notice of redemption effective thirty (30) days following the Closing Date to the holders of the Company’s Convertible Subordinated Notes listed in Section 4.9(b) of the Company Disclosure Schedule. Such notice of redemption shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.
     Section 4.10 Financing. To the extent reasonably requested by Parent, the Company will, and will cause its Subsidiaries and its and their Affiliates and representatives (including legal and accounting advisors) to, reasonably cooperate with Parent in connection with Parent’s financing in connection with the transactions contemplated hereby (the “Financing”), including (i) timely providing financial and other information relating to the Company and its Subsidiaries to Parent’s lenders (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company) and (ii) cooperating reasonably with Parent’s lenders’ due diligence; provided, however, that (x) such cooperation does not unreasonably disrupt the normal operations of the Company and its Subsidiaries and (y) any out-of-pocket costs or expenses incurred by the Company and its Subsidiaries at Parent or Merger Sub’s request in the performance of its obligations under this Section 4.11 shall be paid by Parent upon demand.
     Section 4.11 Non-Solicitation of Employees. If this Agreement is terminated for any reason, Parent shall not, and shall cause its Affiliates, agents and representatives to not, directly or indirectly, for a period of two (2) years after the termination, without the prior written approval of the Company, (i) solicit any Key Employee to terminate his or her employment with the Company or the Subsidiaries, (ii) contact any Key Employee with respect to matters relating to the Company or the Subsidiaries, or (iii) hire or otherwise retain the services of any Key Employee who had been employed by the Company at any time during the nine (9) months prior to such hiring or commencement of service relationship. Parent agrees that any remedy at law for any breach by it of this Section 4.11 would be inadequate, and the Company or such Subsidiary would be entitled to injunctive relief in such a case. If it is ever held by a court of competent jurisdiction that the restriction placed on Parent by this Section 4.11 is too onerous and is not necessary for the protection of the Company and/or such Subsidiaries, Parent agrees that any such court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company and/or such Subsidiaries. For the avoidance of doubt, “solicit” for employment shall not be deemed to include general solicitations of employment not specifically directed toward Key Employees or any inquiry made independently by any Key Employee.
ARTICLE V.
CONDITIONS TO CLOSING
     Section 5.1 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Parent):
          (a) Representations and Warranties. Each of the representations and warranties of Company in Article II of this Agreement must have been true and accurate in all material respects as of the date of this Agreement, and must be true and accurate in all material respects as of the Closing as if made on the Closing Date (or, in the case of representations and warranties that address matters as of a particular date, as of such date), except that representations and warranties that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects.

          (b) Covenants. All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Governmental Authorizations. Parent must have received such Governmental Authorizations as are necessary to allow Parent to consummate the transactions contemplated hereby and continue to operate the businesses of the Company and its Subsidiaries as currently conducted in all material respects.
          (d) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated, if applicable.
          (e) Consents. All consents, waivers, and estoppels of third parties specified on Schedule 5.1(e) shall have been obtained and shall be in form and substance reasonably satisfactory to Parent.
          (f) No Material Adverse Effect. There must not have been any Company Material Adverse Effect since the date of this Agreement.
          (g) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against the Company or Parent wherein an unfavorable outcome would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Company and its Subsidiaries to own their respective assets or control their respective businesses.
          (h) Termination of Certain Agreements. The Company shall have delivered to Parent evidence in a form reasonably acceptable to Parent of the termination of the agreements set forth on Schedule 5.1(h).
          (i) Insurance Matters. The Company shall have purchased (or provided a full accrual for the cost of on the Estimated Closing Statement) directors’ and officers’ “tail” insurance as described in Section 6.7.
          (j) Dissenting Shares. The Dissenting Shares shall constitute no more than five percent (5%) of the total amount of issued and outstanding shares of Company Capital Stock, and the Company shall have complied with all applicable provisions of Section 262 of the DGCL with respect to the Dissenting Shares.
          (k) Required Stockholder Vote. This Agreement and the Merger shall have been approved by the Required Stockholder Vote.
          (l) Auditor Consent. The Company shall have delivered to Parent the consent of the Company’s independent public accountants, in form and substance reasonably acceptable to Parent, to the inclusion of the Audited Financial Statements, and such accountant’s written reports thereon, in the Current Report on Form 8-K to be filed by Parent with respect to the transactions contemplated by this

Agreement and to the incorporation by reference of the Audited Financial Statements into all effective registration statements of Parent.
          (m) Closing Deliveries. The Company must have caused the documents and instruments required by Section 1.16(a) to be delivered (or tendered subject only to Closing) to Parent.
     Section 5.2 Conditions to Obligations of Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Stockholders’ Representative):
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in Article III of this Agreement must have been true and accurate in all material respects as of the date of this Agreement, and must be true and accurate in all material respects as of the Closing as if made on the Closing Date (or, in the case of representations and warranties that address matters as of a particular date, as of such date), except that representations and warranties that are qualified as to materiality shall be true and correct in all respects.
          (b) Covenants. All of the covenants and obligations that each of Parent and Merger Sub is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Governmental Authorizations. The Company must have received such Governmental Authorizations as are necessary to allow the Company to consummate the transactions contemplated hereby, except where the failure to do so would not have a material adverse effect on the Former Stakeholders.
          (d) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.
          (e) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against the Company or Parent wherein an unfavorable outcome would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
          (f) Closing Deliveries. Parent must have caused the documents and instruments required by Section 1.16(b) to be delivered (or tendered subject only to Closing) to the Stockholders’ Representative.
ARTICLE VI.
ADDITIONAL AGREEMENTS
     Section 6.1 Publicity. No public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued by any party or any party’s respective Affiliates, officers, directors, stockholders or representatives without the prior written consent of Parent and the Stockholders’ Representative; provided, however, that nothing contained herein will, subject to Section 6.2 below, limit the parties from making any announcements, statements or acknowledgments to the limited extent that such party is required by applicable Legal Requirements to make, issue or release. Subject to the foregoing, except (i) as otherwise agreed to by Parent and the Stockholders’ Representative, (ii) as required by Legal Requirements, or (iii) in connection with any Proceeding brought in connection with this Agreement or the transactions contemplated hereby, prior to the Closing, the parties will keep this Agreement and any information about the transactions contemplated hereby strictly confidential and shall not make any disclosure of this Agreement to any other Person (other than its attorneys, accountants, bankers and other representatives). The Company will consult with Parent concerning the means by which the Company’s and its Subsidiaries’ employees, Physician Partners, lessors, creditors and others having business relations with the Company and its Subsidiaries will be informed of the transactions contemplated hereby, and Parent shall have the right to approve (such approval not to be unreasonably conditioned, withheld or delayed), and shall have the right to be present for, any such communications.
     Section 6.2 Confidentiality.
          (a) The Confidentiality Agreement, dated as of October 26, 2010, entered into by and between Parent and the Company (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement in accordance with the terms thereof.
          (b) Prior to Closing, the Company agrees not to disclose, disseminate, divulge, discuss, copy or otherwise use (and the Company shall cause each of its Affiliates, representatives, stockholders and employees not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is related to and required by such Person’s performance of duties assigned to such person by the Company in the ordinary course of business consistent with past practice or except as may be required by law or necessary in connection with any dealings with any Governmental Authority. The Company agrees to use commercially reasonable efforts to take all appropriate steps to safeguard such Confidential Information and to protect it against improper disclosure.
     Section 6.3 Employee Matters
          (a) Following the Closing, to the extent Parent determines to transition the employees of the Company and its Subsidiaries to Parent’s Employee Benefit Plans, the employees of the Company that continue their employment with Parent shall be eligible to participate in the applicable employee benefit plans in which similarly situated employees of Parent participate, but not with more significant benefits or levels as similarly situated employees of Parent (and not to the extent of any duplication of benefits with any Employee Benefit Plan of the Company continued after the Closing); provided, however, that the foregoing shall in no event obligate the Company to offer (or maintain) such or any other benefits (including existing benefits) to, or continue the employment of, such persons for any period following the Closing Date. With respect to any employee benefit plan as may be maintained for the Company’s employees from time to time following the Closing Date by the Parent, service by such employees performed for the Company prior to the Closing (to the extent recognized for such purposes by the Company prior to the Closing and to the extent permitted by the applicable insurer or plan vendor) shall be treated as service with the Parent, as the case may be, for purposes of determining eligibility to participate, vesting and, solely for purposes of any vacation, personal or sick days or severance program, benefit accruals. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations, in each case to the extent such requirements were satisfied under analogous Employee Benefit Plans prior to the Closing and to the extent permitted by the applicable insurer or plan vendor.
          (b) If requested by Parent not less than five (5) Business Days prior to Closing, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors so terminating any such 401(k) Plan. If elected by employees of the Company and its Subsidiaries who continue employment and who have participated in the Company 401(k) plan, Parent shall cause its 401(k) Plan to accept distributions from Continuing Employees’ 401(k) accounts as rollover distributions subject to the terms of the Parent 401(k) Plan and the rules and regulations under Section 402(c) of the Code.
          (c) Nothing contained in this Section 6.3 shall (i) limit or preclude the Company or Parent from amending or terminating any Employee Benefit Plan or (ii) amend, or be deemed to amend, any Employee Benefit Plan.
          (d) Notwithstanding anything to the contrary contained in this Agreement, this Section 6.3 is for the sole benefit of the parties to this Agreement and nothing contained in this Agreement, expressed or implied, shall give or be construed to give to any Person (including, without limitation, any Company employee or any representative, dependent or heir thereof), other than the parties hereto, any legal or equitable rights, remedy or claim hereunder or to amend or modify the terms of any Company Employee Benefit Plan.
          (e) Parent and the Surviving Corporation shall be responsible for any obligations and liabilities arising under the WARN Act due to Parent’s or the Surviving Corporation’s actions or omissions following the Closing, including with respect to any termination of employees of the Company following the Closing.
     Section 6.4 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to execute and deliver to each other such other documents, and (b) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
     Section 6.5 Consent of Stockholders. Company will take all action necessary in accordance with applicable Legal Requirements and its Organizational Documents to solicit written consents from its stockholders to vote upon the approval of this Agreement and the Merger. All notices and other information delivered to the stockholders of Company relating to the solicitation of consents shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will use its commercially reasonable efforts to cause each Former Stakeholder to ratify the appointment of the Stockholders’ Representative pursuant to Section 10.13 hereof, and to provide evidence of the same to Parent.
     Section 6.6 List of Former Stakeholders. Prior to Closing, the Company shall deliver to Parent a correct and complete schedule that sets forth as of the Effective Time (i) the number of shares of

Company Capital Stock that each current stockholder of the Company holds of record and (ii) the name of each person who holds an Unexercised Option and the exercise price and number of shares issuable upon exercise of each Unexercised Option.
     Section 6.7 Indemnification, Exculpation.
          (a) All rights to indemnification or exculpation (including advancement of expenses) existing as of the date of this Agreement in favor of the current or former directors, officers and employees of the Company and its Subsidiaries as provided in the Organizational Documents of the Company and its Subsidiaries shall continue in full force and effect for a period of six (6) years after the Closing; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) thereunder shall continue until disposition of any such claims. Parent shall not, and shall cause the Surviving Corporation not to, take any action to diminish or impair the indemnification and exculpation provisions existing in the Organizational Documents of the Surviving Corporation as of immediately prior to the Effective Time. The foregoing provision is a contract right in favor of the current or former directors, officers and employees of the Company and its Subsidiaries and shall not be adversely effected by any modification to the Organizational Documents of the Company and its Subsidiaries after the date hereof.
          (b) Prior to the Closing, the Company shall purchase, and after the Closing Parent shall, or shall cause the Surviving Corporation to, maintain, an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the directors and officers of the Company and its Subsidiaries in a form reasonably satisfactory to Parent that shall provide such directors and officers with coverage for six (6) years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the insured than the directors’ and officers’ insurance currently maintained by the Company.
          (c) The provisions of this Section 6.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to be indemnification pursuant to this Section 6.7, and each such person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.7 and (ii) shall not be subject to amendment by the parties to this Agreement. The indemnification obligations provided under this Section 6.7 are primary and the indemnified Persons under this Section 6.7 shall not be obligated to pursue claims that exist under any other agreement or document which may provide such Person with any rights of indemnification or exculpation.
          (d) Parent, Merger Sub and the Surviving Corporation hereby acknowledge that the Indemnified Persons under this Section 6.7 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current shareholders, members, or other Affiliates of the Company or its shareholders (“Indemnitee Affiliates”) separate from the indemnification obligations of Parent, Merger Sub and the Surviving Corporation hereunder. Parent, Merger Sub and the Surviving Corporation hereby agree (i) that the Surviving Corporation is the indemnitor of first resort (i.e., its obligations to the indemnified Persons under this Section 6.7 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 6.7 are secondary), and (ii) that Parent, Merger Sub and the Surviving Corporation irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

ARTICLE VII.
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Parent and the Stockholders’ Representative for certain tax matters following the Closing Date:
     Section 7.1 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for any taxable period of the Company and its Subsidiaries that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.
     Section 7.2 Responsibility for Filing Tax Returns.
          (a) Filing of Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are required to be filed after the Closing Date and pay all Taxes shown as due on those Tax Returns. All such Tax Returns relating to a Pre-Closing Tax Period or a Straddle Period shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries, unless Parent reasonably determines that such past practices are not consistent with applicable Legal Requirements. Without the prior written consent of the Stockholders’ Representative (which consent may not be unreasonably withheld or delayed), the Surviving Corporation shall not amend any Tax Return relating to a Pre-Closing Tax Period or Straddle Period.
          (b) Review Rights. No later than thirty (30) days prior to the due date for filing thereof, Parent shall provide the Stockholders’ Representative with drafts of all Tax Returns prepared by it pursuant to Section 7.2(a), but only to the extent such Tax Returns would reasonably be expected to result in a Tax liability subject to indemnification pursuant to Section 8.2 of this Agreement. The Stockholders’ Representative shall have the right to review and provide comments on such Tax Returns during the fifteen (15) day period following the receipt of such Tax Returns. The Stockholders’ Representative and Parent shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 7.2(b). Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which Parent deems correct, without prejudice to any party’s rights and obligations under this Article VII and Article VIII.
     Section 7.3 Certain Actions. Parent covenants that without the prior consent of the Stockholders’ Representative, it shall not, and shall not cause or permit the Surviving Corporation or any of its Subsidiaries or any Affiliates of Parent, to make or change any material Tax election (including making any election under Section 338 of the Code), take any Tax position on any Tax Return relating to a Pre-Closing Tax Period, or compromise or settle any Tax liability , in each case if such action would have the effect of materially increasing the Tax liability (or Tax indemnity) or materially reducing any Tax asset of any Stockholder in respect of any Pre-Closing Tax Period. If Parent breaches the foregoing covenant, such Stockholder shall not be liable for any Taxes that are a direct or indirect result of such breach. After the Closing Date, Parent and its Affiliates shall not, without the consent of the Stockholders’ Representative, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period.
     Section 7.4 Tax Proceedings. The Surviving Corporation shall promptly notify the Stockholders’ Representative in writing upon receipt by the Surviving Corporation or any of its Subsidiaries of notice of any Tax audits, examinations or assessments that could give rise to any indemnification pursuant to Section 8.2. Any such audit shall be treated as a Third Party Claim subject to Section 8.6.
     Section 7.5 Cooperation on Tax Matters
          (a) Parent and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Stockholders’ Representative and Parent agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or any Subsidiary of the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent so requests, the Stockholders’ Representative shall allow Parent to take possession of such books and records in lieu of destruction.
          (b) Parent, the Stockholders’ Representative and the Company further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.
     Section 7.6 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne 50% by the Former Stakeholders (which fees the Stockholders’ Representative will pay to Parent) and 50% by Parent.
     Section 7.7 Tax Refunds. Any Tax Refunds, less any expenses incurred by Parent, the Surviving Corporation or any Subsidiary in seeking such Tax Refunds, that are received by the Surviving Corporation or any of its Subsidiaries within 12 months following to the Closing Date, or with respect to which Parent, the Surviving Corporation or any Subsidiary files a claim for refund within the 12 months following the Closing Date, that are attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date shall be for the account of the Former Stakeholders and shall be forwarded by Parent to the Stockholders’ Representative on behalf of such Former Stakeholders promptly upon receipt, except to the extent that such Tax Refund arises as a result of a carryback of a loss or other Tax benefit attributable to a period (or portion thereof) beginning after the Closing Date. For the avoidance of doubt, any Tax Refund attributable to the use of any Tax net operating loss, capital loss or other carryforward in any Tax period beginning after the Closing Date shall be retained by Parent, the Surviving Corporation or the Subsidiaries, as applicable. Parent shall, if the Stockholders’ Representative reasonably requests, file or cause the relevant entity (Parent, the Surviving Corporation or any Subsidiaries of the Company or any successor) to file a claim for refund for any Tax Refunds for which the Stockholders’ Representative reasonably believes the Former Stakeholders are entitled to a Tax Refund. The Stockholders’ Representative shall prepare, or cause to be prepared, any such claim for refund.
ARTICLE VIII.
INDEMNIFICATION
     Section 8.1 Survival. All representations, warranties, covenants, and agreements in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Section 1.16, and any other certificate or document (including any Letter of Transmittal) delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject only to Section 8.5. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Notwithstanding anything contained in this Agreement to the contrary, no party shall bring any claim alleging a breach of Section 4.4(b) against any other party following the Closing, and in no event shall the failure of any party to comply with the covenant contained in Section 4.4(b) of this Agreement be asserted as a defense against any claim for indemnification pursuant to this Article VIII.
     Section 8.2 Indemnification and Reimbursement by the Former Stakeholders. Subject to the limitations set forth in this Article VIII, from and after the Closing, the Former Stakeholders shall severally defend, indemnify and hold harmless Parent, Merger Sub, their respective Affiliates, and their respective officers, directors, stockholders, employees, representatives, agents, successors and assigns (collectively, the “Parent Indemnified Persons”) from, and shall reimburse the Parent Indemnified Persons out of the Escrow Fund for, any Loss, whether or not involving a third-party claim (collectively, “Damages”), arising from, in connection with, or relating to:
          (a) Except as addressed specifically in another clause of this Section 8.2, any breach of any representation or warranty made by the Company in this Agreement, any certificate delivered by the Company pursuant to Section 1.16(a), or any other certificate or document delivered by the Company at Closing pursuant to this Agreement, in each case disregarding the terms “material,” “materiality,” and “Company Material Adverse Effect”; (provided, however, that such “material”, “materiality” and “Company Material Adverse Effect” qualifications and limitations shall not be disregarded in Section 2.14(a)(xi) and the first sentence of Section 2.19);
          (b) any non-fulfillment or breach of any covenant, agreement or obligation contained in this Agreement to be performed or complied with by the Company prior to Closing;
          (c) that portion of Damages allocable to the Company or any Company Subsidiary in connection with any written settlement relating to any Proceeding against the Surviving Corporation, any Company Subsidiary or any Parent Indemnified Person brought by a Governmental Authority after the

Closing Date alleging a violation of any Healthcare Law that, if successful, would give rise to or evidence a breach of any representation or warranty made by the Company in this Agreement; provided, that for the avoidance of doubt, the foregoing shall be subject to the consent requirements set forth in Section 8.6;
          (d) any breach of any representation or warranty made by the Company in (i) the first two sentences of Section 2.1 and (ii) Sections 2.2(a), 2.4 and 2.7 of this Agreement, in each case disregarding the terms “material,” “materiality,” and “Company Material Adverse Effect”;
          (e) payments made to stockholders holding Dissenting Shares in excess of the consideration such stockholders would have been entitled to receive pursuant to this Agreement had they not been Dissenting Shares; and
          (f) any costs and expenses reasonably incurred (including reasonable attorneys’ fees and disbursements and the costs of litigation and investigation) and any payments by the Surviving Corporation or its Affiliates to holders of Unexercised Options who do not execute and deliver to the Company an Option Cancellation Agreement at or prior to the Closing, in connection with the cancellation of all Unexercised Options.
For avoidance of doubt, the Company shall have no liability to, or obligation to indemnify, the Parent Indemnified Persons from and after the Closing.
     Section 8.3 Indemnification and Reimbursement by Parent. Subject to the limitations set forth in this Article VIII, from and after the Closing, Parent shall defend, indemnify and hold harmless the Former Stakeholders and their respective officers, directors, stockholders, employees, representatives, agents, successors and assigns (collectively, the “Former Stakeholder Indemnified Persons”) from, and shall reimburse the Former Stakeholder Indemnified Persons for, any Damages directly or indirectly arising from or in connection with, incidental or relating to:
          (a) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement, the certificate delivered by Parent pursuant to Section 1.16(b), or any certificate or document delivered by Parent or Merger Sub at Closing pursuant to this Agreement, in each case disregarding the terms “material” and “materiality”; and
          (b) any non-fulfillment or breach of any covenant, agreement or obligation of Parent or Merger Sub or the Surviving Corporation in this Agreement.
     Section 8.4 Limitations on Indemnification by the Former Stakeholders. Notwithstanding anything contained herein to the contrary, the obligation of the Former Stakeholders to indemnify the Parent Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:
          (a) The Former Stakeholders will have no indemnification liability for any single Loss (or series of related Losses) that does not exceed $50,000 (the “Mini-Basket”).
          (b) The Former Stakeholders will have no indemnification liability under Sections 8.2(a) through (c) until the total amount of Losses (other than Losses disregarded pursuant to Section 8.4(a)) incurred by the Parent Indemnified Persons thereunder exceeds $1,000,000 (the “Basket”), in which case the Stockholders will be responsible for the amount of the Losses in excess of the Basket.

          (c) The Former Stakeholders shall have no indemnification liability for Damages under Section 8.2 in an amount in excess of the amount remaining from time to time in the Escrow Fund, if any (the “Cap”).
          (d) The limitations set forth in clauses (a) and (b) of this Section 8.4 shall not apply to Damages pursuant to Sections 8.2(d), (e) and (f). For avoidance of doubt, nothing contained herein (including Sections 8.4(a) through (c)) shall limit or restrict any Parent Indemnified Person’s right to maintain or recover any amounts from one or more Former Stakeholders in connection with any action or claim based upon any fraud committed by such Former Stakeholder (but no Former Stakeholder shall have any liability for the fraud of any other Person).
          (e) All Damages relating to claims for indemnification pursuant to Section 8.2 shall be satisfied solely out of the amount remaining from time to time in the Escrow Fund, if any. In no event shall any Former Stakeholder be obligated to reimburse, replenish or make any further contribution (in cash or in kind) to the Escrow Fund following the Closing.
          (f) In addition to the indemnification obligations of the Former Stakeholders pursuant to Section 8.2, each Former Stakeholder that executes and delivers a Letter of Transmittal shall indemnify the Parent Indemnified Persons to the extent provided therein. Any claim arising out of a Letter of Transmittal shall solely be pursued directly against the applicable Former Stakeholder and any Damages relating to such claim shall be paid by the Former Stakeholder and shall not be paid out of the Escrow Fund.
     Section 8.5 Time Limitations.
          (a) Former Stakeholders will have no indemnification liability for the breach of any representation or warranty or covenant set forth in this Agreement (or for any obligations under Section 8.2(c)) unless on or before the twelve (12) month anniversary of the Closing Date, Parent notifies Stockholders’ Representative of a claim or potential claim made by Parent in good faith specifying the factual basis of that claim or potential claim in reasonable detail to the extent then known by Parent; provided, however, that any claim in connection with any action or claim based upon fraud, shall survive and, in each case, may be made by Parent at any time prior to thirty (30) days following the expiration of the applicable statute of limitations period.
          (b) Parent will have no indemnification liability for the breach of any representation or warranty set forth in Article III, unless on or before the twelve (12) month anniversary of the Closing Date, Stockholders’ Representative notifies Parent of a claim or potential claim made by Stockholders’ Representative in good faith specifying the factual basis of that claim or potential claim in reasonable detail to the extent then known by Stockholders’ Representative; provided, however, that any claim in connection with any action or claim based upon fraud, shall survive and, in each case, may be made by Stockholders’ Representative at any time prior to thirty (30) days following the expiration of the applicable statute of limitations period.
          (c) Upon the giving of notice specified in Sections 8.5(a) or (b), as the case may be, the indemnity with respect thereto shall survive the time at which it would otherwise terminate pursuant to this Agreement (regardless of when the Damages in respect thereof may actually be incurred), and the indemnitee shall have the right to commence legal proceedings with respect to any such noticed claim or potential claim subsequent to the survival date for the enforcement of their rights under this Article VIII.

     Section 8.6 Third-Party Claims.
          (a) Promptly after receipt by a Person entitled to indemnity under Sections 8.2 or 8.3 (an “Indemnified Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that (and only to the extent that) such failure is demonstrated by the Indemnifying Person to have actually caused the Damages for which it is obligated to pay hereunder to be greater than such Damages that would have been payable had the Indemnified Person given the prompt notice required hereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading that may have been served, any written demand or any other relevant document or instrument.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim at its own cost and expense and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith based upon the advice of counsel that joint representation would be inappropriate, (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim, or (iii) Parent asserts a claim against the Escrow Fund and the amount of Damages sought in the Third-Party Claim is greater than the amount remaining in the Escrow Fund), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person, subject to the Indemnified Person’s right to participate in such defense at its own expense. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of the Indemnified Person’s counsel with respect to the defense of such Third-Party Claim subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation or to the extent incurred at the Indemnifying Person’s request in connection with its defense of the claim. If the Indemnifying Person assumes control of the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person or out of the Escrow Fund; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, then the Indemnified Person can manage such Third Party Claim in accordance with the terms and conditions herein. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith based upon the advice of counsel that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or such Third-Party Claim involves any material matter beyond the scope of or in excess of the indemnification obligations hereunder, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed) and, for the avoidance of doubt, the Indemnifying Person shall not be obligated to indemnify any Person pursuant to Section 8.2(c) in connection with any compromise or settlement effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed).
          (d) With respect to any Third-Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
          (e) With respect to any Third-Party Claim subject to indemnification under this Article VIII, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or has participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
     Section 8.7 Procedure For Indemnification — Other Claims. Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
     Section 8.8 Calculation of Damages. For purposes of calculating the amount of Damages to which the Parent Indemnified Persons and Former Stakeholder Indemnified Persons are entitled under this Article VIII, the terms “material,” “materiality,” and “Company Material Adverse Effect” will be disregarded (provided, however, that such “material”, “materiality” and “Material Adverse Effect” qualifications and limitations shall not be disregarded in, Section 2.14(a)(xi) and the first sentence of Section 2.19).
     Section 8.9 Tax Benefit Offset. To the extent an Indemnified Person recognizes any Indemnification Tax Benefit (as defined below) as a result of any Damages, the Indemnified Person shall pay the amount of such Indemnification Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) to the Indemnifying Person within 60 calendar days of such Indemnification Tax Benefits being actually recognized by the Indemnified Person (to the extent such Indemnification Tax Benefit are actually recognized prior to the payment of the Damages, the amount of Damages shall be reduced by the amount of Indemnification Tax Benefit actually recognized). For this purpose, the Indemnified Person shall be deemed to recognize an indemnification tax benefit (“Indemnification Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Person’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Damages for all taxable years, exceeds the Indemnified Person’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Damages.
     Section 8.10 Remedies Exclusive. From and after the Closing Date, except in connection with any action or claim based upon fraud, the remedies provided for in this Article VIII shall be exclusive remedy available to the parties hereto with respect to the breach of any representation, warranty, covenant or obligation contained in this Agreement. If any party or Former Stakeholder commits fraud, then only such party or Former Stakeholder who committed such fraud will be liable for such fraud and no party or Former Stakeholder shall be liable for any fraud committed by any other party or Former Stakeholder.
     Section 8.11 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Merger Consideration for all Tax purposes.
     Section 8.12 Mitigation. The parties shall cooperate with each other to resolve any claim or liability with respect to which an Indemnifying Person is obligated to indemnify an Indemnified Person hereunder, including by making commercially reasonable efforts to mitigate Damages. In connection with any Damages for which an Indemnified Person may seek indemnification under this Article VIII, such Indemnified Person shall use its commercially reasonable efforts to pursue available insurance coverage that such Indemnified Person has in respect of such Damages and the amount of insurance proceeds actually received by the Indemnified Person, less any deductibles, shall not be included in Losses that such Indemnified Person may recover under this Article VIII. Any out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by such Indemnified Person pursuing such insurance coverage shall constitute Losses for purposes of Article VIII. If the Indemnified Person receives any insurance proceeds subsequent to an indemnification payment by the Indemnifying Person in respect of such Losses and (a) the Indemnified Person has not been fully reimbursed for all such Losses by such indemnification payment from the Indemnifying Person, then the Indemnified Person shall keep the portion of such insurance proceeds necessary to fully reimburse the Indemnified Person for all such Losses and shall promptly pay the remainder of such insurance proceeds to the Indemnifying Person with respect to any indemnification payment made to the Indemnified Person up to the amount of the insurance proceeds so received by the Indemnified Person and (b) the Indemnified Person has been fully reimbursed for all such Losses by such indemnification payment from the Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any indemnification payment made to the Indemnified Person up to the amount of the insurance proceeds so received by the Indemnified Person.
ARTICLE IX.
TERMINATION
     Section 9.1 Termination Events. By written notice given prior to or at the Closing, this Agreement may be terminated as follows:
          (a) by Parent, in the event that following the date of this Agreement Parent obtains Knowledge of breaches of the representations and warranties of the Company contained in Sections

2.5(b), 2.11, 2.16 or 2.17 of this Agreement that would be reasonably expected to result in Damages in excess of $7,000,000;
          (b) by Parent, if the satisfaction of any of the conditions to Parent’s and Merger Sub’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible or otherwise incapable of cure by September 30, 2011 (other than through the failure of Parent or Merger Sub to comply with its obligations under this Agreement), and Parent has not waived such condition in writing on or before such date;
          (c) by the Stockholders’ Representative, if the satisfaction of any of the conditions to the Company’s obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible or otherwise incapable of cure by September 30, 2011 (other than through the failure of the Company to comply with its obligations under this Agreement), and the Stockholders’ Representative has not waived such condition in writing on or before such date;
          (d) by either Parent or the Stockholders’ Representative, if any Order of any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable;
          (e) by mutual written consent of Parent and the Stockholders’ Representative; or
          (f) by Parent or the Stockholders’ Representative, if the Closing has not occurred on or before September 30, 2011 or such later date as Parent and the Stockholders’ Representative may agree upon in writing.
     Section 9.2 Effect of Termination. If the Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Section 4.11, Section 6.1; Section 6.2(a), this Article IX and Article X will survive; provided, however, that termination of this Agreement will not preclude a party from bringing a claim against any other party to this Agreement for a breach arising prior to such termination or to compel specific performance by another party of its obligations under this Agreement. Nothing in this Article IX shall be deemed to release any party from any liability for any willful breach (but not any other breach) by such party of the terms and provisions of this Agreement, to impair the right of any party to compel specific performance by any other party of his, her or its obligations under this Agreement or to limit the right of any party to commence any Proceeding for improper or wrongful termination of this Agreement. For the avoidance of doubt, such phrase “willful breach” shall be interpreted throughout this Agreement to mean that the “willfully breaching” party acted purposely with Knowledge that his or its actions were in breach of the terms of this Agreement.
ARTICLE X.
GENERAL PROVISIONS
     Section 10.1 Expenses. Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Company prior to Closing shall be paid by the Company (and, to the extent not paid by the Company or its Subsidiaries as of Closing, shall be deducted from the Merger Consideration as Transaction Expenses pursuant to the terms hereof), and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Parent and Merger Sub shall be paid by Parent. Notwithstanding the foregoing, Parent will pay one-half and the Stockholders Representative will pay (from amounts in the Reserve Account) one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.
     Section 10.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may assign any of its rights and delegate any of its obligations under this Agreement (i) to any Affiliate of Parent, and (ii) may collaterally assign its rights hereunder to any financial institution providing financing to Parent in connection with the transactions contemplated hereby, provided that no such assignment or delegation will relieve Parent from any of its obligations hereunder or require the other parties to this Agreement to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring party permitted under or pursuant to this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in Section 6.8, nothing in this Agreement will be construed to give any Person other than the parties to this Agreement and the Former Stakeholders any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a permitted successor or assignee pursuant to this Section 10.2.
     Section 10.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):
If to the Company (prior to the Closing):                                                    With copies (which shall not constitute notice) to:

National Surgical Care, Inc. c/o Sami Abbasi 15950 North Dallas Parkway, Suite 775 Dallas, Texas 75248 Telephone: (972) 284-7210 Facsimile: (972) 284-7211	Harvey M. Eisenberg O’Melveny & Myers, LLP Times Square Tower 7 Times Square New York, New York 10036 Telephone: (212) 408-2416 Facsimile: (212) 326-2061

and

CCMP Capital Advisors, LLC c/o Kevin O’Brien 245 Park Avenue, 16th Floor New York, New York 10167 Telephone: (214) 378-5000 Facsimile: (917) 464-7465

and

Brazos GP Partners, LLC 100 Crescent Court

Suite 1777 Dallas, TX 75201 Attention: Jeff S. Fronterhouse Telephone: (214) 756-6500 Facsimile: (214) 756-6505

If to the Stockholders’ Representative:	With copies (which shall not constitute notice) to:

Brazos GP Partners, LLC 100 Crescent Court Suite 1777 Dallas, TX 75201 Attention: Jeff S. Fronterhouse Telephone: (214) 756-6500 Facsimile: (214) 756-6505	Harvey M. Eisenberg O’Melveny & Myers, LLP Times Square Tower 7 Times Square New York, New York 10036 Telephone: (212) 408-2416 Facsimile: (212) 326-2061

and

CCMP Capital Advisors, LLC c/o Kevin O’Brien 245 Park Avenue, 16th Floor New York, New York 10167 Telephone: (214) 378-5000 Facsimile: (917) 464-7465

and

Mark Early Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, TX 75201 Attention: (214) 220-7895 Facsimile: (214) 999-7895

If to the Parent or Merger Sub:	With copies (which shall not constitute notice) to:

AmSurg Corp. c/o Christopher A. Holden 20 Burton Hills Boulevard, Suite 500 Nashville, TN, 37215 Telephone: (615) 665-3527 Facsimile: (615) 665-3600	J. James Jenkins, Jr. Bass, Berry & Sims, PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 Telephone: (615) 742-6236 Facsimile: (615) 742-2736
     Section 10.4 Entire Agreement; Disclosure Schedules. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents and supplements delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof (other than the Confidentiality Agreement, which will remain in full force and effect). No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless its relevance or applicability to information called for by any other Company Disclosure Schedule is reasonably apparent. The inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents an exception or material fact, event or circumstance or that such item constitutes a Company Material Adverse Effect.
     Section 10.5 Amendment; Waiver; Remedies Cumulative. This Agreement may not be amended and any terms or conditions may not be waived except by a written agreement signed by the Parent, Merger Sub and the Stockholders’ Representative. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. The waiver, in accordance with Article V above, of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based on such representation, warranty, covenant or obligation. To the maximum extent permitted by Legal Requirements, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     Section 10.6 Severability. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of Parent and the Company regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Parent and the Stockholders’ Representative with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
     Section 10.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. All references to dollars or “$” in this Agreement will be to U.S. dollars. Unless expressly provided otherwise, all references to “ordinary course of business” shall mean consistent with past practice and custom (including, without limitation, with respect to amount, timing, scope, quality, quantity and frequency). The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement with competent counsel of its choosing and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
     Section 10.8 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
     Section 10.9 Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.
     Section 10.10 Enforcement of Agreement. The Company and Parent acknowledge and agree that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or Parent could not be adequately compensated by monetary damages. Accordingly, the Company and Parent agree that, in addition to any other right or remedy to which the Company or Parent, as applicable, may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.
     Section 10.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A TRIAL.
     Section 10.12 Independence of Covenants, Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, subject to Section 10.4, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
     Section 10.13 Stockholders’ Representative.
          (a) Brazos GP Partners, LLC shall be constituted and appointed as agent (the foregoing person and any other person duly acting in such capacity as authorized hereunder from time to time, the “Stockholders’ Representative”) for and on behalf of each Former Stakeholder to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Former

Stakeholders, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Former Stakeholders pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, including actions in connection with the determination of the Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by a vote or written consent by the holders of a majority of the Company Capital Stock on an as-converted basis as of the Closing Date, voting in the same manner as would have been voted in accordance with the Organizational Documents of the Company as in effect immediately prior to the Closing Date (the “Majority Stockholders”), from time to time upon not less than ten (10) days’ prior written notice to Parent. If at any time the Stockholders’ Representative resigns, dies or becomes incapable of acting, the Majority Stockholders shall immediately choose another Stockholder to act as the Stockholders’ Representative under this Agreement. No such resignation shall be effective until a new Stockholders’ Representative shall be appointed and have confirmed his acceptance of such appointment in writing to Parent. The Former Stakeholder Indemnified Persons may not make a claim for indemnity against Parent pursuant to this Agreement except through the Stockholders’ Representative, who shall make such a claim only upon the written direction of the Majority Stockholders. The Stockholders’ Representative may enforce, prosecute and settle any indemnification related claim without directions from the Former Stakeholders or the Former Stakeholder Indemnified Persons, and all acts and decisions of the Stockholders’ Representative in connection with such matters shall be binding on all the Former Stakeholders and Former Stakeholder Indemnified Persons. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for services provided hereunder, but shall receive reimbursement from, and be indemnified severally by, the Former Stakeholders, in proportion to the aggregate amount of Merger Consideration received by such Former Stakeholders, for any and all Damages or expenses incurred by the Stockholders’ Representative in the performance or discharge of its duties pursuant to this Section 10.13, and, in addition to the foregoing, the Stockholders’ Representative shall be entitled to offset the amount of any such Damages and expenses from any amounts released from the Escrow Fund and the Reserve Account upon its release to the Former Stakeholders prior to the distribution of such funds to the Former Stakeholders in accordance with the terms hereof. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Former Stakeholders.
          (b) The Stockholders’ Representative will be entitled to engage such counsel, experts and other agents as the Stockholders’ Representative deems necessary or proper in connection with performing the Stockholders’ Representative’s obligations hereunder, and will be promptly reimbursed by the Former Stakeholders for all reasonable expenses, disbursements and advances incurred by the Stockholders’ Representative in such capacity upon demand. Each Former Stakeholder shall indemnify and hold harmless the Stockholders’ Representative pro rata based upon such Former Stakeholders’ pro rata share of the total outstanding shares of the Company Capital Stock on an as-converted basis as of the Closing Date, from any and all Damages that are incurred by the Stockholders’ Representative as a result of actions taken, or actions not taken, by the Stockholders’ Representative herein, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Stockholders’ Representative. The Stockholders’ Representative shall not be liable to the Former Stakeholders for any act done or omitted hereunder as Stockholders’ Representative, excluding acts which constitute gross negligence or willful misconduct.
          (c) All amounts received by the Stockholders’ Representative on behalf of the Former Stakeholders under this Agreement will be promptly paid by the Stockholders’ Representative to the Former Stakeholders in the proportions required under this Agreement; provided, however, that the

          Stockholders’ Representative will be entitled to set off any amounts payable to the Stockholders’ Representative under Section 10.13 against amounts otherwise payable to the Former Stakeholders pursuant to this Section 10.13.
          (d) A decision, act, consent or instruction of the Stockholders’ Representative in respect of any action under this Agreement shall constitute a decision of all of the Former Stakeholders and any other Former Stakeholder Indemnified Persons, whether or not there was any prior consultation with or contrary instructions from any Former Stakeholder, and shall be final, binding and conclusive upon each such Former Stakeholder and other Former Stakeholder Indemnified Persons, and Parent may conclusively rely upon any decision, act, consent or instruction of the Stockholders’ Representative hereunder as being the decision, act, consent or instruction of each and every such Former Stakeholder and any other Former Stakeholder Indemnified Persons. Parent shall be able to rely conclusively on the proper distribution of such amounts by the Stockholders’ Representative among the Former Stakeholders upon receipt by the Stockholders’ Representative of such amounts. Parent is hereby irrevocably relieved from any liability to any Person (including any Former Stakeholder or any other Former Stakeholder Indemnified Persons) for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.
          (e) The holders of two-thirds of the issued and outstanding Company Capital Stock (on a fully-diluted, as-converted basis) immediately prior to the Effective Time may amend this Section 10.13 from time to time following the date hereof and such amendment shall be binding on all Former Stakeholders. Any such amendment shall not be binding on and shall have no effect on Parent or the Surviving Corporation.
     Section 10.14 Reserve Account
          (a) The Stockholders’ Representative is hereby authorized to establish an account for the purposes set forth herein (the “Reserve Account”). The Stockholders’ Representative is hereby authorized to use the funds in the Reserve Account, or, to the extent the Reserve Account has been satisfied, to use any remaining funds in the Escrow Fund that are to be released to the Former Stakeholders, to satisfy, to the extent there are sufficient funds therefor, (i) all costs, fees, expenses, liabilities or other obligations of the Former Stakeholders or the Stockholders’ Representative hereunder, (including, expenses of attorneys, accountants and other advisors), and (ii) any other obligations or expenses incurred by the Stockholders’ Representative in connection with the performance of its duties under this Agreement and the other agreements entered into in connection herewith.
          (b) Any funds remaining in the Reserve Account as of the Survival Date (or, if any indemnification claims remain outstanding on such Survival Date, the date on which all such outstanding claims have been resolved) (the “Reserve Termination Date”) shall be distributed to the Former Stakeholders, in accordance with Section 1.6(b); provided, that the Stockholders’ Representative may in its reasonable discretion authorize the distribution of all or part of the Reserve Account prior to the Reserve Termination. Notwithstanding the foregoing sentence, the Stockholders’ Representative shall retain in the Reserve Account after the Reserve Termination Date, in accordance with the terms of this Agreement, any amount that the Stockholders’ Representative deems in its reasonable discretion to be necessary to satisfy any costs, fees, liabilities or expenses or other obligations of the Former Stakeholders or the Stockholders’ Representative it expects to incur under this Agreement (whether on its behalf or on behalf of the Former Stakeholders) after the Reserve Termination Date or with respect to its defense or settlement of any unresolved actual or potential claims as of the Reserve Termination Date. Any amounts otherwise payable from the Escrow Fund to any Former Stakeholders may be placed into the Reserve Account at the Stockholders’ Representative’s discretion.
     Section 10.15 Legal Representation. Each of the parties to this Agreement hereby agrees that O’Melveny & Myers LLP (“OMM”) may serve as counsel to the Former Stakeholders, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, OMM (or any successor) may serve as counsel to the Former Stakeholders in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom. Each of Parent, Merger Sub and the Surviving Corporation agrees that it will not request any files or records from OMM related to OMM’s services as counsel to the Company or any of its Subsidiaries in connection with the transaction contemplated by this Agreement for purposes of bringing or advancing any claim or potential claim against the Former Stakeholders or the Stockholders’ Representative in connection with this Agreement or any other documents being executed in connection with the consummation of the transactions contemplated hereby.
ARTICLE XI.
DEFINED TERMS
     Section 11.1 Defined Terms.
          (a) Index of Terms Defined Elsewhere in this Agreement. Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
Accounting Firm	Section 1.13(e)
Accounting Policies	Section 1.13(b)
Actual Cash	Section 1.14(d)
Actual Indebtedness	Section 1.14(b)
Actual Transaction Expenses	Section 1.14(c)
Actual Working Capital	Section 1.14(a)
Agreement	First Paragraph
Allocation Schedule	Section 1.12(b)
Arbitrating Accountant	Section 1.15(e)(v)
Audited Financial Statements	Section 2.3(a)
Basket	Section 8.4(b)
Cap	Section 8.4(c)
Center Level EBITDA	Section 1.15(b)
Certificate	Section 1.7(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 1.9
Company	First Paragraph
Company Closing Documents	Section 2.2(a)
Company Intellectual Property Rights	Section 2.15(a)

Defined Term	Section
Company Real Property Leases	Section 2.6(a)
Confidentiality Agreement	Section 6.2(a)
Damages	Section 8.2
DGCL	Section 1.1
Disclosing Party	Section 4.4(a)
Dispute Resolution Procedure	Section 1.13(e)
Dissenting Shares	Section 1.10(a)
DOJ	Section 4.3(b)
Earnout Accounting Mechanics	Section 1.15(b0
Earnout Consideration	Section 1.15(a)
Earnout Payment I	Section 1.15(c)
Earnout Payment I Financial Statements	Section 1.15(e)(i)
Earnout Payment I Statement	Section 1.15(e)
Earnout Payment II	Section 1.15(d)
Earnout Payment II Financial Statements	Section 1.15(e)(ii)
Earnout Payment II Statement	Section 1.15(e)(ii)
Earnout Potential	Section 1.15(b)(vi)
Earnout Statements	Section 1.15(e)(ii)
Effective Time	Section 1.2
Employee Benefit Plans	Section 2.9(a)
Escrow Agent	Section 1.7(d)
Escrow Agreement	Recitals
Estimated Cash	Section 1.12(a)
Estimated Closing Statement	Section 1.12(a)
Estimated Indebtedness	Section 1.12(a)
Estimated Transaction Expenses	Section 1.12(a)
Estimated Working Capital	Section 1.12(a)
Final Closing Statement	Section 1.13(f)
Final Determination Date	Section 1.13(f)
Financial Statements	Section 2.3(a)
Financing	Section 4.10
Former Stakeholder Indemnified Persons	Section 8.3
FTC	Section 4.3(b)
Indemnified Person	Section 8.6(a)
Indemnifying Person	Section 8.6(a)
Indemnitee Affiliate	Section 6.7(d)
Intellectual Property Rights	Section 2.15(c)
Letter of Transmittal	Section 1.7(b)
Licensed Software	Section 2.15(d)
Majority Stockholders	Section 10.13(a)
Merger	Recitals
Material Company Contracts	Section 2.14(a)
Merger Sub	First Paragraph
Mini-Basket	Section 8.4(a)
Notice of Disagreement	Section 1.13(c)
Objection Notice	Section 1.15(e)(iv)
OMM	Section 10.15
Option Cancellation Agreement	Section 4.8
Parent	First Paragraph

Defined Term	Section
Parent’s Closing Documents	Section 3.2(a)
Parent Group	Section 4.1(a)
Parent Indemnified Persons	Section 8.2
Physician Partners	Section 2.17(a)
Proposed Closing Statement	Section 1.13(a)
Real Property	Section 2.6(a)
Reference Balance Sheet	Section 2.3(a)
Reference Balance Sheet Date	Section 2.3(a)
Referring Physician	Section 2.16(b)
Remuneration	Section 2.16(b)
Required Stockholder Vote	Section 2.2(b)
Reserve Account	Section 10.14(a)
Reserve Termination Date	Section 10.14(b)
Stockholders’ Representative	Section 10.13(a)
Straddle Period	Section 7.1
Surviving Corporation	Section 1.1
Third Party Claim	Section 8.6(a)
Unaudited Financial Statements	Section 2.3(a)
Working Capital Deficit	Section 1.14(a)
Working Capital Surplus	Section 1.14(a)
          (b) For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 11.1(b):
     “Affiliate” means, with respect to any Person, any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract or otherwise. With respect to Persons that are individuals, Affiliate includes any Related Persons.
     “Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, including the Certificates of Designation of Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, in each case as amended, supplemented or modified from time to time but in each case as in effect immediately prior to the Effective Time.
     “Business Day” means any day other than Saturday or Sunday or any other day which banks in New York are permitted or required to be closed.
     “Cash” means, as of the close of business on the day immediately preceding the Closing Date, the sum of (a) the aggregate amount of all cash and cash equivalents of the Company and all checks and funds received by the Company or its banks (e.g., checks deposited or funds paid to lock-box accounts), plus (b) the pro rata portion (based upon the Company’s direct or indirect percentage ownership) of the cash, cash equivalents and all checks and funds of each of the Company’s consolidated Subsidiaries of the type described in clause (a) above, but, in each case, shall exclude any cash which is subject to capital maintenance or capital surplus rules or similar statutory restrictions which require the holding of specific assets or separate accounts and the like (but excluding any cash securing Indebtedness), minus (c) the aggregate amount of all outstanding checks and payments by the Company and the pro rata portion (based upon the Company’s direct or indirect percentage ownership) of all outstanding checks and payments made by the Company’s consolidated Subsidiaries.
     “Center-Level Debt” has the meaning set forth in the definition of “Indebtedness.”
     “Closing In-The-Money Option” means an Unexercised Option the exercise price of which is less than or equal to the Closing Per Common Share Consideration.
     “Closing Per Common Share Consideration” means an amount in cash equal to the Closing Per Common Share Consideration as set forth on the Allocation Schedule.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Common Cash Amount” means an amount in cash equal to (i) $173,500,000, minus (ii) the Indebtedness set forth on the Closing Payment Certificate, plus (or minus) (iii) the amount, if any, by which Working Capital set forth on the Closing Certificate is greater than (or less than) $16,700,000 (provided that any adjustment pursuant to this subsection (iii) shall not exceed $500,000), minus (iv) the aggregate Option Consideration paid to the Optionholders.
     “Company Capital Stock” means all Company Preferred Stock and Company Common Stock.
     “Company Common Stock” means Company’s common stock (par value $0.001 per share), including restricted shares of the Company’s common stock.
     “Company Contract” means any commitment, understanding, arrangement, instrument, indenture, bond, note, lease, contract or agreement (whether written or oral) which is currently in effect (a) under which the Company or any of its Subsidiaries has or may acquire any rights or benefits, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability, or (c) by which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries is or may become bound (and includes, without limitation, the Company Real Property Leases).
     “Company Material Adverse Effect” means any change, effect, condition, circumstance or development that, individually or in the aggregate, is, or would reasonably likely be, material and adverse to the business, operations, assets, liabilities, ability to deliver services, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or the ability of the Company and the Subsidiaries to perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby, in each case regardless of duration or whether or not foreseeable or a development relating to a known condition or circumstance; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect (i) changes in general economic conditions in the United States; (ii) changes in the industry in which the Company operates; (iii) changes affecting general worldwide economic or capital or other financial market conditions; (iv) changes in GAAP or applicable Legal Requirements; (v) any acts or omissions taken by the Company or its Subsidiaries taken at the request of Parent or with the prior written consent of Parent; (vi) any attack on or by, or any outbreak or material escalation of hostilities or acts of terrorism involving the United States; and (vii) any effect resulting from the announcement or pendency of this Agreement, so long as in the cases of (i), (ii), (iii), (iv) and (vi) such change, effect, condition, circumstance or development do not adversely affect the Company or its Subsidiaries in a disproportionate manner relative to other participants in the industry in which the Company and its Subsidiaries operate.
     “Company Preferred Stock” means all outstanding shares of the Company’s Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.
     “Company Stock Option” means an option to purchase shares of Company Common Stock granted under the Company Stock Option Plan.
     “Company Stock Option Agreement” means an agreement between the Company and an Optionholder setting forth the terms of a Company Stock Option granted pursuant to the Company Stock Option Plan.
     “Company Stock Option Plan” means the Company’s Second Amended and Restated 2002 Stock Option Plan.
     “Confidential Information” means any proprietary or confidential information relating to the products, services, business or affairs of the Company or Parent or their respective Subsidiaries, as applicable (whether or not such information is embodied in writing or other physical form), including, without limitation, information relating to: (i) marketing or distribution data, (ii) business methods, plans and efforts, (iii) personnel data, (iv) the identity of, or courses of dealings or contracts with, actual or potential business relations, (v) financial statements or other financial information, (vi) computer databases, software programs and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone, (vii) servicing methods, equipment, programs, analyses or profit margins, (viii) Intellectual Property Rights, and (ix) information received by such party from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information. Notwithstanding the foregoing, Confidential Information will exclude information that is: (a) generally available to the public other than as a result of improper disclosure by the receiving party, (b) lawfully obtained by the receiving party from a third party under no obligation of confidentiality, (c) independently developed by the receiving party without any use of the or reference to Confidential Information, (d) previously known to, developed by or in the possession of the receiving party at the time of receipt thereof from the disclosing party, or (e) approved in writing by the disclosing party for disclosure. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information.
     “Encumbrance” means any claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.
     “Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including, without limitation, soil, air, water and groundwater) or occupational health.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that is considered a single employer with the Company or any Subsidiary of the Company under Section 414 of the Code.

     “Escrow Amount” means the sum of (i) $15,000,000 plus (ii) (a) $500,000 minus (b) any adjustment to the Initial Merger Consideration Amount pursuant to subsection (vi) of the definition of Initial Merger Consideration Amount.
     “Escrow Fund” means a fund constituting the Escrow Amount, which shall be governed in accordance with the terms of this Agreement and the Escrow Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Final Per Common Share Consideration” means an amount in cash equal to the sum of (i) the Closing Per Common Share Consideration as set forth on the Allocation Schedule and (ii) all additional amounts that are be paid from time to time following the Closing to one share of Company Common Stock from the Reserve Account, the Escrow Fund or otherwise required pursuant to this Agreement, with respect to clause (ii), as may be set forth on any updated Allocation Schedule provided by the Stockholders’ Representative (which such updated Allocation Schedule shall, for the avoidance of doubt, be prepared in good faith by the Stockholders’ Representative using the procedure and methodology set forth on Annex A attached hereto).
     “Former Stakeholders” means each Person who receives a portion of the Merger Consideration pursuant to the terms of this Agreement, including each Person who held shares of Company Capital Stock immediately prior to the Effective Time, each Person who held Unexercised Options immediately prior to the Effective Time and each Person who holds the Company’s Convertible Subordinated Notes immediately prior to the Effective Time which have a conversion price that is less than the Final Per Common Share Consideration.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality or other Person exercising the powers or function of any Governmental Authority.
     “Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, authorization, certificate of exemption, franchise, accreditation, registration, approval or consent issued by a Governmental Authority.
     “Healthcare Law” means any Legal Requirement related to the regulation of the healthcare industry, the practice of medicine, or the payment for items or services provided or furnished by healthcare providers, including but not limited to (i) the applicable Medicare and Medicaid fraud-and-abuse provisions of the federal Social Security Act, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a)) and the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and all similar state fraud-and-abuse laws; (ii) the applicable provisions of HIPAA regarding the privacy and security of protected health information (as set forth at 45 C.F.R. Part 160 and 164) and any state Legal Requirements related to the privacy or security of individually identifiable health information; (iii) the Medicare Ambulatory Surgical Center Regulations and Conditions for Coverage, and (iv) the Emergency Medical Treatment and Active Labor Act and similar applicable state Legal Requirements.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “In-The-Money Option” means, without duplication, a Closing In-The-Money Option and a Post-Closing In-The-Money Option.
     “Indebtedness” means the aggregate amount (including the current portion thereof and unpaid interest accrued thereon), without duplication, of: (a) all of the Company’s indebtedness, contingent or otherwise, for money borrowed from others, purchase money indebtedness (other than accounts payable in the ordinary course of business) and reimbursement obligations of the Company with respect to letters of credit; (b) all of the Company’s indebtedness and obligations of the type described in clause (a) above guaranteed in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding (1) the endorsements of checks and other instruments in the ordinary course and (2) the indebtedness described in clause (i) below; (c) all of the Company’s indebtedness or obligations of the type described in clauses (a) and (b) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness; (d) all of the Company’s obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company as of such date computed in accordance with GAAP; (e) the deferred purchase price of assets, property or services incurred outside the ordinary course of business by the Company; (f) all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner by the Company, but excluding (1) the endorsements of checks and other instruments in the ordinary course and (2) the indebtedness described in clause (i) below; (g) all obligations pursuant to which the Company is responsible for any earn out or contingent payment or bonus or similar payment; (h) all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described above, including as a result of the entry into this Agreement and the consummation of the transactions contemplated hereby (including any repayment of Indebtedness at or prior to Closing); and (i) the pro rata portion (based upon the Company’s direct or indirect percentage ownership) of the indebtedness and obligations of each surgery center operated by a Subsidiary of the type described in clauses (a) through (h) above (the indebtedness and obligations referred to in this clause (i), the “Center-Level Debt”).
     “Initial Merger Consideration Amount” means an amount equal to (i) $173,500,000; minus (ii) the Estimated Indebtedness; minus (iii) the Estimated Transaction Expenses; plus (iv) the Estimated Cash amount; plus (v) if the Estimated Working Capital exceeds the Target Working Capital, the amount equal to (A) the Estimated Working Capital minus the Target Working Capital, multiplied by (B) 0.594; minus (vi) if the Estimated Working Capital is less than the Target Working Capital, the amount equal to (A) the Target Working Capital minus the Estimated Working Capital, multiplied by (B) 0.594; provided, that any adjustment pursuant to subsection (v) or (vi) above shall not exceed $500,000.
     “Key Employee” means (i) each employee of the Company (other than secretaries), (ii) the administrators employed by each surgery center operated by a Subsidiary and (iii) the director of each of the Company’s regional billing offices, (in each case as set forth on Schedule A-1).
     “Knowledge” means the actual knowledge of a Person. With respect to the Company, Knowledge means the Knowledge of Sami Abbasi, Rick Pence, Latitia Bonthron and Bruce Bardall.

With respect to Parent and Merger Sub, Knowledge means the Knowledge of Chris Holden, Claire Gulmi, David Manning and Billie Payne.
     “Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order or directive of any Governmental Authority, or other pronouncement or provision having the force or effect of law.
     “Loss” means any direct or indirect liability, Indebtedness, claim, loss, damage, Encumbrance, deficiency, obligation, judgment, penalty, cost or expense (including reasonable attorney’s fees and disbursements and the costs of litigation and investigation) of any nature whatsoever, but excluding any exemplary, special or punitive damages, other than exemplary, special or punitive damages paid or payable to a third party pursuant to a third party claim. In determining the amount of a Loss, the Loss shall be reduced by the amount of any liability included in the Final Closing Statement with respect to the specific claim from which the Loss results.
     “Management Agreements” means: (i) the Monitoring and Oversight Agreement, dated September 10, 2002, by and between the Company and Brazos Equity Advisors I, L.P., (ii) the Financial Advisory Agreement, dated September 10, 2002, by and between the Company and Brazos Equity Advisors I, L.P., (iii) the Advisory Agreement, dated September 10, 2002, by and between the Company and J.P. Morgan Partners, LLC, and (iv) the Monitoring and Oversight Agreement, dated September 10, 2002, by and between the Company and J.P. Morgan Partners, LLC.
     “Merger Consideration” means the cash to be delivered to the holders of Company Capital Stock and Unexercised Options pursuant to the terms of this Agreement.
     “Optionholder” means a holder of an Unexercised Option.
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority, whether preliminary or final.
     “Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including any certificate and/or articles of incorporation or organization, certificate of formation, constitutional documents, by-laws, partnership agreement and operating agreement), in each case, as amended through the date of this Agreement.
     “Out-Of-The-Money Option” means an Unexercised Option the exercise price of which is greater than the Final Per Common Share Consideration.
     “Per In-The-Money Option Consideration” means an amount in cash equal to the excess of the Final Per Common Share Consideration over the exercise price of such In-The-Money Option multiplied by the number of shares of Company Common Stock for which such In-The-Money Option is exercisable, reduced by applicable withholding Tax or other amounts required to be withheld by any applicable Legal Requirement (with the aggregate amount of such payment rounded down to the nearest whole cent).
     “Per Common Share Consideration” means an amount to be paid in cash equal to the sum of (A)(i) the Common Cash Amount, minus, (ii) the Preferred Share Consideration, divided by (B) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (assuming shares of Company Preferred Stock are not converted into Company Common Stock).
     “Per Series A Preferred Share Consideration” means an amount in cash equal to the sum of (i) that portion of the Residual Merger Consideration which is allocable at the Closing to one share of Series A Convertible Preferred Stock as set forth on the Allocation Schedule and (ii) such additional amounts that may be payable from time to time following the Closing to one share of Series A Convertible Preferred Stock from the Reserve Account, the Escrow Fund or otherwise required pursuant to this Agreement, with respect to clause (ii), as may be set forth on any updated Allocation Schedule provided by the Stockholders’ Representative (which such updated Allocation Schedule shall, for the avoidance of doubt, be prepared in good faith by the Stockholders’ Representative using the procedure and methodology set forth on Annex A attached hereto).
     “Per Series C Preferred Share Consideration” means an amount in cash equal to the sum of (i) that portion of the Residual Merger Consideration which is allocable at the Closing to one share of Series C Convertible Preferred Stock as set forth on the Allocation Schedule and (ii) such additional amounts that may be payable from time to time following the Closing to one share of Series C Convertible Preferred Stock from the Reserve Account, the Escrow Fund or otherwise required pursuant to this Agreement, with respect to clause (ii), as may be set forth on any updated Allocation Schedule provided by the Stockholders’ Representative (which such updated Allocation Schedule shall, for the avoidance of doubt, be prepared in good faith by the Stockholders’ Representative using the procedure and methodology set forth on Annex A attached hereto).
     “Per Series D Preferred Share Consideration” means an amount in cash equal to the sum of (i) that portion of the Residual Merger Consideration which is allocable at the Closing to one share of Series D Convertible Preferred Stock as set forth on the Allocation Schedule and (ii) such additional amounts that may be payable from time to time following the Closing to one share of Series D Convertible Preferred Stock from the Reserve Account, the Escrow Fund or otherwise required pursuant to this Agreement, with respect to clause (ii), as may be set forth on any updated Allocation Schedule provided by the Stockholders’ Representative (which such updated Allocation Schedule shall, for the avoidance of doubt, be prepared in good faith by the Stockholders’ Representative using the procedure and methodology set forth on Annex A attached hereto).
     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or Taxes that are being contested in good faith and for which an appropriate reserve has been established in accordance with GAAP; (ii) liens securing obligations reflected on the Financial Statements; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being contested in good faith, and which are not, individually or in the aggregate, material; (iv) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Real Property that do not affect or interfere in a material way with the use of the Real Property by the Company and its Subsidiaries; (v) liens arising under equipment leases with third parties entered into in the ordinary course of business; and (vi) other Encumbrances that are minor or technical defects in title that do not affect or interfere in a material way with the use by the Company and its Subsidiaries of their respective assets.
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

     “Post-Closing In-The-Money Option” means, without duplication, an Unexercised Option the exercise price of which is greater than the Closing Per Common Share Consideration, but less than the Final Per Common Share Consideration.
     “Post-Closing Merger Consideration Amount” means any amounts in addition to the Residual Merger Consideration Amount that are payable from time to time following the Closing to the Former Stakeholders from the Reserve Account, the Escrow Fund or otherwise required pursuant to this Agreement as may be set forth on any updated Allocation Schedule provided by the Stockholders’ Representative (which such updated Allocation Schedule shall, for the avoidance of doubt, be prepared in good faith by the Stockholders’ Representative using the procedure and methodology set forth on Annex A attached hereto).
     “Pre-Closing Tax Periods” means all taxable periods of the Company and its Subsidiaries ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
     “Preferred Share Consideration” means the aggregate Merger Consideration paid with respect to the Series A Convertible Preferred Stock, the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
     “Related Person” means, with respect to any individual, (a) such individual’s spouse, siblings, children, sibling’s children, or parents, and (b) an entity, the officers, directors, the beneficiaries, stockholders, partners, managers or owners, or persons holding a controlling interest of which, consist of such individual and/or such other individuals referred to in clause (a).
     “Reserve Amount” means an amount up to $1,000,000, to be determined by the Stockholders’ Representative prior to the Closing, and as designated for the Reserve Account.
     “Residual Merger Consideration Amount” means an amount equal to the Initial Merger Consideration Amount; minus the Escrow Amount; minus the Reserve Amount.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock of the Company, $0.001 par value per share.
     “Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock of the Company, $0.001 par value per share.
     “Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock of the Company, $0.001 par value per share.

     “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) owns stock or other equity interests (other than publicly-traded entities and interests in short-term or liquid investment accounts).
     “Target Working Capital” means $16,700,000.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Refund” means any amount received as a refund of Taxes paid or credited against Taxes otherwise payable, including interest received thereon.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Transaction Expenses” means (without duplication and solely to the extent any of the following obligations has not been paid by the Company or any of its Subsidiaries immediately prior to the Closing) any and all (i) investment banking fees and expenses in connection with the Transactions, (ii) management fees and expenses payable pursuant to the Management Agreements in connection with the Transactions, (iii) transaction or similar bonus payments payable to any employee of the Company or any of its Subsidiaries as a result of the consummation of the Transactions and (iv) legal, accounting and other fees and expenses, in each case, incurred by the Company or any Subsidiary thereof in connection with the Transactions; provided, that in no event shall Transaction Expenses include any expenses incurred at the request of Parent related to its financing activities related to the Transaction.
     “Transactions” means the transactions contemplated by this Agreement, the Escrow Agreement, and each other agreement, document, certificate or instrument delivered pursuant to this Agreement.
     “Unexercised Option” means a Company Stock Option that is unexercised and outstanding as of immediately prior to the Effective Time.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act.
     “Working Capital” means (a) the consolidated current assets (which shall be calculated excluding Cash and any assets related to Taxes or Tax items) set forth on Schedule I, less (b) the consolidated current liabilities of the Company and its Subsidiaries set forth on Schedule I (which shall be calculated excluding (i) Transaction Expenses, (ii) Indebtedness, and (iii) the items deducted in clause (c) of the definition of Cash, in each case as of the close of business on the day immediately preceding the Closing Date and calculated pursuant to the Accounting Policies; provided, that the calculation of the current liabilities of the Company and its Subsidiaries for Taxes (which shall not be less than $0) shall take account of any deductions accrued in any Pre-Closing Tax Period through the Closing Date attributable to the transactions contemplated by this Agreement. For the avoidance of doubt, for purposes of the immediately preceding proviso, federal income tax deductions may be taken into account only for purposes of determining any federal income tax liability to be reflected as a current liability in Working

Capital, and state income tax deductions may be taken into account only for purposes of determining any state income tax liability to be reflected as a current liability in Working Capital. An example of the application of this Working Capital definition as of a hypothetical Closing Date is set forth on Schedule I.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AmSurg Corp.

By:	/s/ Christopher A. Holden

Name:	Christopher A. Holden

Its:	President and CEO

National Surgical Care, Inc.

By:	/s/ Sami Abbasi

Name:	Sami Abbasi

Its:	Chairman and CEO

AmSurg Merger Corporation

By:	/s/ Claire M. Gulmi

Name:	Claire M. Gulmi

Its:	President

Brazos GP Partners, LLC,
solely in its capacity as Stockholders’ Representative

By:	/s/ Jeff S. Fronterhouse

Name:	Jeff S. Fronterhouse

Its:	Authorized Officer

Exhibit A
Form of Letter of Transmittal
LETTER OF TRANSMITTAL AND WAIVER OF APPRAISAL RIGHTS
TO ACCOMPANY CERTIFICATES FORMERLY REPRESENTING SHARES OF
National Surgical Care, Inc.
All stockholders must complete Boxes A and B, and all stockholders must provide an IRS Form W-9 or W-8 to avoid backup withholding on payments.
Please also read the “General Instructions” on page 6.
NO STOCKHOLDER WHO INTENDS TO EXERCISE STATUTORY APPRAISAL RIGHTS PURSUANT TO SECTION 262
OF THE DELAWARE GENERAL CORPORATION LAW SHOULD EXECUTE THIS LETTER
OF TRANSMITTAL OR SURRENDER HIS, HER OR ITS CERTIFICATES FORMERLY REPRESENTING SHARES.
THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY
BEFORE THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING TAX FORMS ARE COMPLETED.
BOX A — Signature of Registered Stockholders BOX B — Certificate(s) Enclosed (Must be signed by all registered stockholders; include legal capacity if signing on behalf of an entity) Certificate Number(s) (Attach additional signed list, if necessary) Number of Shares Represented by Each Certificate Signature Signature Telephone Number Total Shares Surrendered: ? Lost Certificates. I have lost my certificate(s) for shares and require assistance in replacing shares. BOX C — New Registration Instructions BOX D — One Time Delivery Instructions To be completed ONLY if the check is to be issued in the name(s) of someone other than the registered holder(s) in Box E. ISSUE TO: To be completed ONLY if the check is to be delivered to an address other than that listed in Box E. MAIL TO: Name Name Street Address Street Address City, State and Zip Code City, State and Zip Code ? Please remember to complete and sign the enclosed IRS Form W-9, the IRS Form W-8BEN or other IRS Form W-8. BOX E — Name and Address of Registered Holder(s) BOX F — Medallion Guarantee Please make any address corrections below If you have completed Box C your signature must be Medallion Guaranteed by an eligible financial institution. ? indicates permanent address change Note: A notarization by a notary public is not acceptable Total Shares:

     In connection with the proposed merger of AmSurg Merger Corporation, a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of AmSurg Corp., a Tennessee corporation (the “Parent”), with and into National Surgical Care, Inc., a Delaware corporation (the “Company”), pursuant to that certain Merger Agreement, dated as of April 7, 2011 (as amended or modified, the “Merger Agreement”), by and among Parent, the Company, Merger Sub, and Brazos GP Partners, LLC, solely as representative of the Former Stakeholders for certain purposes therein (the “Stockholders’ Representative”), the undersigned, being the registered holder(s) of the stock certificate(s) identified in the table above (the “Certificate(s)”), which represent all of the shares of Company Common Stock, Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock of the Company, as applicable, owned by the undersigned (collectively the Company Common Stock, Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock of the Company, the “NSC Shares”), encloses herewith, delivers and surrenders the Certificate(s). In accordance with the terms of the Merger Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and shall cease to exist, and shall be converted into the right to receive, without duplication, the Per Common Share Consideration; each share of Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled and shall cease to exist, and shall be converted into the right to receive the Per Share Series A Preferred Share Consideration; each share of Series C Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled and shall cease to exist, and shall be converted into the right to receive the Per Share Series C Preferred Share Consideration; each share of Series D Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled and shall cease to exist, and shall be converted into the right to receive the Per Share Series D Preferred Share Consideration (collectively the Per Common Share Consideration, Per Series A Preferred Share Consideration, Per Series C Preferred Share Consideration and Per Series D Preferred Share Consideration the “Share Consideration”). Capitalized terms used herein but not defined shall have the meaning set forth in the Merger Agreement.
     The Board of Directors of the Company has approved the Merger Agreement, the Merger and the transactions contemplated thereby. Holders of (i) seventy-five percent of each class of the Company Preferred Stock outstanding and (ii) a majority of the outstanding Company Preferred Stock (voting on an “as-converted” basis) and the Company Common Stock, voting together as a single class, have adopted by written consent pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) the Merger Agreement, thereby approving the Merger and the transactions contemplated by the Merger Agreement. Accordingly, the Merger Agreement has been adopted by all necessary action on the part of the Company and the stockholders of NSC (the “NSC Stockholders”). However, in order to receive your share of the amounts specified in Section 1.6 of the Merger Agreement, you will need to execute and deliver this Letter of Transmittal and Waiver of Appraisal Rights. For your information and convenience, a copy of the Merger Agreement is enclosed herewith.
     Section 228 of the DGCL requires that prompt notice of the taking of corporate action, such as approving the Merger Agreement and the transactions contemplated thereby, including the Merger, without a meeting by less than unanimous written consent of stockholders shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This Letter of Transmittal constitutes the notice required to be given to the NSC Stockholders who did not execute the written consents approving the Merger Agreement and the transactions contemplated thereby, including the Merger, as required by Section 228 of the DGCL.
     You as an NSC Stockholder have the right to seek appraisal of the fair value of your NSC Shares, as determined by the Delaware Court of Chancery, if the Merger is completed, and then only to the extent you comply with all requirements of Section 262 of the DGCL, the full text of which is attached as Exhibit B to this Letter of Transmittal. The appraisal amount you would receive could be more than, the same as or less than the amount you would be entitled to receive under the terms of the Merger Agreement. If you intend to exercise such appraisal rights then you must, among other things, submit a written demand for an appraisal to the Company within the time period specified by Section 262 of the DGCL. Your failure to follow exactly the procedures specified in Section 262 of the DGCL will result in the loss of your appraisal rights. This Letter of Transmittal is intended to serve as notice to you, as a NSC Stockholder, of your appraisal rights, as required by Section 262(d) of the DGCL.
     Because of the complexity of Section 262 of the DGCL, you should consult with your advisors, including legal counsel, in connection with any demand for appraisal. Any demand for an appraisal should be sent to NSC at the following address:
National Surgical Care, Inc.
15950 North Dallas Parkway, Suite 775
Dallas, Texas 75248
Facsimile: 972-284-7211
c/o: Sami Abbasi

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ATTACHED HERETO ARE A COPY OF THE MERGER AGREEMENT AS ANNEX A AND A COPY OF SECTION 262 OF THE DGCL OUTLINING THE PROCEDURE REQUIRED TO DISSENT AS ANNEX B. YOU ARE ENCOURAGED TO READ ALL OF THE AFOREMENTIONED DOCUMENTS PROVIDED BY THE COMPANY PRIOR TO DELIVERING THIS LETTER OF TRANSMITTAL TO THE COMPANY.
I. REPRESENTATIONS, WARRANTIES AND COVENANTS
(Forming a part of the terms and conditions of the transaction)
     (A) The undersigned hereby represents and warrants to each of Parent, Merger Sub and the Company that:
          (i) the undersigned is an individual, or a partnership, a limited liability company or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and has all requisite power, authority and legal capacity to execute and deliver this Letter of Transmittal and to perform the undersigned’s obligations hereunder, including the surrender of the Certificate(s), free and clear of all Encumbrances;
          (ii) there are no voting trusts, irrevocable proxies or other contracts or understandings to which the undersigned is a party or is bound with respect to the voting or consent of the NSC Shares (other than that certain Stockholders Agreement of the Company, dated September 10, 2002, as amended, to the extent that the undersigned is a party thereto);
          (iii) this Letter of Transmittal has been duly authorized and approved by all necessary action on the part of the undersigned;
          (iv) this Letter of Transmittal has been duly executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies;
          (v) neither the execution and the delivery of this Letter of Transmittal, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof or thereof will (a) contravene, conflict with, or result in a violation of any Legal Requirement or any order of any Governmental Authority to which any of the undersigned’s assets, including the NSC Shares, are subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, permit, certificate, order, injunction, judgment, ruling or other arrangement to which the undersigned is a party or by which the undersigned is bound or to which any of the undersigned’s assets, including the NSC Shares, are subject;
          (vi) the undersigned is not a party to any Proceeding, nor is there any Proceeding pending or, to the knowledge of the undersigned, threatened, against the undersigned relating to this Letter of Transmittal or the transactions contemplated hereby, including, without limitation, the Merger; and
          (vii) the undersigned has consulted, or had the opportunity to consult, with its legal counsel or other advisors with respect to, and fully understands the meaning and intent of, this Letter of Transmittal, including, but not limited to, the final and binding effect of this Letter of Transmittal, the surrender of the Certificate(s) and NSC Shares and the acknowledgments, releases, waivers and appointments contained herein.
     (B) The undersigned hereby agrees to receive correspondence from the Stockholders’ Representative, including in electronic form.
II. ACKNOWLEDGMENTS
(Forming a part of the terms and conditions of the transaction)
     (A) The undersigned hereby understands, acknowledges and agrees that:
          (i) the undersigned has received a copy of and has reviewed the Merger Agreement permitting the cancellation of each of its NSC Shares in exchange for the right to receive the consideration set forth on the Allocation Schedule, as may be updated from time to time by the Stockholders’ Representative in accordance with the Merger Agreement, and has received related materials provided with this Letter of Transmittal; including, but not limited to the notification required pursuant to section 262 of the DGCL that appraisal rights are available, which notice outlines the appraisal rights to which the undersigned may be entitled, together with a copy of section 262 of the DGCL;

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          (ii) neither Parent, Merger Sub, the Company, nor the Surviving Corporation shall have any liability whatsoever with respect to the allocation of proceeds among the Former Stakeholders resulting from any payments made to such Former Stakeholders pursuant to the Allocation Schedule;
          (iii) the Stockholders’ Representative shall have reasonable discretion in interpreting the Merger Agreement and, absent manifest error or willful misconduct, such determination is binding on the undersigned;
          (iv) ARTICLE VIII of the Merger Agreement provides that the Former Stakeholders, including the undersigned, have certain indemnification obligations to the Parent Indemnified Persons;
          (v) escrow accounts have been established in order to secure and to serve as a fund in respect of the payment of: (1) any adjustment to the Final Closing Statement calculated in accordance with Section 1.14 of the Merger Agreement payable to Parent; (2) any Earnout Consideration calculated in accordance with Section 1.15 of the Merger Agreement; and (3) certain indemnification obligations owed to any Parent Indemnified Persons pursuant to ARTICLE VIII of the Merger Agreement;
          (vi) (a) the undersigned’s surrender of the Certificate(s) and NSC Shares is not made in acceptable form until receipt by the Parent of this Letter of Transmittal, duly completed and manually signed, together with the Certificate(s) and all accompanying evidences of authority, (b) all questions as to validity, form and eligibility of any surrender of the Certificate(s) and NSC Shares will be determined in the reasonable discretion of the Parent, (c) the Parent reserves the right to reject incomplete or irregular presentations, and (d) the undersigned will, upon reasonable request, execute and deliver any additional documents deemed by the Parent, the Company or the Stockholders’ Representative, in its reasonable discretion, to be necessary in connection with the surrender of the Certificate(s) and NSC Shares;
          (vii) unless and until the undersigned surrenders the Certificate(s) and NSC Shares in accordance with the terms of this Letter of Transmittal and the Merger Agreement, the undersigned shall not be entitled to receive its portion of the Share Consideration; when the undersigned shall be entitled to receive any such payment it shall be paid by check or wire transfer (as applicable at the address) or to the account, as the case may be, of the undersigned indicated hereto;
          (viii) any payments payable to the Former Stakeholders pursuant to the terms of the Merger Agreement, and/or Escrow Agreement are conditioned upon the consummation of the Merger;
          (ix) any amounts required to be paid to the undersigned pursuant to the Merger Agreement and/or Escrow Agreement, shall be paid in accordance with the terms of such agreements, as applicable (including with respect to timing, manner of payment and exchange in accordance with Section 1.7 of the Merger Agreement, as applicable);
          (x) by execution and delivery of this Letter of Transmittal, all agreements (other than the Merger Agreement, Escrow Agreement and this Letter of Transmittal) by and between the undersigned and the Company relating in any manner to the undersigned’s equity interests in the Company (including, without limitation, to the extent that the undersigned is a party thereto, the Stockholders’ Agreement), shall be terminated effective as of the Effective Time and shall thereafter be of no further force or effect;
          (xi) all authority conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned and any obligation of the undersigned shall be binding upon his, her or its successors, assigns, heirs, executors, administrators and legal representatives;
          (xii) in the event of any inconsistency between the terms of this Agreement and the Merger Agreement, the Merger Agreement shall control; and
          (xiii) the language of all parts of this Letter of Transmittal shall in all cases be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against any particular person.
III. RELEASE
(Forming a part of the terms and conditions of the transaction)
     (A) By execution and delivery of this Letter of Transmittal, the undersigned hereby:
          (i) acknowledges and agrees that as of the Effective Time, the undersigned, on behalf of himself, herself, or itself and his, her or its respective heirs, successors and assigns, irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the Parent, Merger Sub, the Company, the Surviving Corporation and each of their respective current and former officers, directors, employees, agents, Affiliates, direct and indirect equity

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holders, lenders, advisors, representatives, successors and assigns (collectively, the “Released Parties”), from any and all Losses arising from any claim which the undersigned or his, her or its respective heirs, successors, and assigns does or may have against any of the Released Parties by virtue of his or her services or status as a NSC Stockholder, which claim arises out of or results from actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time, in each case to the fullest extent permitted by Legal Requirement, including, without limitation, in connection with the transactions contemplated by the Merger Agreement; provided, however, that the foregoing release shall not apply to or encompass (i) the right to receive compensation and benefits due but unpaid at the Effective Time, (ii) any claim the undersigned or the undersigned’s representative may have, in his or her capacity as a director or officer of the Company, for indemnification, whether pursuant to an indemnification agreement, under the Company’s Organizational Documents or pursuant to applicable Legal Requirement, (iii) any claim the undersigned might have to enforce its rights under the Merger Agreement, the Escrow Agreement or this Letter of Transmittal, and (iv) any claim the undersigned might have with respect to actual or alleged events, actions or omissions occurring or alleged to have occurred after the Effective Time;
          (ii) on behalf of himself, herself or itself and his, her or its respective heirs, successors and assigns, specifically waives the benefits of any Legal Requirement, which in effect provides that a general release does not extend to Losses which the creditor does not know or suspect to exist in his, her or its favor; and
          (iii) on behalf of himself, herself or itself and his, her or its respective heirs, successors and assigns, specifically waives any breach by the Company or the Surviving Corporation of any provision of the Stockholders’ Agreement and irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the Released Parties from any and all Losses arising out of or resulting from any claim which the undersigned or his, her or its respective heirs, successors, and assigns does or may have against any of the Released Parties by virtue of any breach by the Company or the Surviving Corporation of any provision of the Stockholders’ Agreement.
It is expressly understood and agreed that the releases contained in this Section III are intended to cover and do cover all known facts and/or Losses, as well as any further facts and/or Losses within the scope of such released Losses not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. The undersigned, on behalf of himself, herself or itself and his, her or its respective heirs, successors and assigns, acknowledges that they may hereafter discover facts in addition to, or different from, those which they now believe to be true with respect to the subject matter of the Losses released in this Letter of Transmittal, but agree that they have taken that possibility into account in executing and delivering this Letter of Transmittal, and that the releases given in this Letter of Transmittal shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which the undersigned expressly assumes the risk.
IV. WAIVER OF APPRAISAL RIGHTS
(Forming a part of the terms and conditions of the transaction)
     THE UNDERSIGNED UNDERSTANDS THAT SUBMISSION OF THIS LETTER OF TRANSMITTAL TO THE PARENT WILL CONSTITUTE A WAIVER OF HIS, HER OR ITS RIGHT TO DEMAND APPRAISAL OF THE FAIR VALUE OF THE NSC SHARES PURSUANT TO THE PROVISIONS OF THE DGCL. THE UNDERSIGNED FURTHER UNDERSTANDS THAT IF HE, SHE OR IT HAS FILED A DEMAND FOR APPRAISAL WITH RESPECT TO THE NSC SHARES FORMERLY REPRESENTED BY THE CERTIFICATE(S) SUBMITTED AND SURRENDERED HEREWITH, THE UNDERSIGNED, BY SUBMISSION OF THIS LETTER OF TRANSMITTAL, HEREBY WITHDRAWS SUCH DEMAND FOR APPRAISAL AND AGREES THAT THE FAIR VALUE OF SUCH NSC SHARES IS NOT MORE THAN THE CONSIDERATION PAYABLE PURSUANT TO THE MERGER AND THE PARENT AND THE COMPANY HEREBY ACCEPT SUCH WITHDRAWAL.
V. APPOINTMENT OF STOCKHOLDERS’ REPRESENTATIVE
(Forming a part of the terms and conditions of the transaction)
     By executing this Letter of Transmittal, the undersigned hereby consents and agrees to, ratifies, confirms and acknowledges: (i) the appointment of Stockholders’ Representative as the representative for the undersigned and the other Former Stakeholders, with the power and authority to act on the undersigned’s behalf as set forth in Section 10.13 of the Merger Agreement; (ii) that, subject to Section 10.13 of the Merger Agreement, he, she or it shall be bound by all that the Stockholders’ Representative, pursuant to Section 10.13 of the Merger Agreement, shall already have done or caused to be done and shall do or cause to be done, by virtue of his appointment as the Stockholders’ Representative pursuant to Section 10.13 of the Merger Agreement; (iii) that, subject to Section 10.13 of the Merger Agreement, he, she or it shall be bound by any delivery by the Stockholders’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Stockholders’ Representative pursuant to Section 10.13 of the Merger Agreement, as fully as if he, she or it had executed and delivered such documents; (iv) that the Stockholders’ Representative shall receive reimbursement from, and be indemnified severally by, the Former Stakeholders (including the undersigned), in accordance with Section 10.13(b) of the Merger Agreement, for any and all Damages or expenses incurred by the

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Stockholders’ Representative in the performance or discharge of its duties pursuant to Section 10.13 of the Merger Agreement; (v) that the Former Stakeholders are bound by the terms of Section 10.13 of the Merger Agreement, including (but not limited to) the terms with respect to indemnification of the Stockholders’ Representative by the Former Stakeholders; and (vi) subject to the terms of the Merger Agreement, upon depositing the amount payable to the Former Stakeholders in accordance with the terms of the Merger Agreement with the Stockholders’ Representative and the Escrow Agent (in accordance with the terms of the Escrow Agreement), Parent, Merger Sub and the Surviving Corporation shall thereafter have no further liability to any NSC Stockholder for any such payment so deposited.
THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT MAY BE TAXABLE TO THE FORMER STAKEHOLDERS. NONE OF PARENT, MERGER SUB, THE STOCKHOLDERS’ REPRESENTATIVE OR THE COMPANY IS GIVING ANY TAX ADVICE IN CONNECTION WITH THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. FORMER STAKEHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF SUCH TRANSACTIONS.
IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT REGULATIONS, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS LETTER OF TRANSMITTAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS DOCUMENT; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR OWN PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
THIS LETTER OF TRANSMITTAL CONSTITUTES THE VALID AND BINDING AGREEMENT OF THE UNDERSIGNED ENFORCEABLE AGAINST THE UNDERSIGNED IN ACCORDANCE WITH ITS TERMS AND, ONCE SUBMITTED, IS IRREVOCABLE.
NO STOCKHOLDER WHO INTENDS TO EXERCISE STATUTORY APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DGCL SHOULD EXECUTE THIS LETTER OF TRANSMITTAL OR SURRENDER HIS, HER OR ITS CERTIFICATES FORMERLY REPRESENTING SHARES.
THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY
BEFORE THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING TAX FORMS ARE COMPLETED.

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General Instructions
Please read this information carefully.
•	BOX A-Signatures: All registered stockholders must sign as indicated in Box A. If you are signing on behalf of a registered stockholder or entity your signature must include your legal capacity.

•	BOX B-Certificate Detail: List all certificate numbers and NSC Shares submitted in Box B. If your certificate(s) are lost, please check the appropriate box below Box A, complete the Letter of Transmittal and return the Letter of Transmittal to the Parent. You will be contacted if additional documents are required to replace lost certificates.

•	BOX C-New Registration: Provide the new registration instructions (name and address) in Box C. Signature must be that of the new registration indicated. See notice to non-resident aliens above. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the Custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement.

•	BOX D-One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction.

•	BOX E-Current Name and Address of Registered Stockholder: If your permanent address should be changed please make the necessary changes in Box E. If you do not complete Box D “One Time Delivery Instructions”, a check will be sent to the address of record listed in Box E. If you completed Box C “New Registration Instructions” and properly obtained a medallion guarantee in Box F to transfer the ownership, a check will be mailed to the new address provided in Box C.

•	BOX F-Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check will be different from the current registration shown in Box E or does not include the names of all registered stockholders shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you.

•	IRS Form W-9 or W-8: U.S. federal income tax law generally requires that if your shares are accepted for payment, you or your assignee (in either case, the “Payee”), must provide the Parent (the “Payor”) with the Payee’s correct TIN if you are a U.S. person (as defined in the instructions to the enclosed IRS Form W-9), which, in the case of a Payee who is an individual, is the Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”) and backup withholding at a rate of 28 percent on the gross proceeds received pursuant to the Merger. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided the required information is timely furnished to the IRS.

To prevent backup withholding, each Payee that is a U.S. person (as defined in the instructions to the enclosed IRS Form W-9) must provide such Payee’s correct TIN by completing the enclosed IRS Form W-9, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person (including a U.S. resident alien). If the Shares are held in more than one name or are not held in the name of the actual owner, consult the W-9 instructions for information on which TIN to report.

Exempt Payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt Payee should check the “Exempt payee withholding” box on IRS Form W-9. See the W-9 Specific Instructions for additional instructions.

In order for a nonresident alien or foreign entity to qualify as exempt, such person must submit an appropriate and properly completed IRS Form W-8, usually an IRS Form W-8BEN, signed under penalties of perjury attesting to such exempt status. An IRS W-8BEN and other Forms W-8 may be obtained from the IRS at its Internet website: www.irs.gov.

TO PREVENT BACKUP WITHHOLDING ON PROCEEDS, EACH PAYEE SHOULD COMPLETE AND PROVIDE THE PARENT WITH THE ENCLOSED IRS FORM W-9 (FOR PAYEES THAT ARE U.S. PERSONS, INCLUDING U.S. RESIDENT ALIENS) OR AN APPROPRIATE IRS FORM W-8 (FOR PAYEES THAT ARE NOT U.S. PERSONS, AND IN MOST CASES THE ENCLOSED IRS FORM W-8BEN). CONSULT THE INSTRUCTIONS TO THE ENCLOSED IRS FORM W-9 FOR THE DEFINITION OF “U.S. PERSON.”

•	Returning Certificate(s): Return this Letter of Transmittal with the certificate(s) to the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your NSC Shares. Delivery of this instrument to an address other than as set forth below does not constitute valid delivery.
By Mail, Overnight Courier or Hand-Delivery to:
AmSurg Corp.
c/o Claire M. Gulmi
20 Burton Hills Boulevard, Suite 500
Nashville, TN 37215

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Annex A
Merger Agreement

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Annex B
Section 262 of the Delaware General Corporation Law
§ 262. Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for

9

appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

10

     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

11

Form **W-9**
(Rev. January 2011)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give Form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 2.

Name (as shown on your income tax return)

Business name/disregarded entity name, if different from above

Check appropriate box for federal tax classification (required): ☐ Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶

☐ Exempt payee

☐ Other (see instructions) ▶

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the "Name" line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Social security number

☐☐☐ – ☐☐ – ☐☐☐☐

Employer identification number

☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (defined below).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here | **Signature of U.S. person ▶** | **Date ▶**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien,
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,
- An estate (other than a foreign estate), or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners' share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

Cat. No. 10231X Form W-9 (Rev. 1-2011)

P.™ W“9 Request for Taxpayer Give FnfTn to *» eSM1^ Identification Number and Certification SSi” krtniM HuwHuaindK P^HTM too 3lv WiT cr ywj” royi B in rohJTn Quiinou rom b’dzj~9^v4ftd orrUTy rtflirt, t* dflbfont Fi’ji i dt^TA ft ^- Ch«* iwrcpitato ban Itar tado* to 2 LlisaHlGnllontoqifcBq: D kvAnh^tetapopAitr D C-Cnpo^cn DsGapmifcn D Palmd^j Q Tuat’siHla TJ fl D UmttoclMilrtf KMH|«y. Entatwlm-i^rflcaltn (C-Ci™pa*t^ 3-aDopiatlcn.P-f™1ria*^^ LJEnariptfMpo D E “ v li £ ^ D CHha-f»rniT-i:Bm3j* E M*™.|rjtr™r. arael nrd op. or ulapc.! Requital tare and KfefeBB pptknq Jj- » Ctty.slnta.jne ^=:»a 1 Ltrt HUT* nmtartij to* pfttm*] pistil Taxpayor IttentificatJonNirnbof (TIN) E.itef y-iu’TIN Ir ihe sip rip* tie :-:s. The “IN fro^« T jstmatEti the rme QTYHI on the ‘Nme’ me I ftri^ nmMtty m^af 1n araUbadofjirttrmdrig. Por Indtvtluals, ailE l& you” Eodsl EeciJltyriuTitier(SSt(;. However, ror 3 ‘ ™” ~ “~| “ “~ reattentalen. sote-pnjpnetiaf. of dlsregaMa entity, -ae-tre PBrt I iriitucaans m page 3. Fee cffiEf a*to^ tt te yoir employer kJentlllcjtlai nunbw phi). IT’pjudoruthawsanuiiber. BeaHowJDgafa I—I—I—I I—I—I I—I—I—I— TIN on page a. Hob. tfHTeBCHMntfefrimDremanonarxama, E« f» ctHt OT p«^ tofijuHJetnwaiwtioee c-npiayif m»*»^tmrm*ij _ mmdertDertBT. T-rqil Caiimcaaai ! -n^rMnemea otper|Lf^. I cerflEyViat TDa lumber srowr on Infe rcKm is- my COTECI taxpayer Identmcaocn number [br 4 am wafflng Ttr a rumter in r» Issued ta me}, end I am rat subject ID backup wlrtnUIng because: |a|. • an exempt Dnm backup wttftidalnq, or [b) I have net bean notfltetl by trie ritamal Revenue SertceORS^ttial iamsucjed tDbaDKupwtHirJdlngas.a raaut d a tallue ID report al IntereSil or rJvlcterKtei or (t) V» RS ttas- notflted me flat I am no longer •ai(ect 1o bacK1^) wltnrnlcJng. and lam a ULS. cfltsanorotnar U.5. person(deflnad ieort|. Oerflfleattoi Instructions. You must DTDEE- oul Item 2 above IT you nare been rnflled by VH IFtS Dial you Bre curranttv subject to baoKup nmttiddrig cecause yoL ria w tailed tc neporl 11 IMsres; and dyldenas. on ycur tax return. For real estate rranBacttons, rtem J does na appty. For rnm^ge rrtEresl paid, KUfjlsmcn or abaridonrnent or secured property, cancellation a debt DontrtxjtJore. to an indMdual rellremenl OTangenKnl fjR^, end cjenerally. paynent ctrier ttien Irrterest and olvldends. you are not required ta tlrji the ceftlbathin, but you must praMda your owrBot TIN. See tna nstJi-rilans or aa^e 4. Sign stgnfmoT Hare u^pamwi* aotn*- G e ne ral Instructions Nv.t. IF a requester gives you a Torm other than Form W-* to request your TIN, you musl use the requester’s form rT IE IE sutretarclaly s-Tllar Sectton reHerences a*e totnelrrtBmal Ftewnue CrxiB unlega atnarrtBB to ms Form Vf-6. DetfeKUofi of a ULS. perwiL Per Tedenl tra puposaa, you ara Purpose Of Form ronadened a U.S. person IT you MEC Aparaoni^rareqi*edtDlfcanrihKTi3fl^reb^*nri1rHlRSriiiist . AnmvtdjaTwtiobaUAcntzBfiTU^.reeWarrtBien. obtain your correct lexpfcyar Hefitt?lcatlor number fTIN) to report, IDT < A partnersiilp, Dorporaflon, cornparry, or assocJEtJon craalHd cr axampls, Inccme paid lo you. rea estate transactions, mntDBge ntereat organized n the united States, or under tne lanre a tne UnrtEd aates, you paid, acquteltlon or etendonmert of secured property, cancdrfion •AnastHtsrotrwtnaialoretin estate! or of cbbt w cortrlbutJona yuu maoe lo an IRA. • A domestic tpjst.as denned Ir. ^EgUatlDnB sectlm 3Qn.77(31-71. use Form W-9 cnly IF you are e, U.S. person (Inoludhg a resident aJ«1^ to provlrJa your correct TIN to ttxTperacfi requesflrg It (tha ^*tjal mtes tor Partner !»• “-re-h p= :ri: o:nduct a trade or -Bcuesten and when appHaatHe to- butnEs; In tne unied satea are generally reqJred to pay a wttmoHlng :a* -:n am foragn partrere’ share tt ricome from such custness, JnS^^71!” ™l^uaraQMnff|EK!(™:|ffl’wjara*B’t*iafwa Furiner, h:^^na3eB*hereaFormW-9ria3notbaenrecetved,a Dundee to to teaied), partnersMp Is required to presume mat a partnecls atoreJgn person, 2. Certrty that you BTB not subject to backup vfttnfnlcincj or and pay the wtlttiaolng ra«. Tnererbre, If you are a U.S. person that Is a a. Claim HBrnpllcn Trwn baoKLp rtthhcwng If you ara a vs. emmpt P^1” ln 3 pannersTdp Mnducdhgerradeor tHslresa Ir. the Urttad pays* tt applicable, you are Bteo cmitylng that BE a U.S. psraon, yc*. ^^?^H~^£H,™ ™ .^’^l^r’^^’n ^^’ alocaae snaE. c* ar.y ^anrerenp incwna TtHn a U.S. trade or buEtmaa EtallJ& and arold wltrnc4dlng en yotr share of partieraMp bBtoie, ^ Tol subjMt 1o tw ‘«trnoldtig tax on (orekri partnenj’ snare oT efeccrery connecSed hcome. rbj HI. icSStX Rim W-0 pal. 1-2W1)

12

Form W-9 (Rev. 1-2011) Page 2

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see *Special rules for partnerships* on page 1.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Specific Instructions

Name

Limited Liability Company (LLC). If the person identified on the "Name" line is an LLC, check the "Limited liability company" box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter "P" for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter "C" for C corporation or "S" for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the "Name" line) is another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the "Name" line.

lin-iiV *.”(=*. I :-Jli: Page2 The person who g ives Form W-9 to the partnership for purposes of eatabfahing its U_S_ status and avoiding withholding on its allcc=ole share of net income from the partnership conducing a trade or business in the United Stales- is in the following oases: The U.5. owner of a disregarded entity and not the entity, The U.S. grantor or other owner of a grantor trust and not the triEt, aid The U.S. trust (other than a grantor trust] and not the beneficiaries of thetnBt Foreign peraon. If-you are a foreign person, do not use Form W-B. Instead, use the appropriate Form W-a (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities.). Nonresident ilien who becomes a resident alien. Gene-ally, only = nonre-aide[1]”! = en individual may use the terms of a tar treaty to reduce of eliminate U.S. tax on DErtain types of income. However, mos! las treaties contain a provision known as a “saving clause.[11] Exceptions specified in the saving clause may permit an Exemption from tan to continue for certain types of income even after the payee has otherwise become a U.S. resident aien for tax purposes. If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items: The treaty country. Generally, this musl be the same treaty under w ch you claimed exemption from tax as a nonresident alien. The treaty article addressing the income. The article number (or location) in the tax treaty that contains the saving clause anc its exceptions. The type and amount of income that qiElifies for the exemption from ihx. Sufficient facts la pEtffy the exemption from tax under the terms, of the treaty article. Example. Article SO of the U^S.-China income tax treaty allows an exemption from tax fcr scholarship income received by a Chinese student temporarily present in the United Slates. Under U.S. bw, this student w becone a resicent alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 or thefHt Protocol to tine U.S.-China treaty (dated April SD, 19SJ) allows the provisions of Article 20 to continue to apply even after tine Chinese student becomes, a resident alien of the Unied States. A Chinese student who qualifies for this exception (under paragraph 2 of the flrat protocol and is relying on this exception to claim an exemption from tax on his, or he* scholarship or felcwship income would attach to Form W-9 a Btatemert that includes the information described above to sifjport that exemption. If you area nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-S. What is backup withholding? P=rso[l]“5 m=ung certain payments to you must under certain conditiona withhold and pay to the IRS a percentage of such payments. This e called “backup withhold ing.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and bartet exchange transactions, rerta, royalties, nonemployee pay. and certain payments from fishing boat operators. Real estate transactions are net subject to backup withholding. Youwil not be subject to backup withhold hg on paymerts you receive rf you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return. Payments you receive will be subject to backup withholding if: You do not furnish your TIN to the requester, You do not certify your TIN when req lired (see the Part 11 instructions on page 3 fcr details), The IRS tells the requester that you furnished an incorrect TIN, The IRS tells you that you are subject to backup withholding because you did not neper all your interest and dividends on your tax ratum (for repcrtahle interest arid dividerids only), or You do not certify to the requester that you are not subject to backup withholding under 4 above for neportable interest and dividend accounts opened after 19B3 only). Certain payees i~c pavments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Fcnn W-9. Also see Specs! n/Jas for partnerships on page 1. Updating Your Information You must provice -Hd=ted [r]fcnTa:ion :o any person to whom you claimed to be an exempt payee if you are no longer an exempt payee arid anticipate receiving reportable payments in thBfuturB from this person. For example, you may need to provide updated information if you are a C corporal ion that elects to be an S corporation, or if you no longer are lax exempt I n addition, you must furnish a new Form W-B rf the name orTINchangesforthe account for example, f the grantor of a grartor trust dies. Penalties Fail ure to fumi-sh TIN. hf you fail to fumi&h your correct TIN to a requester, you are subject to a penalty of ESQfor each such failure unless yourfailure is due to reasonable cause and not to willful neglect. Civil penalty fcr false information with respect to withholding. If ycu make a false statement with no reasonable basis-that resets in no backup withrodrg, you are subjectto a 3500 penalty. Criminal penalty for falsifying nformabon. Wiltfuly ratifying Krifcato^s cra^ -motions rr-ay subject you to criminal penaties including fines and/or imprisonment Ususe of TINs. If the requester discloses or uses TINa in violation of federal law. the requester may be subject to civil and criminal penalties. Specific Instructions Name If you are an individual, you must generally enter the name shown on your income lax return. However, n you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter yourfirst name, the last name shown on your social security card, and your new last name. rf the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Pirt I of the form. Sole proprietor. Enter your individual name as shown on your income tax ration on the “Name” line. You may enter your business, trade, or “doing business as pBAj[n] name on the “Business nanWdisregarded Brtity nameT line. Partnership. C Corporation, or S Corporation. Enter the entity’s name on the “Name[11] line and any business, trade, or tbing business as (DHA3 name-"[1] on the “Business name/disregarded entity name-"[1] line. Disregarded entity. Enter the owner’s name on the “Name[11] line. The name of the entity ertered on the “Name-"[1] line should never be a disregarded entity. The name on the “Name[n] line must be the name shown on the income tax return on which the income will be repcred. For example, rf a foreign LLC that is treated asa disregarded entity for U.5. federal tax purposes has a domestic owner, the domestic owner’s name is required to be provided on the “Name-"[1] line. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the de-regarded entity’s name on the “Business name/disregarded entity name[1]* line, rf the owner of the disregarded entity is a foreign person, you must complete an appropriate Form W-B. Note. Check the appropriate box for the federal tax classification of the person whose name is entered on the “Hame[n] line (Individual/sole proprietor, Partnership. C Corporation, S Corp oration, Trust/estate;. Limited liabiility Company flJ.C|i. If the person identified on the “Name[11] line is an LLC, check me “Limited lability company’[1] box only arid Bnler the appropriate codeforthetax classification in the space provided, n” you are an LLC that is treated asa partner ship fcr federal tax purposes, enter “P for partnership, hf you are an LLC that has filed a Form 5332 or a Form £553 to be taxed as a corporation, enter “Cn for C corporation or“S” for S corporal ion. hfyou are an LLC that is-disregarded as an entity separate from he owner under Regulation section 3m .7701 -3 (except for employment and exc eb tax), do not check the LLC box unless the owner crtneLLCjrequredtobe identified on the “Name-"[1] line] is another LLC that is rd disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the “Name-"[1] line.

13

Form W-9 (Rev. 1-2011) Page **3**

Other entities. Enter your business name as shown on required federal tax documents on the "Name" line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the "Business name/disregarded entity name" line.

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the "Exempt payee" box in the line following the "Business name/disregarded entity name," sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

15. A trust exempt from tax under section 664 or described in section 4947.

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 5 and 7 through 13. Also, C corporations.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000 [1]	Generally, exempt payees 1 through 7 [2]

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited Liability Company (LLC)* on page 2), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.*

Part II. Certification

Signature requirements. Complete the certification as indicated in items 1 through 3, below, and items 4 and 5 on page 4.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

F«rnW-6(Hw. 1-MllJ Page 3 Other entities. Enter •your business name as shown on requred federal tax documents on the “Name” line. This name should match the name shown on the charier or other legal document creating the entty. You may enter any business, trade, or DBA name on the “hebthbs neme/ disregarded entity name[n] line. Exempt Payee If you are exempt 1rcm backup withholding, enter your name aa described above ard check :he Eopfopriate boxfor yourstalLis. then Dheckthe “Exempt payee[1] box in the linefolbwing tie “Business name/ disregarded enthy name,T aign and dale the form. GeneraJly, individuals (including sole proprietors) are no1 exempt from backup whhholding. Corporations are exempt from backup withholding for certain payments, sue has interest and dividends. Nola. If you are exempt from backup withholding, you should still corrpletethis tbrmto avoid possible eironeous backup wrhhofcding. Thefolbwing payees, are exempt from backup withholding: An organization exempt from tax under section 5O1(aJ. any IRA, or a custodial account under section t-DS^ff] rf the account satisfies the raquremerts cf section 4D1{fX2), The United Slates or any of its. agencies or instrumentalities, S. AstBte, the District of Columbia, a possession of the United States, cr any cf their political subdivisions or instrumentalities, A foreign government or any of its political subdrveions, agencies, or hstrumentalitieE, or An international organization or airy of its agencies or instru mental ities. Other payees 1 hat may be exempt from backup withholding include: B. A corporation, 7. A foreign central bank cf issue, B. A dealer in securities or commodities, requred to register inthe United Stales, the District of Columbia, or a possession of the United States, 9. A futures commission merchant registered with the Commodity Futures Trading Commission, Areal estate investment trust, An entity registered at all times during the tax year under the Investment Company Ad of 1940. A common trust fund operated by a bank under section 5B4(a], A financial institution, A middleman known in the investment community as a nominee or custodian, or A trust exempt fromta* intersection 664 or described in section 4TJ47. The following chart shows types of payments that may be exempt from backup withhold hg. The chart applies to 1he exempt payees listed above, 1 through 15. IF the payment is far... THEN the payrrent is -exempt for... Interest and dividend payments All exempt payee: except for 9 Broker transact b-ns Exempt payees 1 through 5 and 1 ihrough 13. Also, C corporations. B=rterexc’jnge ^’.tac^ion: anc Exempt payees 1 through 5 patronage d vidend* Payments over E6M requred to be Generally, exempt payees reported and direct sales over 1 through 7* $5,000’ ‘ See- Forni 1OW-MISC. Miscd-mecm hconc. arid its ncfucrcnc. “However. the-foloiMng payment:; madetDacxiipirrion and rBpartuble-on Fairn lOSS- MISC or: net enenpt From bxtuf wrtttiddrig: medcal and hadtli cart payments, mttomryi’ lees, groM proceeds paid lo or ortlomey, and poryrncnb idt servioeoi paid by b federal CMecLrive agency. Part I. Taxpayer Identification Number {TIN} Enter yaw TIN m the appropriate bos. If you are a resident alien and you do not have and are nc; eligible to get an 3SN. your TIN isyour IRS individual taxpayer dertifcation number •JITI Mi. Enter it in the social sec.tv nunber b-Dy. I- mu cc r>jl havs =- IT M. see H’cw !c g^(a T7^/ beo“rt”. If you are a sole proprietor and you have an EIN. you may enter either yourSSN or EIN. However, the \f& prefers that you use yoix ESN. If you are a single-member LLC thai is disregarded as an entity separate from Hs owner (see Limited Liability Company fLLC’j on page 2). ertef the owner’s SSN tor EIN. if the owner has one]. dc not enter the disregarded enlrry’sElN.lfthe LLC is classified as a corporation or partnership, enlerlhe entity’s EN. Note. See the chart on page 4 for firmer clarification of name and TIN combinations. How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, gel Form SS-5. Application for a Social Security Card, from your local Social Security Ac “iinB:ri.1icn offceor gel this form online at mnv.ssa.goif. You may also get this form by calling 1-BDD-77S-121B. Use Form W-7, Applbationfor IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, 1o apply for an EIN. You can apply for an EN online by accessing the IRS website at www.ira.goiflftusinessBS and clicking on Employer Identifica1b.n Number {EINj under Start ing a Business. You can gel Forms W-7 and SS-4 fromthe IRS by visitng IRS.gcv or by calling 1-aao-TAX-FORM (1-800-829-3676). If you are asked to complete Form W-9 but do not have a TIN. write “Applied For[11] in the space for the TIN, sign and date the form, and give h to the requester. For nteresl and dividend payme^s, and cert= n payments made with respect to readily tradable instruments, generally you will have&QdaystogetaTINand give it to the requester before you are subject 1o backup withholding on payments. The BO-day rule does not apply to other types of payments. You will be subject to backup wihholding on al such paymertE until you provide your TIN to the requester. None. Entering” Applied For” means that you have already applied for a TIN or thai you irterd toappty for one soon. Caution: A dJEregandM[1] domestic entity that hss a fomgn owner must use Che Bppmpriste Form W-S. Part II. Certification To establish to the withholding agent that you are a U.S. person, or resident alen, sign Form W-9. You may be requested to sign by the wthholding agent even if item 1. below, and items 4 ard & on page4 indicate otherwise. For a joint account, only the person whose TIN is shown in Part I should sign (when requred). In the case of a disregarded entity, the person identified on the “Name’ line must sign. Exempt payees, see BrempJ Payee on page 3. Signature requirements. Complete1)he certification as indicated in hems 1 t“cugh J. belcw, E~id items 4 and 5 on page 4. Interest, dividend, and barter exchange accounts opened before ~I994 and broker accounts considered active during 19&3. You must give your correct TIN, but you do not have to sign the cenifcato[1]”. Interest, dividend, broker, end barter exchange accounts opened after 1993 and broker accounts considered inactive during 1963. You must sign the certification or backup withholding will apply. If you are subject to backup withheld ing and you are merely providing your correct TIN to the requester, you must cross cut iem 2 in the Dertifcation before signing the form. Real estate transactions. You must sign the certification. You may cross out hem 2 of the certification. 9356682.7

14

Exhibit B
Form of Escrow Agreement
FORM OF
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Escrow Agreement”), dated as of ___________ __, 2011, is by and among Regions Bank (the “Escrow Agent”), AmSurg Corp., a Tennessee corporation (the “Acquiror”), and Brazos GP Partners, LLC solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”).
Background
     A. The Acquiror, AmSurg Merger Corporation, a Delaware corporation (“Merger Sub”), National Surgical Care, Inc., a Delaware corporation (the “Company”), and the Stockholders’ Representative entered into a Merger Agreement (the “Merger Agreement”), dated April 7, 2011, pursuant to which Merger Sub will be merged with and into the Company with the Company surviving.
     B. Pursuant to Section 1.7(d) of the Merger Agreement, a portion of the consideration to be paid to the Former Stakeholders pursuant to the Merger Agreement will be deposited into an Escrow Account and used to pay: (i) any payment to be made by the Former Stakeholders to the Acquiror pursuant to Section 1.14 of the Merger Agreement; (ii) any payment to be made by the Acquiror to the Former Stakeholders pursuant to Section 1.15 of the Merger Agreement; and (iii) any payment to be made by the Former Stakeholders to Acquiror for indemnification to which the Acquiror is entitled pursuant to Article 8 of the Merger Agreement (“Acquiror Indemnifiable Losses”).
     C. Simultaneously with the Closing, the Acquiror and the Stockholders’ Representative have appointed the Escrow Agent as escrow agent for the purposes described herein, and the Escrow Agent has accepted the appointment as escrow agent.
     D. The parties hereto desire to set forth further terms and conditions in addition to those set forth in the Merger Agreement relating to the operation of the Escrow Account.
Terms
     In consideration of the premises and the mutual covenants and agreements of the parties contained herein, and intending to be bound hereby, the parties hereto agree as follows:
     1. Definitions.
          (a) Capitalized terms not otherwise defined herein shall be defined as in the Merger Agreement.
          (b) As used herein:
               (i) “Acquiror” has the meaning given in the preamble.
               (ii) “Acquiror Indemnifiable Losses” has the meaning given to it in the Background section.

               (iii) “Company” has the meaning given in the Background section.
               (iv) “Escrow Account” has the meaning given in Section 3(a).
               (v) “Escrow Agent” has the meaning given in the preamble.
               (vi) “Escrow Agent Fees and Expenses” has the meaning given in Section 7(a).
               (vii) “Escrow Agreement” has the meaning given in the preamble.
               (viii) “General Escrow Fund” has the meaning given in Section 3(a).
               (ix) “Joint Certificate” has the meaning given in Section 4(b).
               (x) “Judgment” has the meaning given in Section 4(c).
               (xi) “Judgment Certificate” has the meaning given in Section 4(c).
               (xii) “Merger Agreement” has the meaning given in the Background section.
               (xiii) “Merger Sub” has the meaning given in the Background section.
               (xiv) “Permitted Investments” has the meaning given in Section 5(a).
               (xv) “Reserve Amount” has the meaning given in Section 4(e).
               (xvi) “Stockholders’ Representative” has the meaning given in the preamble.
               (xvii) “Unresolved Indemnification Matter” has the meaning given in Section 4(e).
               (xviii) “Working Capital Joint Certificate” has the meaning given in Section 4(a).
               (xix) “Working Capital Escrow Fund” has the meaning given in Section 3(a).
     2. Appointment of Escrow Agent. The Stockholders’ Representative and the Acquiror hereby appoint the Escrow Agent to act in accordance with the terms and subject to the conditions of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment on the terms and subject to the conditions of this Escrow Agreement. This Escrow Agreement shall terminate when all of the Escrow Funds have been disbursed and released in accordance with the terms and conditions hereof.

2

     3. Escrow Funds.
          (a) At the Closing, the Acquiror shall deposit into an escrow account (the “Escrow Account”) an amount equal to (a) $15,000,000 (the “General Escrow Fund”) plus (b) $500,000 minus any adjustment to the Initial Merger Consideration Amount pursuant to subsection (vi) of the definition of Initial Merger Consideration Amount in the Merger Agreement (the “Working Capital Escrow Fund” together and with the General Escrow Fund, the “Escrow Funds”). The General Escrow Fund shall be available to pay any (i) payment to be made by the Acquiror to the Former Stakeholders pursuant to Section 1.15 and (ii) Acquiror Indemnifiable Losses. The Working Capital Escrow Fund shall be available to pay any payment to Acquiror by the Former Stakeholders pursuant to Section 1.14 of the Merger Agreement. For purposes of clarification, the General Escrow Fund and the Working Capital Escrow Fund shall be held in separate accounts, and the Escrow Agent shall keep a separate accounting of the balance of and the amounts disbursed from the General Escrow Fund and the Working Capital Escrow Fund.
          (b) The Escrow Funds shall be held, invested and administered in accordance with the terms and provisions of this Escrow Agreement. The Escrow Funds shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purposes set forth in this Escrow Agreement. Each of the parties hereto shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein, in accordance with the terms hereof.
          (c) The Escrow Agent shall provide written notice to each of the Acquiror and the Stockholders’ Representative of the balance of the Escrow Account attributable to the General Escrow Fund and the Working Capital Escrow Fund and the aggregate amount of any disbursements therefrom as of the end of each month within ten (10) Business Days of the last day of each month.
     4. Disbursement of the Escrow Funds. The Escrow Agent shall release and disburse the Escrow Funds in accordance with the provisions of this Section 4 during the term of this Escrow Agreement.
          (a) Subject to the terms of the Merger Agreement and the terms of this Escrow Agreement, the distribution of the Working Capital Escrow Fund shall be made by joint written instructions of the Acquiror and the Stockholders’ Representative, substantially in the form of Annex A hereto (a “Working Capital Joint Certificate”). Acquiror and Stockholders’ Representative shall submit a Working Capital Joint Certificate to the Escrow Agent within five (5) Business Days after the Final Determination Date. The Escrow Agent shall disburse the Working Capital Escrow Fund in accordance with the instructions in the Working Capital Joint Certificate within five (5) Business Days after receipt of the Working Capital Joint Certificate.
          (b) Subject to the terms of the Merger Agreement and the terms of this Escrow Agreement, the distribution of the General Escrow Fund pursuant to Section 1.15 of the Merger Agreement shall be made by the joint written instructions of the Acquiror and the Stockholders’ Representative, substantially in the form of Annex B hereto (a “Joint Certificate”). Acquiror and Stockholders’ Representative shall submit a Joint Certificate to the Escrow Agent

3

within five (5) Business Days of Parent’s delivery to the Stockholders’ Representative of the Earnout Payment I Statement or Earnout Payment II Statement, as applicable, and if applicable, within five (5) Business Days after Earnout Payment I and Earnout Payment II, as applicable, are finally determined pursuant to Section 1.15 of the Merger Agreement. The Escrow Agent shall disburse funds from the General Escrow Fund in accordance with the instructions in the Joint Certificate within five (5) Business Days after receipt of the Joint Certificate. Any Reserve Amount (as defined below) withheld by the Escrow Agent from Earnout Payment I or Earnout Payment II shall be held by the Escrow Agent and disbursed in accordance with Section 4(e) below.
          (c) Subject to the terms of the Merger Agreement and the terms of this Escrow Agreement, if the Acquiror has any claims for Acquiror Indemnifiable Losses, the Escrow Agent shall not disburse or release any funds from the Escrow Account in respect of such claims except in accordance with either: (x) the instructions set forth in a Joint Certificate or (y) the instructions set forth in a non-appealable, final judgment of a court of competent jurisdiction (a “Judgment”) accompanied by a certificate substantially in the form of Annex C hereto (a “Judgment Certificate”) executed by the Acquiror or the Stockholders’ Representative and stating that attached thereto is such a Judgment.
          (d) At any time, the Stockholders’ Representative and the Acquiror may instruct the Escrow Agent to release Escrow Funds from the Escrow Account in accordance with instructions set forth in a Joint Certificate. In such event, the Escrow Agent shall within five (5) Business Days of receipt of the Joint Certificate disburse and release by wire transfer of immediately available funds to the account(s) identified in the Joint Certificate the amount set forth in the Joint Certificate.
          (e) If at the time of payment of Earnout Payment I or Earnout Payment II as set forth in Section 4(b) above Acquiror has notified the Stockholders’ Representative of claims for indemnification pursuant to Section 8 of the Merger Agreement that remain pending or unresolved (each such matter, an “Unresolved Indemnification Matter”), an amount equal to Acquiror’s good faith estimate of the Losses relating to such Unresolved Indemnification Matters shall be retained in the Escrow Account and shall not be distributed pursuant to Section 4(b). Any such amount (the “Reserve Amount”) shall be retained in the Escrow Account and the portion of the Reserve Amount that relates to such Unresolved Indemnification Matter shall be distributed to Acquiror or the Stockholders’ Representative, as applicable, upon the final resolution of such Unresolved Indemnification Matter in accordance with the procedures specified in Section 4(c) pursuant to (A) the instructions set forth in a Joint Certificate or (B) the instructions set forth in a Judgment accompanied by a Judgment Certificate executed by the Acquiror or the Stockholders’ Representative. Any amounts remaining in the Reserve Amount following the resolution of all Unresolved Indemnification Matters and the payments described in this Section 4(e) shall be disbursed to the Stockholders’ Representative.
     5. Investment of Escrow Funds.
          (a) Pending disbursement and release of the Escrow Funds, the Escrow Agent shall invest the Escrow Funds in Permitted Investments as the Stockholders’ Representative and the Acquiror shall from time to time jointly instruct in writing. All interest and other income

4

earned on the Escrow Funds (net of any losses and expenses and the fees and expenses of the Escrow Agent as described in Section 7) will be retained by the Escrow Agent and added to and become a part of the Escrow Funds; provided, that on a quarterly basis the Escrow Agent shall pay to the Acquiror an amount equal to 40% of the interest and other income earned on the Escrow Funds during the preceding quarter and shall provide notice to the Stockholders’ Representative of the amount and date of such payment. For purposes of this Escrow Agreement, “Permitted Investments” shall mean: (i) direct obligations of the United States government having maturities of 30 days or less; (ii) commercial paper and repurchase agreements having daily liquidity with United States banks, which may include the Escrow Agent, whose short-term debt ratings are not less than A-1/P-1, non-enhanced municipal bonds (with a rating of AAA by Moody’s Investor Services or Standard and Poor’s); (iii) money market deposit accounts, time deposits, money market funds that invest solely in direct obligations of the United States government or agencies, and investment grade corporate bonds; and (iv) such other instruments and securities as may be mutually agreed upon in writing by the Stockholders’ Representative and the Acquiror. Except as otherwise provided in this Section 5, the Escrow Agent shall have no duty, responsibility or obligation to invest any funds or cash held in the Escrow Account other than in accordance with this Section 5. The Escrow Agent shall have no liability or responsibility for any investment losses with respect to Permitted Investments, including without limitation, any market loss on any Permitted Investment liquidated (whether at or prior to maturity) in order to make a payment required under this Escrow Agreement.
          (b) In the event that the Escrow Agent shall not have received a direction for investment for any moneys in the Escrow Funds in accordance with the terms of this Agreement, the Escrow Agent may invest the Escrow Funds from time to time in a Regions Bank money market deposit account as more fully explained and as set forth on Annex D hereto. For purposes of clarification, the Acquiror and the Stockholders’ Representative, in the absence of specific instructions issued by such parties, authorize the Escrow Agent to make the foregoing investment.
          (c) As and when any amount is needed for payments under this Escrow Agreement, the Escrow Agent shall cause a sufficient amount of the Permitted Investments to be converted into cash.
          (d) The Acquiror is intended to be, and shall be treated as, the owner for income tax purposes of the Escrow Funds (and any other corpus and income held in the Escrow Account) and of all of the items of income, deductions and credits attributable to the Escrow Funds (and attributable to all of such other corpus and interest). The provisions of this Escrow Agreement shall be construed and interpreted accordingly, and all parties hereto shall file tax returns and statements consistent with such treatment, it being understood that the Escrow Agent shall not be responsible for any tax reporting responsibilities of the Former Stakeholders, the Stockholders’ Representative or the Acquiror.
     6. Agreement with Escrow Agent. This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In furtherance and not in limitation of the foregoing:

5

          (a) the Escrow Agent shall be fully protected and shall incur no liability (other than as a result of the Escrow Agent’s gross negligence, material breach of the Escrow Agreement or willful misconduct), in relying upon and acting upon any written certification, notice, instruction, direction, request, waiver, consent, receipt, communication, paper or other document that the Escrow Agent believes to be genuine and duly executed and delivered in accordance with this Escrow Agreement;
          (b) the Escrow Agent shall not be liable for any error of judgment, or for any action taken, suffered or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Escrow Agreement, (x) the Escrow Agent shall be liable or responsible for its willful misconduct, gross negligence or material breach of this Escrow Agreement; and (y) in no event shall the Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever to any person (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage;
          (c) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Escrow Agreement or any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written advice of such counsel;
          (d) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to paragraph (c) of this Section 6, in good faith be uncertain as to its duties or rights hereunder or reasonably believe any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, it shall be entitled to refrain from taking any action to which such ambiguity or uncertainty relates and shall be fully protected and shall not be liable in any way to the Former Stakeholders, the Acquiror or the Stockholders’ Representative for refraining from taking such action, and its sole obligation, in addition to those of its duties hereunder as to which there is no such ambiguity or uncertainty and which are not impacted by such ambiguity or uncertainty, shall be to keep safe all property held in the Escrow Funds until it shall be directed otherwise in writing by the Acquiror and the Stockholders’ Representative or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within 180 calendar days after requesting the same, it shall have the right to interplead the Acquiror and the Stockholders’ Representative in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;
          (e) nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business in any jurisdiction other than the State of Tennessee and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto; and

6

          (f) the Escrow Agent does not have and will not have any interest in the Escrow Funds but is serving only as escrow holder and has only possession thereof.
     7. Fees and Expenses; Indemnity.
          (a) The fees of the Escrow Agent as described on Annex E and the reasonable costs and expenses actually incurred by the Escrow Agent for its services in respect of the Escrow Funds hereunder (collectively, the “Escrow Agent Fees and Expenses”) shall be paid fifty percent (50%) out of the Escrow Funds and fifty percent (50%) by Acquiror. The Escrow Agent Fees and Expenses shall be deducted fifty percent (50%) from the Escrow Funds and fifty percent (50%) paid by Acquiror fifteen (15) Business Days following delivery of an invoice therefore to the Acquiror and the Stockholders’ Representative unless the Acquiror or the Stockholders’ Representative objects in writing to the Escrow Agent Fees and Expenses within such fifteen (15) Business Day period.
          (b) The Stockholders’ Representative (solely on behalf of the Former Stakeholders and in its capacity as the Stockholders’ Representative, not in its individual capacity) and the Acquiror, jointly and severally, hereby agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability or reasonable expense (including reasonable attorneys’ fees and expenses) actually incurred by the Escrow Agent, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself from any claim or liability; provided, however, that the Escrow Agent shall not be entitled to indemnification hereunder for losses, liabilities and expenses which arise out of the willful misconduct, gross negligence or material breach of this Escrow Agreement by the Escrow Agent. The Stockholders’ Representative and the Acquiror agree that any payments made to the Escrow Agent under the indemnification obligation in the immediately preceding sentence, whether made by the Stockholders’ Representative (solely on behalf of the Former Stakeholders and in its capacity as the Stockholders’ Representative, not in its individual capacity), on the one hand, or the Acquiror, on the other hand, or both, are to be borne in equal amounts by the Stockholders’ Representative (solely on behalf of the Former Stakeholders and in its capacity as the Stockholders’ Representative, not in its individual capacity), on the one hand, or the Acquiror, on the other hand, and hereby grant to each other a right of contribution to effect the same. Notwithstanding the foregoing, nothing in this Escrow Agreement shall derogate from the indemnification rights or obligations of any party to the Merger Agreement. The agreements contained in the three immediately preceding sentences shall survive despite any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.
     8. Resignation and Removal of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as the Escrow Agent hereunder by giving at least thirty (30) days’ written notice to the Stockholders’ Representative and the Acquiror; provided, however, that the Escrow Agent’s resignation shall not be effective unless and until a successor Escrow Agent is appointed and the Escrow Agent delivers the Escrow Funds to such successor. Upon such resignation, the resigning Escrow Agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as Escrow Agent hereunder except for liability arising in connection with its gross negligence, material breach of the Escrow Agreement or willful misconduct. Upon their receipt of notice of resignation from the Escrow

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Agent, the Stockholders’ Representative and the Acquiror shall use reasonable efforts to designate a successor Escrow Agent. In the event the Stockholders’ Representative and the Acquiror do not agree upon a successor Escrow Agent within thirty (30) days after the receipt of such notice, the Escrow Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent located within the territorial United States and with capital and surplus comparable to the capital and surplus of the Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual written agreement, the Stockholders’ Representative and the Acquiror shall have the right to terminate their appointment of the Escrow Agent, or successor Escrow Agent, as Escrow Agent. The Escrow Agent or successor Escrow Agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.
     9. Miscellaneous.
          (a) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, on the date of delivery set forth in the proof of delivery applicable to such mailing, as follows:
if to the Escrow Agent:
Regions Bank
315 Deaderick Street, 4th Floor
Nashville, TN 3738
Attention: Caroline Oakes
Facsimile: (615) 770-4350
if to the Stockholders’ Representative:
Brazos GP Partners, LLC
100 Crescent Court, Suite 1777
Dallas, TX 75201
Attention: Jeff S. Fronterhouse
Telephone: (214) 756-6500
Facsimile: (214) 756-6505
with a copy to:
Harvey M. Eisenberg
O’Melveny & Myers, LLP
Times Square Tower
7 Times Square
New York, New York 10036
Telephone: (212) 408-2416
Facsimile: (212) 326-2061

8

Acquiror:
AmSurg Corp.
20 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
Attention: Christopher A. Holden
Facsimile: (615) 665-3600
with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention: J. James Jenkins, Jr.
Facsimile: (615) 742-2736
or at such other address for a party as shall be specified by like notice.
          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.
          (c) Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns.
          (d) Further Assurances. The Stockholders’ Representative and the Acquiror will cooperate with the Escrow Agent and deliver to the Escrow Agent such additional information and documents as the Escrow Agent shall reasonably request in the performance of its obligations hereunder.
          (e) Entire Agreement. This Escrow Agreement and the schedules, annexes and documents attached hereto or delivered pursuant to this Escrow Agreement and the Merger Agreement and the schedules, annexes and documents attached thereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior understandings, negotiations, agreements and undertakings among the parties, oral and written with respect to the subject matter. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.
          (f) Amendment. No amendment of this Escrow Agreement shall be effective unless in writing and signed by all of the parties hereto.
          (g) Severability. Any provision of this Escrow Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Escrow Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9

          (h) Headings. The headings used in this Escrow Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          (i) Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.
[SIGNATURE PAGE FOLLOWS]

10

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement, by their duly authorized officers, on and as of the date and year first above written.

REGIONS BANK

By:
Name: Caroline Oakes
Title: Senior Vice President

AMSURG CORP.

By:
Name: Christopher A. Holden
Title: Chief Executive Officer

BRAZOS GP PARTNERS, LLC, solely in its capacity as
the Stockholders’ Representative

By:
Name:
Title:

11

ANNEX A
WORKING CAPITAL JOINT CERTIFICATE
     In reference to the Escrow Agreement, dated as of ___________, 2011 (“Escrow Agreement”; terms defined in the Escrow Agreement have the same meanings when used herein), by and among AmSurg Corp. (“Acquiror”), a Tennessee corporation, Brazos GP Partners, LLC, solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”), and Regions Bank, as escrow agent (the “Escrow Agent” or “you”), the Acquiror and the Stockholders’ Representative hereby instruct you to pay to [the Acquiror an amount equal to [__________________ DOLLARS ($___________)]/the Former Stakeholders an amount equal to [__________________ DOLLARS ($___________)] by wire transfer of immediately available funds in accordance with the wiring instructions below within five (5) Business Days of your receipt of this Working Capital Joint Certificate.
     Wiring Instructions:
     [to be inserted]

AMSURG CORP.

By:
Name:
Title:

Dated: _____________, ____

BRAZOS GP PARTNERS, LLC, solely in its capacity as the Stockholders’ Representative

By:
Name:
Title:

Dated: _____________, ____

12

ANNEX B
JOINT CERTIFICATE
     In reference to the Escrow Agreement, dated as of ___________, 2011 (“Escrow Agreement”; terms defined in the Escrow Agreement have the same meanings when used herein), by and among Amsurg Corp. (“Acquiror”), a Tennessee corporation, Brazos GP Partners, LLC, solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”), and Regions Bank, as escrow agent (the “Escrow Agent” or “you”), the Acquiror and the Stockholders’ Representative hereby instruct you to pay to [the Acquiror an amount equal to [__________________ DOLLARS ($___________)]/the Former Stakeholders an amount equal to [__________________ DOLLARS ($___________)] by wire transfer of immediately available funds in accordance with the wiring instructions below within five (5) Business Days of your receipt of this Joint Certificate.
     Wiring Instructions:
     [to be inserted]

AMSURG CORP.

By:
Name:
Title:

Dated: _____________, ____

BRAZOS GP PARTNERS, LLC, solely in its capacity as the Stockholders’ Representative

By:
Name:
Title:

Dated: _____________, ____

13

ANNEX C
JUDGMENT CERTIFICATE
     In reference to the Escrow Agreement, dated as of __________ __, 2011 (“Escrow Agreement”; terms defined in the Escrow Agreement have the same meanings when used herein), by and among AmSurg Corp. (“Acquiror”), a Tennessee corporation, Brazos GP Partners, LLC, solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”), and Regions Bank, as escrow agent (the “Escrow Agent” or “you”), the undersigned hereby certifies to you and [the Acquiror/Stockholders’ Representative] that:
1.	attached is a [Judgment ordering payment to the Acquiror/Stockholders’ Representative] and you are instructed to follow the instructions contained therein; and

2.	[The Acquiror/Stockholders’ Representative] is delivering a copy of this Judgment Certificate simultaneously to [the Stockholders’ Representative/Acquiror].
     Wiring instructions:
     [to be inserted]

[STOCKHOLDERS’ REPRESENTATIVE/ACQUIROR]
By:
Name:
Title:
Dated: _____________, ____

14

ANNEX D
AUTOMATIC MONEY MARKET INVESTMENTS
INVESTMENT AUTHORIZATION LETTER
REGIONS BANK
MONEY MARKET ACCOUNT AUTHORIZATION FORM
DESCRIPTION AND TERMS

15

ANNEX E
ESCROW AGENT FEES

16

Exhibit C
Form of Amendment to Subordinated Note
          AMENDMENT TO SUBORDINATED NOTE (this “Amendment”), dated as of [__], 2011 (the “Effective Date”), by and between NATIONAL SURGICAL CARE, INC., a Delaware corporation (the “Company”) and the undersigned holder (“Holder”) of that certain Subordinated Note, dated as of [_________] , made by the Company (the “Note”).
          WHEREAS, the Company has outstanding certain subordinated promissory notes (each a “Note” and collectively, the “Notes”) in the aggregate principal amount of [$__________], which Notes were issued pursuant to that certain Purchase Agreement, dated as of [______] (the “Purchase Agreement”) by and among [_________], LLC, a wholly owned subsidiary of the Company and certain other parties thereto;
          WHEREAS, all of the Notes issued pursuant to the Purchase Agreement are collectively referred to as the “Note Series”;
          WHEREAS, the Notes comprising the Note Series may be amended, subject to certain additional terms of the Notes, if the Company obtains the written consent thereto from the holders of at least 66-2/3% of the aggregate unpaid principal amount of the Note Series at the time outstanding;
          WHEREAS, the undersigned holders of Notes (the “Holders”) collectively hold Notes representing at least 66-2/3% of the aggregate unpaid principal amount of the Note Series outstanding as of the Effective Date; and
          WHEREAS, the Company and such Holders desire to amend the Note as more fully set forth herein.
          NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Defined Terms. All capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to them in the Notes.
     Section 2. Amendment to Note. Section 3 of the Notes (“Section 3”) and Section 7.2 of the Notes (“Section 7.2”) are hereby deleted in their entirety and replaced with the phrase “Intentionally omitted.”, and from and after the Effective Date, the provisions of Section 3 and Section 7.2 shall be null and void and of no further force and effect. For the avoidance of doubt, from and after the Effective Date, any and all references in the Notes to Section 3 and/or Section 7.2, and to any issuances of Common Stock in accordance with Section 3 or circumstances resulting therefrom (including, without limitation, references thereto in Sections 1.2, 2.2, 2.4, 7.1(a), 7.3, 7.5, 8(a), 8(d)(iii) and 9.5 of the Notes) shall be disregarded for all purposes.
     Section 3. Effectiveness. This Amendment will become effective immediately upon the closing of the transactions contemplated by that certain Merger Agreement, dated as of April 7, 2011, by and among the Company, AmSurg Corp., AmSurg Merger Corporation and Brazos GP Partners, LLC as the Stockholders’ Representative.

     Section 4. References to the Note. From and after the Effective Date, all references in the Notes to the Notes will be deemed to be references to the Notes after giving effect to this Amendment.
     Section 5. No Other Amendments. Except as expressly set forth herein, the Notes remain in full force and effect in accordance with their terms and nothing contained herein will be deemed (a) to be a waiver, amendment, modification or other change of any term, condition or provision of any Note or any other document (or a consent to any such waiver, amendment, modification or other change), (b) to be a consent to any transaction or (c) to prejudice any right or rights which the Company or Holder may have under any Note and/or any other document.
     Section 6. Further Assurances. The parties hereto agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as may be reasonably requested in connection with the administration and enforcement of this Amendment and to permit the exercise thereof in compliance with any applicable law.
     Section 7. Headings. The headings of the Sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
     Section 8. Governing Law; Consent to Jurisdiction and Venue. The provisions of this Amendment shall in all respects by construed according to, and the rights and liabilities of the parties hereto shall in all respects be governed by, the laws of the State of Delaware. This Amendment shall be deemed a contract made under the laws of the State of Delaware and the validity of this Amendment (and the Notes, as amended by this Amendment) shall be determined under the laws of such State.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:

NATIONAL SURGICAL CARE, INC.

By:
Name:
Title:

HOLDERS

[_________]

Exhibit D
Form of Certificate of Merger
CERTIFICATE OF MERGER
OF
AMSURG MERGER CORPORATION
(a Delaware Corporation)
with and into
NATIONAL SURGICAL CARE, INC.
(a Delaware Corporation)
     Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned hereby submit this Certificate of Merger and state as follows:
     1. The name of the merging corporation is AmSurg Merger Corporation, a Delaware corporation (the “Merging Corporation”).
     2. The name of the surviving corporation is National Surgical Care, Inc., a Delaware corporation (the “Surviving Corporation”).
     3. A Merger Agreement has been adopted, approved, certified, executed and acknowledged by the Merging Corporation and by the Surviving Corporation in accordance with Section 251 of the DGCL, including by the stockholders of the Merging Corporation and the Surviving Corporation by written consent in accordance with Section 228 of the DGCL.
     4. At the Effective Time (as defined below), the Merging Corporation will be merged with and into the Surviving Corporation (the “Merger”) in accordance with the DGCL, whereupon the separate existence of the Merging Corporation will cease, and the Surviving Corporation will continue to exist under and be governed by the DGCL.
     5. The Merger Agreement is on file at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee, 37215, which, in accordance with Section 251 of the DGCL, is the office of the Surviving Corporation.
     6. The Merger and this Certificate of Merger shall be effective at [__:__ .m., _______ Time], on [_________ __], 2011 (the “Effective Time”).
     7. As of the Effective Time of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as set forth on Exhibit A attached hereto and incorporated by reference as if fully set forth herein.
     8. A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to the former stockholders of the Merging Corporation or to the stockholders of the Surviving Corporation.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has caused this certificate to be signed by an authorized officer as of April [__], 2011.

NATIONAL SURGICAL CARE, INC., a Delaware corporation
By:
Name:
Title:

AMSURG MERGER CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit A
Amended and Restated Certificate of Incorporation
[See Attached]